UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK

REPURCHASE SAVINGS AND SIMILAR PLANS

PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2005.

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission File Number 1-13699

RAYTHEON SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

RAYTHEON COMPANY

(Name of issuer of the securities held pursuant to the plan)

870 WINTER STREET, WALTHAM, MASSACHUSETTS 02451

(Address of issuer’s principal executive offices)

Page(s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4–14

Supplemental Schedule*

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	15–55

*	Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

The Raytheon Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Raytheon Savings and Investment Plan (the “Plan”) at December 31, 2005 and December 31, 2004, and the changes in net assets available for benefits for the year ended December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 28, 2006

Raytheon Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2005 and 2004

	2005	2004
Assets
Investments
At contract value (Notes 2 and 5)
Investment contracts	$1,901,251,733	$1,837,046,168
At fair value (Note 2)
Registered investment companies	4,568,198,273	4,106,186,815
Common collective trusts	746,511,396	731,844,749
Raytheon Company common stock	1,785,010,996	1,862,672,510
Common stock	62,909,830	49,701,812
Other investments	249,131,058	145,047,782
Participant loans	221,634,119	212,180,340

Total investments	9,534,647,405	8,944,680,176

Cash and cash equivalents	52,959,281	50,901,500
Receivables
Employer contributions	509,959	13,163,714
Accrued investment income and other receivables	17,401,294	11,001,091

Total receivables	17,911,253	24,164,805

Total assets	9,605,517,939	9,019,746,481
Liabilities
Payables for securities purchased	3,308,819	2,587,811
Accrued expenses	218,815	105,793
Other payables	4,799,465	505,480

Total liabilities	8,327,099	3,199,084

Commitments and contingencies (Note 11)
Net assets available for benefits	$9,597,190,840	$9,016,547,397

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2005

2005
Additions to net assets attributable to
Net appreciation of investments (Notes 2 and 3)	$211,872,804
Interest and dividends (Notes 2 and 5)	365,057,532

576,930,336
Contributions and deferrals
Employee deferrals	533,704,029
Employers contributions	197,514,539

731,218,568

Total additions	1,308,148,904

Deductions from net assets attributable to
Distributions to participants	726,993,632
Administrative expenses	511,829

Total deductions	727,505,461

Increase in net assets	580,643,443
Net assets, beginning of year	9,016,547,397

Net assets, end of year	$9,597,190,840

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Notes to Financial Statements

1.	Description of Plan

General

The following description of the Raytheon Savings and Investment Plan (the “Plan”) provides only general information. Participants should refer to the plan document for a complete description of the Plan’s provisions.

The Plan is a defined contribution plan covering the majority of employees of Raytheon Company (the “Company”). Most employees are immediately eligible to enroll in the Plan on the first day of service. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short-term and long-term investment objectives. From January 1, 2000 until December 31, 2001, the entire Plan was an employee stock ownership plan (ESOP) that included a qualified cash or deferred arrangement under the Internal Revenue Code (the “Code”). Effective January 1, 2002, the portion of the Plan that is invested in Raytheon Company stock is an ESOP that includes a cash or deferred arrangement, and the remaining portion of the Plan is a profit-sharing plan that includes a cash or deferred arrangement. The ESOP is intended to be an employee stock ownership arrangement in compliance with all of the related requirements for a qualified stock bonus plan as defined in the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Plan’s investments are principally held in the Raytheon Savings and Investment Plan Trust (the “Trust”).

Contributions and Deferrals

Employees may contribute up to 50% of their compensation to the Plan. Employee contributions, including rollovers, are invested based on participant elections. For 2005, the annual employee pre-tax elective deferral contributions for a participant cannot exceed $14,000, except for catch-up contributions. Participants also may make after-tax contributions, but total employee (pre-tax and after-tax) contributions and employer contributions may not exceed $42,000 for the 2005 plan year. A participant who is eligible to make elective pre-tax contributions and is at least age 50 by the end of 2005 may make pre-tax catch-up contributions up to $4,000. The limits on pre-tax elective deferral contributions and on catch-up contributions will each increase at a rate of $1,000 per year through 2006.

For most employees, the Company matches 100% of the first 4% of compensation that a participant contributes to the Plan each pay period. Matching Company contributions made before January 1, 2005, were invested in the Raytheon Common Stock Fund and were required to be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made or January 1 of the year the employee turns age 55, if earlier. For most participants, matching Company contributions made after December 31, 2004, are made in cash and are invested based on the investment allocation for employee contributions.

Before January 1, 2005, the Company also made an ESOP contribution equal to one-half of one percent of the participant’s compensation up to $205,000. The Company ceased to make that contribution for most participants effective December 31, 2004. The portion of the Plan consisting of ESOP contributions and earnings provides for investment primarily in the Raytheon Common Stock Fund; however, as required by the Code, the Plan permits limited diversification among other investment options, after a participant attains age 55 and completes 10 years of plan participation (including participation in the prior ESOP plans).

Raytheon Savings and Investment Plan

Notes to Financial Statements

Participants may invest contributions in increments of 1% in any combination of investment alternatives available, subject to percentage limitations applicable to some funds. The investment objectives range from investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying investments include cash and equivalents, investment contracts, registered investment companies, common collective trusts, common stock, Raytheon Company common stock, bonds and other investments.

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings. Plan earnings are allocated based on account balances by investment option. Expenses payable by the Plan are charged to Participant accounts.

Participants are not permitted to make a direct exchange from the Fixed Income Fund to the Fidelity Retirement Money Market Portfolio because they are competing funds. All money has to be exchanged to a noncompeting fund for at least 90 days before being exchanged into the Fidelity Retirement Money Market Portfolio.

Vesting

With the exception of certain union groups, all employee and employer contributions including ESOP contributions and earnings thereon are immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999. Forfeitures of the nonvested portions of terminated participants’ accounts are available to reduce Company contributions. At December 31, 2005 and 2004, unallocated plan forfeitures were $6,077,131 and $5,628,284, respectively. During 2005, the total amount of forfeitures was $444,498.

Distributions to Participants

A participant may make certain in-service withdrawals, including all or a portion of participant after-tax contributions and related earnings at any time and all or a portion of participant pre-tax contributions, employer contributions and related earnings upon attainment of age 59  1/2. For reasons of financial hardship, a participant may withdraw all or a portion of participant pre-tax contributions and related earnings subject to a reduction in the maximum participant pre-tax contribution rate for the next six months. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $1,000 ($5,000 before March 28, 2005), and the participant elects to defer distribution. Otherwise, a terminated participant may defer the distribution until April 1 of the year following the year in which the participant reaches age 70 1/2.

Effective August 1, 2000, participants who have investments in the Raytheon Common Stock Fund may elect to reinvest dividends within the Plan or receive dividends in cash. Any dividends received in cash by participants will be subject to taxes in the year of receipt. In 2005, the Company’s Board of Directors declared dividends of $0.88 per share. Of the $40,709,847 in dividends paid to the Plan, approximately $1,814,229 was received in cash by participants who elected the cash payment option.

Raytheon Savings and Investment Plan

Notes to Financial Statements

Loans to Participants

A participant may borrow a portion of the balance in the participant’s account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant’s account balance or $50,000. The minimum loan is $500. Loans are secured by the balance in the participant’s account and bear interest equal to the prime rate published in The Wall Street Journal on the first business day of the calendar quarter in which the loan is made. Loans must be repaid over a period of up to five years by means of payroll deductions, except that if the loan is used to acquire a dwelling which is to be used as a principal residence of the participant, the repayment period may extend to up to 15 years. Loan payments and interest payments are credited to the borrower’s account in the investment fund or funds according to the participant’s current investment election. Loans are valued at principal outstanding. As of December 31, 2005, the interest rates on the outstanding loans ranged from 4.00% to 10.33%.

Administrative Expenses

Substantially all expenses of administering the Plan, such as legal and other administration fees, are charged to participant accounts, usually allocated evenly among all accounts based on the number of participants. Administrative expenses not paid by the Plan may be paid by the Company.

2.	Summary of Significant Accounting Policies

The accompanying financial statements are prepared on the accrual basis of accounting.

Plan investments are stated at fair value except the Plan’s benefit-responsive investment contracts which are included in the financial statements at their contract value, defined as net employee contributions plus earnings, less participant withdrawals and administrative expenses. Investments in registered investment companies and common collective trusts are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Investments in fixed income securities (U.S. government, domestic bonds) are valued by a pricing service based upon market transactions at fair value as determined in good faith by the trustee of the Trust. Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value. Investments denominated in foreign currencies are translated into U.S. dollars using the last reported exchange rate.

Security transactions are recorded on the trade date. Payables for outstanding purchases represent trades which have occurred but have not yet settled and are recorded on the statement of net assets available for benefits.

The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

Distributions are recorded when paid.

Raytheon Savings and Investment Plan

Notes to Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles, requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from the estimates included in the financial statements.

The Plan provides for various investment options in any combination of stocks, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

3.	Investments

The following presents investments that represent five percent or more of the Plan’s net assets:

	2005	2004
Raytheon Common Stock Fund**	$1,799,486,708	$1,881,301,235
Fidelity Equity Income Fund	891,433,526	913,449,216
S&P 500 Index Fund	717,441,314	709,817,728
State Street Bank and Trust GIC	575,518,026	555,996,973
Fidelity Magellan Fund	—	488,925,080
Fidelity Balanced	534,879,885	464,118,221
Chase Manhattan Bank GIC	475,302,254	459,252,992
AIG Financial Products Corp ACT GIC	475,301,011	459,251,821

**	Amount is made up of both participant and non-participant directed amounts.

During the year ended December 31, 2005 the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $211,872,804 as follows:

Registered investment companies	$93,545,590
Common collective trusts	39,840,511
Raytheon Company common stock	59,050,214
Other investments	19,436,489

$211,872,804

Raytheon Savings and Investment Plan

Notes to Financial Statements

4.	Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	2005	2004
Net Assets
Raytheon Company common stock	$803,898,707	$942,907,603
Cash and cash equivalents	7,311,855	10,462,336

	$811,210,562	$953,369,939

		2005
Changes in net assets
Contributions		$31,901,170
Dividends and interest		25,008,129
Net appreciation of investments		(2,313,651)
Distribution to participants		(56,319,241)
Administrative expenses		(118,656)
Net transfers to other investments		(140,317,128)

		$(142,159,377)

5.	Investment Contracts

The Plan invests in benefit-responsive synthetic guaranteed investment contracts (“GICs”) with financial institutions. The contracts are included in the financial statements at contract values, as reported to the Plan by the financial institutions. Contract value represents contributions made under the contracts, plus earnings, less participant withdrawals and administrative expenses. Income from GICs is reported net of administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value with limited restrictions related to the transfer of funds into a competing fund investment option. In determining that contract value approximates fair value, the Plan considers such factors as the benefit responsiveness of the investment contracts, the ability of the parties to the contracts to perform in accordance with the terms of the contracts and the likelihood of default by an issuer of an investment security.

Synthetic GICs represent individual assets placed in a trust, with ownership by the Plan, that also contain a third party issued benefit-responsive wrapper contract that guarantees that participant transactions are executed at contract value. Individual assets of the synthetic GICs are valued based on the policy in Note 2. The value of the wrapper is the difference between the fair value of the underlying assets and the contract value. At December 31, 2005, the value of the wrappers was $(673,653).

On December 29, 2005, The Financial Accounting Standards Board (FASB) released FASB Staff Position Nos. AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (FSP). The FSP clarifies the definition of fully benefit-responsive investment contracts for contracts held by defined contribution plans. The FSP also establishes enhanced financial statement presentation and disclosure requirements for defined contribution plans subject to the FSP effective for financial statements for issued for periods ending after December 15, 2006.

Raytheon Savings and Investment Plan

Notes to Financial Statements

Management intends to adopt the FSP in the Plan’s financial statements for the year ended December 31, 2006. The effect of the FSP on the Plan’s financial statements is expected to include enhanced financial statement presentation and disclosure requirements.

For example, benefit-responsive investment contracts and bank collective trusts that hold benefit-responsive investment contracts will be presented at fair value on the statement of net assets available for benefits and the amount representing the difference between fair value and contract value of the investment contracts or bank collective trusts shall be presented on the face of the statement of net assets available for benefits as a single amount, calculated as the sum of the amounts necessary to adjust the portion of net assets attributable to each fully benefit-responsive investment contract from fair value to contract value. The statement of changes in net assets available for benefits shall be prepared on a basis that reflects income credited to participants in the Plan and net appreciation or depreciation in the fair value of only those investment contracts that are not deemed to be fully benefit-responsive.

In addition, the following will be required to be disclosed:

•	A description of the nature of the benefit-responsive investment contracts, how they operate, and the methodology for calculating the interest crediting rate.

•	The average yield earned by the Plan for all fully benefit-responsive investment contracts for the year.

•	The average yield earned by the Plan for all fully benefit-repsonsive investment contracts with an adjustment to reflect the actual interest rate credited to participants in the Plan for the year.

•	A description of the events that limit the ability of the Plan to transact at contract value with the issuer.

•	A description of the events and circumstances that would allow issuers to terminate fully benefit-responsive investment contracts with the Plan and settle at an amount different from contract value.

Raytheon Savings and Investment Plan

Notes to Financial Statements

The crediting interest rates are adjusted quarterly to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The average yield and crediting interest rates were as follows:

	Average Yield	Crediting Interest Rate
For the year ended December 31, 2005
Chase Manhattan Bank (429666)	5.04%	5.12%
State Street Bank and Trust (99054)	5.04%	5.13%
AIG Financial Products Corp (541687)	5.04%	5.12%
UBS Warburg (3088)	5.04%	5.11%

For the year ended December 31, 2004
Chase Manhattan Bank (429666)	4.86%	5.00%
State Street Bank and Trust (99054)	4.88%	5.01%
AIG Financial Products Corp (541687)	4.86%	5.00%
UBS Warburg (3088)	4.85%	4.99%

6.	Future Contracts

A future contract is a contractual agreement to make or take delivery of a standardized quantity of a specified grade or type of commodity or financial instrument at a specified future date in accordance with terms specified by a regulated future exchange.

As described in Note 5, the synthetic GICs represent individual assets placed in a trust, with ownership by the Plan. As of December 31, 2005 and 2004, the synthetic GICs contained future contracts. The Plan uses fixed income future contracts to manage exposure to the market. Buying futures tends to increase the Plan’s exposure to the underlying instrument. Selling futures tends to decrease the Plan’s exposure to the underlying instrument held, or hedge the fair value of other fund investments. The Plan does not employ leverage in its use of futures, thus cash balances are maintained at a level at least equal to the contract value of the futures.

Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a future contract, the Plan is required to deposit either in cash or securities an amount equal to a certain percentage of the nominal value of the contract (“initial margin”). Pursuant to the future contract, the Plan agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the future contract. Such receipts or payments are known as “variation margin” which are settled daily and are included in the realized gains (losses) on future contracts. In addition, the Plan pledges collateral, generally U.S. government bonds, for open fixed income future positions.

Future contracts involve, to varying degrees, credit and market risks. The Plan enters into future contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the future contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instrument or if there is an illiquid secondary market for the contracts. In addition, there is the risk that there may not be an exact correlation between a future contract and the underlying index or security.

Raytheon Savings and Investment Plan

Notes to Financial Statements

A summary of the open fixed income futures as of December 31, 2005 and 2004 is presented below:

	Long Contracts				Short Contracts
	2005		2004		2005		2004
	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value
US Treasury Bond Future Mar 2006					86	$9,820,125
90-day Eurodollar Future Exp Mar 2006	323	$76,894,188
90-day Eurodollar Future Exp Mar 2007	130	30,956,250
90-day Eurodollar Future Exp Mar 2008	86	20,479,825
90-day Eurodollar Future Exp Jun 2006	90	21,409,875
90-day Eurodollar Future Exp Jun 2007	130	30,961,125
90-day Eurodollar Future Exp Jun 2008	86	20,475,525
90-day Eurodollar Future Exp Sep 2006	197	46,866,300
90-day Eurodollar Future Exp Sep 2007	11	2,619,788
90-day Eurodollar Future Exp Sep 2008	86	20,470,150
90-day Eurodollar Future Exp Dec 2006	119	28,323,488
90-day Eurodollar Future Exp Dec 2007	86	20,479,825
90-day Eurodollar Future Exp Mar 2005			624	$150,927,113
US Treasury Bond Future 2005							378	$42,525,000
US 20 Yr Treasury Note Future Exp Mar 2005							20	2,250,000
US 10 Yr Treasury Note Future Exp Mar 2005			1,151	128,840,063			2	328
US 10 Yr Treasury Note Future Exp Mar 2006	119	13,019,344			26	5,281
US 5 Yr Treasury Note Future Exp Mar 2005			5	547,656			109	11,938,906
US 5 Yr Treasury Note Future Exp Mar 2006					147	15,632,531
US 2 Yr Treasury Note Future Exp Mar 2005			103	21,588,156
US 2 Yr Treasury Note Future Exp Mar 2006	477	97,874,438
BOBL Eurodollar Future Exp Mar 2006					39	5,213,069
US 20 Yr Treasury Note Future Exp Mar 2006					7	799,313

	1,940	$430,830,121	1,883	$301,902,988	305	$31,470,319	509	$56,714,234

7.	Swaps

The Plan may invest in interest rate swap contracts. The Plan uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash, at which time both the value of the index or security and the specified interest rate are reset for the next settlement period. During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Plan in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through the valuation date. Changes in the value of the swap contract are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses.

The Plan also invests in credit default swaps. Credit default swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to provide a level of credit protection for a commitment to receive interest at a fixed rate based on the potential risk of default of the relevant underlying issuer. Providing credit protection to a counterparty tends to increase a Plan’s exposure to the underlying instrument. Receiving credit protection from a counterparty tends to decrease a Plan’s exposure to the underlying instrument held by a Plan, or hedge the fair value of other Plan investments. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash. During the period that the credit default swap contract is open, the contract is marked-to-market in accordance with the terms of the contract based on the current interest rate spreads and credit risk of the referenced obligation of the underlying issuer and interest accrual through valuation date. Changes in the value of the credit default swap are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses.

Raytheon Savings and Investment Plan

Notes to Financial Statements

Entering into a swap contract involves, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts reported in the Statement of Net Assets Available for Benefits. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Plan enters into swap contracts with counterparties whose creditworthiness has been approved by the trustee of the Trust. The Plan bears the market risk arising from any change in index or security values or interest rates.

At December 31, 2005, the Plan had the following swap contracts outstanding:

Interest Rate Swaps

Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount ($)	Unrealized Gain/Loss ($)
Blackrock	Counterparty	4.55%	Plan	3-Month LIBOR	Semi-annual	9/29/2005	10/3/2010	1,600,000	(20,160)
Blackrock	Counterparty	6.65%	Plan	3-Month LIBOR	Semi-annual	12/23/2005	12/23/2015	1,450,000	6,130
Blackrock	Counterparty	4.44%	Plan	3-Month LIBOR	Semi-annual	8/17/2005	8/17/2007	12,200,000	61,640
Blackrock	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	11/7/2005	11/7/2010	1,800,000	12,501
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2011	15,900,000	68,674
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2011	7,300,000	31,529
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/15/2006	12/15/2007	128,200,000	190,915
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2011	4,000,000	17,276
PIMCO	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2026	15,300,000	130,105
PIMCO	Counterparty	4.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2007	4,200,000	(35,645)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2008	15,400,000	38,468

Credit Default Swaps

Counterparty	Fund Receives/ Provides Credit Protection	In Exchange for Premium Payments of (per annum)	Premium Payment Frequency	Effective Date	Maturity Date	Notional Amount ($)	Issuer	Value ($)
PIMCO	Provides	2.10%	Semi-annual	3/21/2005	6/20/2010	1,000,000	Dow Jones CDX.EM. 3	38,849
PIMCO	Receives	1.48%	Semi-annual	10/8/2004	10/20/2014	2,000,000	United Mexican States	81,225
PIMCO	Receives	2.25%	Semi-annual	9/17/2005	9/20/2010	100,000	Republic of Turkey	(3,441)
PIMCO	Receives	2.20%	Semi-annual	9/21/2005	10/20/2010	100,000	Republic of Turkey	(3,191)
PIMCO	Provides	1.20%	Semi-annual	9/20/2005	9/20/2008	500,000	Republic of Colombia	4,304

8.	Plan Termination

Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. Upon termination of the Plan, all participants become fully vested in their accounts. In the event of plan termination, after payment of all expenses and proportional adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive all amounts then in his or her account.

9.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated July 8, 2003 that the design of the Plan meets the requirements for qualification under Code section 401(a), on which the tax exemption of the Trust under Code section 501(a) is based. The Plan has been amended since receiving the determination letter. The plan administrator and the Company’s benefits counsel believe that the current design and operation of the Plan are consistent with continued qualification of the Plan and exemption of the Trust.

Raytheon Savings and Investment Plan

Notes to Financial Statements

10.	Related Party Transactions

The trustee of the Trust is Fidelity Management Trust Company (the “Trustee”). Certain plan investments are shares of mutual funds managed by affiliates of the Trustee and therefore, these transactions in addition to participant loans qualify as party-in-interest transactions. In addition, Mellon Trust of New England, N.A. (the “Custodian”) serves as custodian for certain assets of the Plan. Certain plan investments are issued by this Custodian and therefore, these transactions qualify as party-in-interest transactions.

In accordance with the provisions of the Plan, the Trustee acts as the Plan’s agent for purchases and sales of shares of Raytheon Company common stock. Purchases amounted to $491,452,686 and sales amounted to $632,379,941 for the year ended December 31, 2005.

11.	Commitments and Contingencies

In May 2003, two purported class action lawsuits were filed on behalf of participants and beneficiaries in the Plan. The two class action complaints were brought pursuant to ERISA. Both lawsuits were substantially similar and were consolidated into a single action in September 2003. In April 2004, a Second Consolidated Amended Complaint was filed on behalf of participants and beneficiaries in the Plan since October 7, 1998. The Second Consolidated Complaint alleges that the Company, its Pension and Investment Group and its Investment Committee breached ERISA fiduciary duties by failing to (1) prudently and loyally manage plan assets, (2) monitor the Pension and Investment Group and the Investment Committee and provide them with accurate information, (3) provide complete and accurate information to plan participants and beneficiaries, and (4) avoid conflicts of interest. In October 2004, the Company filed a motion to dismiss. In September 2005, after a hearing on the Company’s Motion to Dismiss, the District Court issued an order scheduling a trial on the Company’s statute of limitations defense for June 2006. In mediation with a federal Magistrate in May 2006, the parties reached a tentative settlement. On June 23, 2006, a proposed settlement agreement was presented to the District Court for approval. If approved by the District Court, the settlement agreement would require the Company to pay $5.5 million, with part of that amount payable directly to the Plan, part payable directly to certain participants and beneficiaries, and part payable for expenses. The Company would also pay plaintiffs’ attorney fees in an amount to be determined by a federal Magistrate within a range prescribed by the settlement agreement. Under the proposed settlement, the class for purposes of settlement would consist of any person who was a participant or beneficiary at any time between October 7, 1998, and April 30, 2006, and whose Plan accounts included investments in the Raytheon Common Stock Fund. The District Court has stayed any proceedings in light of the proposed settlement.

In June 2006, the Plan, as a member of the plaintiff class, received proceeds from the settlement of a class action lawsuit filed in 1999 against the Company, certain Company officers and directors, and the Company’s independent auditor, PricewaterhouseCoopers LLP. The Complaint alleged that the Company and certain officers and directors made material misrepresentations and omissions regarding certain business transactions. The plaintiff class includes all persons who, with certain exceptions, purchased the Company’s Class A or Class B common stock between October 7, 1998, and October 12, 1999. In accordance with a Stipulation and Settlement Agreement executed by the parties and a Distribution Order of the District Court, in June 2006 the Company paid the class members $210 million in cash and issued 5-year warrants to purchase Raytheon common stock with a strike price of $37.50 per share with a stipulated value upon issuance of $200 million as calculated using the methodologies and criteria set forth in the Agreement. In addition, PricewaterhouseCoopers LLP paid the class members $50 million in cash. In June 2006, the Plan received approximately $25,623,164 in cash and 254,602 warrants in accordance with the Distribution Order. The cash component of settlement proceeds included amounts paid, in accordance with the Distribution Order, in lieu of warrants to any claimant (including any Plan

Raytheon Savings and Investment Plan

Notes to Financial Statements

participant’s account) who would otherwise have received fewer than 100 warrants (with the exception of four class members that had objected to such cash payment in lieu of warrants). The settlement proceeds, net of expenses incurred in connection with the Plan’s claim and the handling of settlement proceeds, will be allocated among participants’ accounts in accordance with the Distribution Order. Cash proceeds from disposition of warrants will only be allocated to participants’ accounts after the Plan, upon direction of U.S. Trust Company, N.A. (“US Trust”), has disposed of all the warrants. In November 2004, the Company appointed US Trust as independent fiduciary responsible for representing the interests of the Plan in connection with the settlement and for managing the exercise or other disposition of any warrants received by the Plan in the settlement. The Company obtained an individual prohibited transaction exemption from the United States Department of Labor, effective February 13, 2006, with respect to the Plan’s holding and exercise or other disposition of the warrants that are issued to the Plan.

In January 2006 five individuals, who are currently on leave from the Company while serving as business representatives of Electronic and Space Technicians Union Local 1553, sued the Company. The Complaint alleges that the termination of plaintiffs’ ability to make contributions to, and receive matching contributions under, the Plan as of December 31, 2005 violated ERISA. Plaintiffs have filed two amended complaints (the first of which added the Plan as a defendant), most recently on June 5, 2006. In response to the Complaint and the Amended Complaints, the defendants have filed three Motions to Dismiss, most recently on June 22, 2006. At a hearing on the Second Motion to Dismiss in May 2006, the judge stated his intention to dismiss the suit, but gave the plaintiffs permission to file a Second Amended Complaint. Plaintiffs and defendants will have the opportunity to file additional briefs on the most recent Motion to Dismiss before the Motion to Dismiss comes before the judge again for action.

On April 12, 2006, the Company filed an application with the Internal Revenue Service to avail the Plan of the Voluntary Correction Procedure (“VCP”) within the Employee Plans Compliance Resolution System. The application seeks voluntary correction of the fact that until December 31, 2005, the Plan accepted contributions by or on behalf of, and made matching contributions for, individuals on leave from the Company while serving as union business representatives in situations the same as or similar to the situations involved in the lawsuit described in the preceding paragraph. In the VCP application, the Company proposed that cessation of these contributions constitutes adequate correction. Other than acknowledging receipt of the application, the IRS has not yet responded to the application.

12.	Subsequent Events

Effective July 1, 2006, all requirements that any participant accounts stay invested in the Raytheon Common Stock Fund will be eliminated, and there will be limits on participants’ contributions and transfers to the Raytheon Common Stock Fund.

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
AOL TIME WARNER INC	AOL TIME WARNER 6.875 5/0		1,484,950
AT&T WIRELESS SVCS INC	AT&T WIRELESS 7.875 3/01/		1,122,056
AT&T BROADBAND	AT&T BROADBAND 8.375 3/15		865,793
AEGON NV	AEGON NV GLBL 4.75 6/01/1		833,280
ALLIANCE CAPITAL MGMT LP	ALLIANCE CAPTL 5.625 8/15		587,420
ALTRIA GROUP 7	ALTRIA GROUP 7 11/04/13		465,053
AMERADA HESS 6.65 8/15/11	AMERADA HESS 6.65 8/15/11		349,229
AMERICA MOVIL SA DE CV	AMERICA MOVIL 4.125 3/1/0		330,480
AMERIPRISE FINL 5.35 11/1	AMERIPRISE FINL 5.35 11/1		563,837
ARCHSTONE SMITH TR 5.25 5	ARCHSTONE SMITH TR 5.25 5		428,984
ARCHSTONE SMITH 5.25 12/0	ARCHSTONE SMITH 5.25 12/0		1,210,468
ARDEN RLTY LTD PARTNERSHI	ARDEN REALTY 5.2 9/01/11		344,405
AXIS CAP HLDGS 5.75 12/01	AXIS CAP HLDGS 5.75 12/01		645,138
BAE SYS HDLG 4.75 8/ 144A	BAE SYS HDLG 4.75 8/ 144A		554,883
BRE PROPERTIES INC	BRE PROPERTIES 5.95 3/15/		857,265
BRE PROPERTIES 4.875 5/15	BRE PROPERTIES 4.875 5/15		508,195
BANKAMER GLBL 7.4 1/15/11	BANKAMER GLBL 7.4 1/15/11		804,113
BANK OF NEW YORK INC	BONY 3.4/3ML+148 3/15/13		967,144
BELLSOUTH CORP	BELLSOUTH GLBL 4.2 9/15/0		568,260
BELLSOUTH CORP	BELLSOUTH 5.2 9/15/14		566,964
BOSTON PPTY	BOSTON PPTY 6.25 1/15/13		1,216,899
BRANDYWIN RLTY	BRANDYWIN RLTY 4.5 11/01/		944,073
BRANDYWIN OPER 5.625 12/1	BRANDYWIN OPER 5.625 12/1		580,432
BRITISH TELECOMMUNICATION	BRITISH GBL 8.125/8.375 1		831,004
BSKYB FN PLC5.625 10 144B	BSKYB FN PLC5.625 10 144B		841,092
CAMDEN PROPERTY TRUST	CAMDEN PROPERTY 5.875 11/		561,202
CAMDEN PROPERTY TRUST	CAMDEN PROPERTY 4.375 1/1		415,933
CANADIAN OIL	CANADIAN OIL 4.8 8/1 144A		605,472
CAPITAL ONE FINL 4.8 2/21	CAPITAL ONE FINL 4.8 2/21		485,107
CAPITAL ONE FIN 5.5 6/01/	CAPITAL ONE FIN 5.5 6/01/		497,075
CARRAMERICA RLTY 5.5 12/1	CARRAMERICA RLTY 5.5 12/1		574,125
CARRAMERICA REALTY CORP	CARRAMERICA RLTY 3.625 4/		1,052,321
CLEVELAND ELEC	CLEVELAND ELEC 5.65 12/15		652,437
COLONIAL PROPS 4.75 2/1/1	COLONIAL PROPS 4.75 2/1/1		399,364
COOPER CAMERON	COOPER CAMERON 2.65 4/15/		502,769
CAF GLBL	CAF GLBL 6.875% 3/15/12		1,528,440
CODELCO	CODELCO 6.375 11/30/ 144A		897,953
COUNTRYWIDE MTN	COUNTRYWIDE MTN 4 3/22/11		592,791
COX COMM INC	COX COMM INC 6.75 3/15/11		731,996
COX COMMUNICATION	COX COMMUN 4.625 6/01/13		367,975
COX COMM 4.625% 1/15/10	COX COMM 4.625% 1/15/10		193,611
DEVELOPERS DIV	DEVELOPERS DIV 4.625 8/01		755,577
DEVELOPERS DIV	DEVELOPERS DIV 5% 5/03/10		399,034
DOMINION RESRCE	DOMINION RESRCE 6.25 6/30		988,666
DOMINION RESRCE	DOMINION RES 4.75 12/15/1		566,831
DUKE CAP	DUKE CAP 6.25 2/15/13		2,082,848
DUKE CAP	DUKE CAP 4.37 3/01/09		605,157
EOP OPER	EOP OPER 6.763% 6/15/07		255,196
EOP OPER	EOP OPER 4.65% 10/01/10		415,796

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
EOP OPER	EOP OPER 4.65% 10/01/10		726,683
EMPRESA NACL	EMPRESA NACL 6.75 11/15/1		446,831
ENCANA HLDGS	ENCANA HLDGS 5.8 5/1/14		901,645
ENTERPRISE	ENTERPRISE GLBL 4.625 10/		399,889
ENTERPRISE	ENTERPRISE GLBL 5.6 10/15		109,914
ENTERPRISE PROD	ENTERPRISE PROD 4.95 6/01		205,926
EQUITY RESIDENTIAL PROPERTY	EQUITY RESIDENTIAL PPTY 5.125 3/1		414,161
EXELON CORP	EXELON CORP 6.75% 5/01/11		372,617
EXELON CORP	EXELON CORP 4.9% 6/15/15		787,366
FBG FIN	FBG FIN 5.125 6/15/1 144A		447,540
FPL GROUP	FPL GROUP 3.25% 4/11/06		263,956
FIRSTENERGY	FIRSTENERGY 6.45 11/15/11		1,690,695
FORD MTR	FORD MTR CR GLB7.875 6/15		2,249,730
GE-CAP GLBL	GE-CAP GLBL 6 6/15/12 DT		2,843,616
GOLDMAN SACHS	GOLDMAN SACHS 6.6 1/15/12		805,642
GOLDMAN SACHS	GOLDMAN SACHS GLB 5.7 9/0		617,207
GOLDMAN SACHS	GOLDMAN SACHS 4.5 6/15/10		977,254
HEARST-ARGYLE	HEARST-ARGYLE 7% 11/15/07		514,141
HEINZ CO	HEINZ CO 6.428 12/01 144A		472,544
HERITAGE PPTY	HERITAGE PPTY 5.125 4/15/		1,927,818
HOUSEHOLD	HOUSEHOLD MTN 4.125 11/16		2,061,319
HOUSEHOLD INTL	HOUSEHOLD INTL 5.836 2/15		864,083
HUTCHISON	HUTCHISON WH 6.5 2/1 144D		227,671
HUTCHISON	HUTCHISON WH 6.25 1/ 144A		486,627
ILFC ECAP TR II	ILFC ECAP TR II 6.25 12/2		167,486
ISTAR FINL	ISTAR FINL 5.8 3/15/11		226,458
INDEPENDENCE COM	INDEPENDENCE COM3.5/VR 6/		134,799
INDEPENDENCE COM	INDEPENDENCE COM 3.75 4/1		723,204
INTL LEASE FIN	INTL LEASE FIN 4.375 11/0		728,564
INTL PAPER CO	INTL PAPER CO 4.25 1/15/0		310,568
JP MORGAN CS GLB	JP MORGAN CS GLB6.75 2/1/		1,858,319
JP MORGAN CHASE	JP MORGAN CHASE 5.75 1/02		515,642
KEY BK NA	KEY BK NA 7% 2/01/11		543,332
KINDER MORGAN	KINDER MORGAN 5.35 1 144		1,071,532
KINDER MORGAN	KINDER MORGAN 5.35 8/15/0		446,111
KINDER MORGAN	KINDER MORGAN 5.125 11/15		430,327
KOREA DEV BANK	KOREA DEV BANK 3.875 3/02		1,083,644
LEGG MASON	LEGG MASON 6.75 7/02/08		1,202,416
LEHMAN BRO	LEHMAN BRO 3ML+78 8/ 144A		501,249
LIBERTY MEDIA	LIBERTY MEDIA 8.25 2/01/3		293,957
LIBERTY MEDIA	LIBERTY MEDIA 5.7 5/15/13		522,200
LIBERTY PROP LP	LIBERTY PROP LP 5.125 3/2		203,218
MBNA CORP	MBNA CORP 7.5% 3/15/12		450,533
MARSH & MCLEN	MARSH & MCLEN 7.125 6/15/		465,775
MARSH MCLENNAN	MARSH MCLENNAN 5.15 9/15/		442,041
MAY DEPT STR GLBL	MAY DEPT STR GLBL 5.75 7/		866,611
MERRILL LYNCH	MERRILL LYNCH 4.25 2/8/10		821,952
MIDAMERICAN ENR	MIDAMERICAN ENR 5.875 10/		320,033
MONONGAHELA PWR	MONONGAHELA PWR 5 10/01/0		449,771
MORGAN STANLEY	MORGAN STANLEY 5.05 1/21/		1,140,337
NEWS AMER	NEWS AMER 6.625% 1/09/08		1,031,307
NEXEN INC	NEXEN INC 5.05% 11/20/13		428,759
NEXEN INC	NEXEN INC 5.2% 3/10/15		347,053

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
NORFOLKS	NORFOLKS 6% 4/30/08		101,893
NORTHROP GRUMM	NORTHROP GRUMM 4.079 11/1		496,138
PPL ENERGY SUPP	PPL ENERGY SUPP 5.7 10/15		847,022
PSEG FDG TR	PSEG FDG TR 5.381 11/16/0		951,450
PEMEX PROJ	PEMEX PROJ 5.75 12/1 144A		995,000
PEMEX PROJ	PEMEX PROJ 7.875% 2/01/09		534,750
PEMEX PROJ	PEMEX PROJ 7.375 12/15/14		1,666,500
PEMEX PROJ FD	PEMEX PROJ FD 6.125 8/15/		510,000
PENN MUTUAL	PENN MUTUAL 6.65% 6/15/34		838,227
PETRONAS CAP	PETRONAS CAP 7 5/22/ 144A		1,177,874
POST APT HOMES	POST APT HOMES 5.45 6/01/		515,273
PRIME PROP	PRIME PROP 6.25 5/15 144A		1,014,578
PRINCIPAL LIFE	PRINCIPAL LIFE 6.25 2/15/		743,555
PROGRESS ENERGY	PROGRESS ENERGY 7.1 3/01/		1,742,456
PRUDENTIAL FIN	PRUDENTIAL FIN 4.104 11/1		437,110
PUB SERV CO	PUB SERV CO 5.5% 4/01/14		654,184
RESIDENTIAL CAP	RESIDENTIAL CAP 6.375 6/3		492,816
ROYAL KPN NV YANK	ROYAL KPN NV YANK 8 10/01		823,687
SBC COMM GLBL	SBC COMM GLBL 5.875 2/01/		1,799,208
ST PAUL COS	ST PAUL COS 8.125 4/15/10		777,323
SCOTLAND INTL	SCOTLAND INTL 4.25 5 144S		1,195,181
SEALED AIR	SEALED AIR 6.95 5/15 144A		373,638
SIMON PPTY	SIMON PROPERTY 4.875 8/15		739,597
SIMON PROPERTY GR	SIMON PROPERTY GR 4.6 6/1		346,072
SIMON PROPERTY GR	SIMON PROPERTY GR 5.1 6/1		507,756
SPIEKER PPTYS	SPIEKER PPTYS LP 7.25 5/0		799,934
SPRINT CAP	SPRINT CAP 8.375 3/15/12		869,222
STATE ST	STATE ST 7.65 6/15/10		558,560
TALISMAN ENERGY	TALISMAN ENERGY 5.125 5/1		991,073
TANGER PROP	TANGER PROP 6.15 11/15/15		757,629
TELECOM ITALIA	TELECOM ITALIA 4% 1/15/10		409,553
TELECOM ITAL	TELECOM ITAL 4.95 9/ 144A		339,056
TELEFONOS MEXICO	TELEFONOS MEXICO 4.75 1/2		702,416
TEXAS EAST	TEXAS EAST 7.3% 12/01/10		550,138
TXU ENERGY	TXU ENERGY 7% 3/15/13		1,422,661
USBANKNA	USBANKNA 5.7% 12/15/08		2,046,478
UNION PLANTERS	UNION PLANTERS 5.125 6/15		416,095
MEXICO GVT GLB	MEXICO GVT GLB 5.875 1/15		357,075
VERIZON GLBL	VERIZON GLBL 7.25 12/1/10		569,693
VERIZON NEW YOR	VERIZON NEW YOR 6.875 4/0		354,426
WACHOVIA BANK NA	WACHOVIA BANK NA 4.875 2/		390,087
WACHOVIA	WACHOVIA 4.875 2/15/14		479,543
WASH MUTUAL	WASH MUTUAL 4.625 4/01/14		1,057,905
WELLS FARGO & CO	WELLS FARGO & CO 4 9/10/1		368,132
FHLM	FHLM ARM 4.889 3/3 847126		32,131
FHLM	FHLM ARM 4.314 12/ 1B2670		83,098
FHLM	FHLM ARM 4.106 12/ 1B2699		71,286
FHLM	FHLM ARM 4.497 6/3 1B2907		87,410
FHLM	FHLM ARM 4.307 5/3 847408		145,569
FHLM	FHLM ARM 43564 2/3 1G0068		128,401
FHLM	FHLM ARM 4.401 2/3 1G0103		171,580
FHLM	FHLM ARM 4.37 3/35 1G0125		135,406
FHLM	FHLM ARM 4.444 3/3 1G0133		93,400

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FHLM	FHLM ARM 4.504 3/3 1G0145		88,845
FHLM	FHLM ARM 5.034 4/3 1N0002		481,637
FHLM	FHLM ARM 4.498 3/3 1L0123		580,850
FHLG	FHLG 6.00% 8/26 #G00587		350,438
FHLG	FHLG 6.00% 8/28 #C13910		422,371
FHLM	FHLM ARM 5.676 4/3 789284		19,852
FHLM	FHLM ARM 4.819 10/ 1B0610		13,334
FHLM	FHLM ARM 4.441 2/3 781229		98,418
FHLM	FHLM ARM 4.13 12/3 782916		91,298
FHLM	FHLM ARM 4.232 1/3 782988		299,606
FHLM	FHLM ARM 4.434 2/3 783032		183,896
FHLM	FHLM ARM 4.307 3/3 783067		79,673
FNMA	FNMA 6.50% 10/21 #254044		66,388
FNMA	FNMA 6.50% 4/32 #254311		203,242
FNMA	FNMA 20YR 5.50% 11/22		89,351
FNMA	FNMA 5.00 1/18 #254590		151,525
FNMA	FNMA 20YR 5.50% 1/25		118,314
FNMA	FNMA ARM 4.25 2/35 255658		65,486
FNMA	FNMA 20YR 5.50% 4/25		274,086
FNMA	FNMA 6.50% 1/29 #323621		15,298
FNMA	FNMA 6.50 6/14 #323794		664,445
FNMA	FNMA 6.50 5/13 #420033		281,567
FNMA	FNMA 6.50% 4/31 #535889		56,512
FNMA	FNMA 6.50% 12/31 #545333		516,676
FNMA	FNMA 20YR 6.50% 12/21		22,685
FNMA	FNMA 5.50 9/14 #545728		459,868
FNMA	FNMA 6.50% 7/32 #545759		873,518
FNMA	FNMA 6.50% 8/32 #545819		62,766
FNMA	FNMA 6.50% 7/32 #545891		1,634,258
FNMA	FNMA 6.50% 1/33 #555254		475,626
FNMA	FNMA ARM 4.305 8/3 555696		125,409
FNMA	FNMA 6.50 6/15 #555720		270,576
FNMA	FNMA 6.50% 5/31 #580862		9,778
FNMA	FNMA 6.50% 11/31 #607400		14,324
FNMA	FNMA 6.50% 12/31 #610362		7,656
FNMA	FNMA 5.50 12/16 #616425		134,568
FNMA	FNMA 5.50 3/17 #629035		303,440
FNMA	FNMA 5.50 4/17 #633279		270,762
FNMA	FNMA 6.50% 3/32 #636870		73,377
FNMA	FNMA 6.50% 4/32 #642821		9,716
FNMA	FNMA 6.50% 8/32 #645174		9,450
FNMA	FNMA 6.50% 9/32 #646562		283,145
FNMA	FNMA ARM 4.710 10/ 648938		14,985
FNMA	FNMA 6.50% 10/32 #662208		24,174
FNMA	FNMA ARM 4.986 11/ 668236		46,097
FNMA	FNMA ARM 4.732 10/ 668509		17,285
FNMA	FNMA 6.50% 11/32 #671506		139,879
FNMA	FNMA 6.50% 12/32 #675312		26,350
FNMA	FNMA ARM 4.925 12/ 677026		7,118
FNMA	FNMA 5.50 1/18 #680143		114,428
FNMA	FNMA 5.50 1/18 #684247		1,646,985
FNMA	FNMA ARM 3.828 4/3 688969		186,935
FNMA	FNMA ARM 4.646 1/3 689554		38,330

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FNMA	FNMA ARM 4.708 2/3 693344		12,554
FNMA	FNMA ARM 4.318 3/3 694530		28,695
FNMA	FNMA ARM 4.292 3/3 701296		72,405
FNMA	FNMA 5.00 2/18 #703710		581,847
FNMA	FNMA ARM 3.984 5/3 703915		14,735
FNMA	FNMA ARM 4.079 4/3 708221		16,805
FNMA	FNMA ARM 4.351 6/3 720921		31,402
FNMA	FNMA 5.00 6/18 #721630		497,851
FNMA	FNMA ARM 4.479 4/3 725361		92,445
FNMA	FNMA 5.50 9/19 #725796		233,892
FNMA	FNMA ARM 4.832 8/3 725858		64,725
FNMA	FNMA 4.00 8/18 #728852		94,656
FNMA	FNMA ARM 5.229 8/3 735030		89,304
FNMA	FNMA ARM 4.20 1/35 735162		210,968
FNMA	FNMA ARM 4.115 2/3 735343		39,158
FNMA	FNMA ARM 4.162 2/3 735345		99,180
FNMA	FNMA ARM 4.587 2/3 735355		580,806
FNMA	FNMA ARM 4.493 8/3 735360		186,041
FNMA	FNMA ARM 4.357 1/3 735364		60,896
FNMA	FNMA ARM 4.53 3/35 735448		181,075
FNMA	FNMA ARM 3.463 4/3 735478		130,829
FNMA	FNMA ARM 4.319 5/3 735538		85,364
FNMA	FNMA ARM 4.815 12/ 735602		95,508
FNMA	FNMA 6.50% 3/35 #735723		990,812
FNMA	FNMA ARM 4.255 1/3 736515		162,174
FNMA	FNMA ARM 3.753 10/ 746320		51,546
FNMA	FNMA ARM 4.055 10/ 749296		51,134
FNMA	FNMA ARM 3.75 9/33 751927		317,772
FNMA	FNMA ARM 4.358 10/ 754672		27,653
FNMA	FNMA ARM 3.752 10/ 755148		58,192
FNMA	FNMA ARM 3.750 1/3 761058		62,734
FNMA	FNMA ARM 4.232 3/3 766457		49,221
FNMA	FNMA ARM 4.057 5/3 768224		21,877
FNMA	FNMA ARM 4.368 2/3 769940		144,498
FNMA	FNMA ARM 3.878 11/ 773202		380,409
FNMA	FNMA ARM 3.83 1/35 773220		56,672
FNMA	FNMA ARM 3.98 1/35 773221		74,784
FNMA	FNMA ARM 4.00 1/35 773225		55,926
FNMA	FNMA ARM 4.12 2/35 773243		96,143
FNMA	FNMA ARM 4.128 2/3 773255		189,226
FNMA	FNMA ARM 4.455 3/3 773281		89,245
FNMA	FNMA 4.00 3/19 #773886		850,812
FNMA	FNMA ARM 4.305 7/3 776389		44,866
FNMA	FNMA ARM 3.987 12/ 781575		80,592
FNMA	FNMA ARM 3.786 12/ 781576		74,536
FNMA	FNMA ARM 3.791 6/3 783545		262,461
FNMA	FNMA ARM 4.351 1/3 783580		66,191
FNMA	FNMA ARM 4.499 3/3 783587		202,428
FNMA	FNMA ARM 4.4 2/35 #783588		83,910
FNMA	FNMA ARM 4.544 7/3 786380		88,493
FNMA	FNMA ARM 4.607 8/3 790203		83,363
FNMA	FNMA ARM 4.658 9/3 790618		18,670
FNMA	FNMA ARM 5.106 9/3 790762		58,213

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FNMA	FNMA ARM 4.748 7/3 793028		184,298
FNMA	FNMA ARM 4.339 9/3 794241		92,742
FNMA	FNMA ARM 4.364 9/3 794242		211,656
FNMA	FNMA 5.50 10/19 #795064		179,440
FNMA	FNMA ARM 4.202 1/3 797418		127,125
FNMA	FNMA ARM 4.67 11/3 799727		201,831
FNMA	FNMA ARM 5.064 11/ 800067		14,352
FNMA	FNMA ARM 4.825 12/ 800297		158,999
FNMA	FNMA ARM 4.845 12/ 800335		57,698
FNMA	FNMA ARM 4.571 9/3 801337		242,217
FNMA	FNMA ARM 5.05 7/34 801635		37,573
FNMA	FNMA ARM 4.23 11/3 803591		29,772
FNMA	FNMA ARM 4.484 10/ 803592		323,565
FNMA	FNMA ARM 4.029 1/3 806167		20,378
FNMA	FNMA ARM 4.118 1/3 807221		107,798
FNMA	FNMA ARM 3.913 12/ 809113		60,258
FNMA	FNMA ARM 5.029 2/3 809463		34,430
FNMA	FNMA ARM 4.742 3/3 809822		103,893
FNMA	FNMA ARM 4.625 2/3 809931		187,010
FNMA	FNMA ARM 4.145 2/3 810415		116,260
FNMA	FNMA ARM 4.57 2/35 811803		72,888
FNMA	FNMA ARM 4.052 2/3 812091		58,825
FNMA	FNMA ARM 4.118 2/3 813114		38,978
FNMA	FNMA ARM 4.151 1/3 813170		196,619
FNMA	FNMA ARM 4.694 11/ 813184		223,664
FNMA	FNMA ARM 4.197 1/3 813200		94,795
FNMA	FNMA ARM 4.269 10/ 813564		149,627
FNMA	FNMA ARM 4.017 12/ 813565		402,927
FNMA	FNMA ARM 4.144 1/3 813569		169,211
FNMA	FNMA ARM 3.87 1/35 813713		104,292
FNMA	FNMA ARM 3.84 1/35 813714		182,442
FNMA	FNMA ARM 4.023 2/3 813737		60,480
FNMA	FNMA ARM 4.559 1/3 813842		120,152
FNMA	FNMA ARM 4.508 1/3 813848		86,916
FNMA	FNMA ARM 4.293 3/3 815586		62,970
FNMA	FNMA ARM 4.653 3/3 816322		29,627
FNMA	FNMA ARM 4.857 1/3 816356		17,091
FNMA	FNMA ARM 4.573 2/3 816591		407,911
FNMA	FNMA ARM 4.639 2/3 816599		48,342
FNMA	FNMA ARM 4.349 2/3 818857		35,639
FNMA	FNMA ARM 4.372 4/3 820407		39,951
FNMA	FNMA ARM 4.725 3/3 820598		512,004
FNMA	FNMA ARM 4.5 5/35 #820996		83,024
FNMA	FNMA ARM 4.302 1/3 827592		74,297
FNMA	FNMA ARM 5.8170 5/ 827781		409,456
FNMA	FNMA ARM 4.409 5/3 829985		175,277
FNMA	FNMA ARM 5.203 6/3 830605		311,515
FNMA	FNMA ARM 4.555 7/3 832099		221,739
FNMA	FNMA ARM 5.344 7/3 834917		40,321
ISRAEL GLBL	ISRAEL GLBL 4.625 6/15/13		159,122
MEXICO GOV GLB	MEXICO GOV GLB 6.375 1/16		541,875
FNMA	FNMA ARM 4.437 11/ 806764		872,522
GNMA	GNMA 7.00% 8/28 #416611		114,543

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
GNMA	GNMA 7.00% 8/28 #458917		25,748
GNMA	GNMA 7.00% 2/28 #462548		12,085
GNMA	GNMA 7.00% 7/28 #462643		507,825
GNMA	GNMA 7.00% 2/28 #468709		25,946
GNMA	GNMA 7.00% 10/28 #481353		188,189
GNMA	GNMA 8.00% 4/30 #519225		2,013
GNMA	GNMA 8.00% 8/30 #536951		55,932
GNMA	GNMA 7.00% 5/32 #552576		143,308
GNMA	GNMA 8.00% 11/29 #186997		37,765
FHLMC	FHLMC 5% 1/30/14-07		1,557,272
FHLMC	FHLMC 6.625% 9/15/09		11,580,618
FHLMC	FHLMC 5.875% 3/21/11 SUBS		276,140
FHLMC	FHLMC 2.375% 2/15/07		1,397,944
FNMA	FNMA 6.25% 2/01/11 SUBS		8,480,563
FNMA	FNMA 3.25% 1/15/08		879,156
FNMA	FNMA 5.5% 3/15/11		1,261,049
FNMA	FNMA 3.25% 8/15/08		5,562,961
FNMA	FNMA 3.375% 12/15/08		1,898,712
FNMA	FNMA 3.25% 2/15/09		2,298,749
FNMA	FNMA 2.5% 6/15/06		4,210,454
FNMA	FNMA 4.75% 12/15/10		1,065,012
USTN TII	USTN TII 2% 1/15/14		12,864,360
USTN TII	USTN TII 2% 7/15/14		8,410,880
USTN TII	USTN TII .875% 4/15/10		7,998,800
BANC AMERICA COML MTG INC	BACM 03-2 XP CSTR 3/41		152,783
BAYC	BAYC 04-1 IO 1.25% 4/34		269,561
BEAR STEARNS COMRCIAL MRT	BSCMS 03-PWR2 X2 CSTR 5/3		189,541
BEAR STEARNS COMRCIAL MRT	BSCMS 2003-T12 X2 8/13/39		212,754
CDCMT	CDCMT 02-FX1 XCL CSTR 5/3		386,949
COMM	COMM 04-LBN2 X2 CSTR 3/39		44,491
COMM	COMM 04-CNL X1 CSTR 9/14		43,169
CSFB	CSFB 01-CKN5 AX CSTR 9/34		451,088
CSFB	CSFB 03-C4 ASP CSTR 8/36		109,447
CSFB	CSFB 04-C1 ASP CSTR 1/37		209,882
GMACC	GMACC 03-C3 X2 CSTR 12/38		193,974
GMACC	GMACC 04-C3 X2 CSTR 12/41		106,593
GSMS	GSMS 05-GG4 XP CSTR 7/39		465,708
GCCFC	GCCFC 03-C1 XP CSTR 7/35		321,321
GCCFC	GCCFC 03-C2 XP CSTR 1/36		311,574
GCCFC	GCCFC 05-GG3 XP CSTR 8/42		601,609
JPMCC	JPMCC 04-C1 X2 CSTR 1/38		60,369
JPMCC	JPMCC 04-CB8 X2 CSTR 1/39		83,106
LBUBS	LBUBS 04-C2 XCP 1.4108 3/		173,729
MLCC	MLCC 03-E XA1 CSTR 10/28		40,039
MLCC	MLCC 03-G XA1 1% 1/29		32,921
MLCC	MLCC 03-H XA1 1% 1/29		34,520
MSC	MSC 03-IQ5 CSTR 4/38		135,176
MSC	MSC 03-IQ6 X2 .759% 12/41		176,511
MSC	MSC 05-IQ9 X2 CSTR 7/56		218,089
NCSLT	NCSLT 04-2 AIO 9.75 10/14		287,689
NCSLT	NCSLT 05-1 AIO 6.75% 12/0		71,555
NCSLT	NCSLT 04-GT1 IO1 CSTR 6/1		188,826
SMF	SMF 03-A AX1 .8% 10/08		64,904

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
WBCMT	WBCMT 03-C8 XP CSTR 11/35		110,221
WBCMT	WBCMT 03-C9 XP CSTR 12/35		66,345
ACCR	ACCR 03-2 A1 4.23% 10/33		436,951
ACE	ACE 03-HE1 A2 1ML+0 11/23		55,167
AMRT	ARMT 04-1 9A2 1ML+40 1/34		235,803
AMRT	ARMT 05-2 6A2 1ML+28 6/35		138,935
AMR	AMR PTC 99-1A1 6.855 10/1		65,914
AMR	AMR PASS THRU 7.024 4/15/		410,116
AMR	AMR PTC 01-2A1 6.978 10/0		103,235
AMR	AMR PASS TH 7.858 04 CL A		595,714
AMXCA	AMXCA 04-C C 1ML+50 2/12		733,854
AMERICREDIT AUTO RECEIV T	AMCAR 04-1 B 3.7 1/09		49,329
AMERICREDIT AUTO RECEIV T	AMCAR 04-1 C 4.22% 7/09		54,202
AMERICREDIT AUTO RECEIV T	AMCAR 04-1 D 5.07% 7/10		386,498
AMERICREDIT AUTO RECEIV T	AMCAR 05-DA A4 5.02 11/12		806,479
AMSI	AMSI 03-3 M1 1ML+80 3/33		492,306
ARSI	ARSI 04-W7 M1 1ML+55 5/34		296,841
ARSI	ARSI 04-W7 M2 1ML+60 5/34		241,182
ASSET BKD SEC CORP HM EQ	ABSHE 03-HE7 A3 1ML+36 12		187,005
ASSET BKD SEC CORP HM EQ	ABSHE 04-HE2 M1 1ML+55 4/		411,595
BALL	BALL 03-BBA2 A3 1ML+32 11		445,350
BALL	BALL 03-BBA2 C 1ML+47 11/		90,236
BALL	BALL 03-BBA2 D 1ML+55 11/		140,746
BALL	BALL 03-BBA2 F 1ML+90 11/		100,426
BALL	BALL 03-BBA2 H 1ML+140 11		90,665
BALL	BALL 03-BBA2 J 1ML+195 11		95,983
BALL	BALL 03-BBA2 K 1ML+260 11		84,351
BANC AMERICA COML MTG INC	BACM 05-1 ASB 4.8594 11/4		796,252
BANC AMERICA COML MTG INC	BACM 04-2 A3 4.05% 11/38		2,309,596
BANC AMERICA COML MTG INC	BACM 04-4 A3 4.128% 7/42		432,139
BOIT	BOIT 02-B1 B1 1ML+38 12/0		396,275
BOIT	BOIT 02-C1 C1 1ML+96 12/0		570,050
BOIT	BOIT 03-C4 C4 1ML+103 2/1		941,860
BOIT	BOIT 04-B2 B2 4.37% 4/12		1,274,404
BALL	BALL 05-ESHA E 1ML+58 7/0		204,973
BALL	BALL 05-ESHA F 1ML+75 7/0		119,984
BALL	BALL 05-ESHA G 1ML+88 7/0		99,987
BALL	BALL 05-ESHA H 1ML+110 7/		99,987
BAYVIEW FINANCIAL MTG LN	BAYV 03-F A 1ML+50 9/43		480,668
BAYC	BAYC 04-1 A 1ML+36 4/34		457,931
BAYC	BAYC 04-1 M-1 1ML+56 4/34		76,620
BAYC	BAYC 04-1 B 1ML+190 4/34		77,159
BAYC	BAYC 04-2 A1 1ML+43 8/34		427,761
BAYC	BAYC 04-2 M1 1ML+58 8/34		140,003
BAYC	BAYC 04-3 A1 1ML+37 1/35		453,390
BAYC	BAYC 04-3 A2 1ML+42 1/35		45,304
BAYC	BAYC 04-3 M1 1ML+50 1/35		90,702
BAYC	BAYC 04-3 M2 1ML+100 1/35		45,559
BAYC	BAYC 05-4A A2 1ML+39 1/36		499,994
BAYC	BAYC 05-4A M1 1ML+45 1/36		200,003
BAYC	BAYC 05-4A M2 1ML+47 1/36		100,002
BAYC	BAYC 05-4A M3 1ML+50 1/36		100,004
BEAR STEARNS COMRCIAL MRT	BSCMS 04-ESA C 4.937 5/16		39,904

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
BEAR STEARNS COMRCIAL MRT	BSCMS 04-ESA D 4.986 5/16		99,912
BEAR STEARNS COMRCIAL MRT	BSCMS 04-ESA E 5.064 5/16		305,469
BEAR STEARNS COMRCIAL MRT	BSCMS 04-ESA F 5.182 5/16		75,139
BEAR STEARNS COMRCIAL MRT	BSCMS 04-PWR5 A2 4.254 7/		403,527
BEAR STEARNS	BSARM 05-6 1A1 CSTR 8/35		1,052,358
CDCMT	CDC 04-HE2 M2 1ML+120 7/3		171,371
COMM	COMM 05-C6 A2 CSTR 6/44		897,169
CWL	CWL 05-BC1 2A2 1ML+20 5/3		520,147
CAPITAL ONE AUTO FIN TR	COAFT 02-A A4 4.79% 1/09		1,517,583
CAPITAL ONE AUTO FIN TR	COAFT 02-C A4A 3.44 6/09		1,801,115
COMET	COMET 03-2B 3.5% 2/09		602,551
COMET	COMET 03-B4 B4 1ML 7/11		603,503
COMET	COMET 04-B6 B6 4.155 7/12		729,445
CDTIM	CDTIM 05-1A A1 4.67 5/17		285,318
CHASE COMMERCIAL MTGE SEC	CCMSC 99-2 A1 7.032 1/32		219,113
CHASE CR CARD OWNER TR	CHAMT 03-6 B 1ML+35 2/11		890,920
CHASE CR CARD OWNER TR	CHAMT 03-6 C 1ML+80 2/11		1,029,529
CITIBANK CR CARD ISSUANCE	CCCIT 02-C1 C1 3ML+99 2/0		1,260,293
CITIBANK CR CARD ISSUANCE	CCCIT 03-C1 C1 3ML+110 4/		1,524,114
COMM	COMM 99-1 A2 6.455 5/32		609,159
COMM	COMM 04-CNL B 1ML+40 9/14		130,040
COMM	COMM 04-CNL D 1ML+64 9/14		40,009
COMM	COMM 04-CNL E 1ML+70 9/14		55,029
COMM	COMM 04-CNL F 1ML+80 9/14		45,019
COMM	COMM 04-CNL G 1ML+98 9/14		100,031
COMM	COMM 04-CNL H 1ML+108 9/1		105,032
COMM	COMM 04-CNL J 1ML+160 9/1		35,072
COMM	COMM 04-CNL K 1ML+200 9/1		55,075
COMM	COMM 04-CNL L 1ML+220 9/1		44,988
COMM	COMM 04-HTL1 B 1ML+45 7/1		18,099
COMM	COMM 04-HTL1 D 1ML+55 7/1		43,009
COMM	COMM 04-HTL1 E 1ML+75 7/1		31,662
COMM	COMM 04-HTL1 F 1ML+80 7/1		31,682
COMM	COMM 04-HTL1 H 1ML+130 7/		94,908
COMM	COMM 04-HTL1 J 1ML+145 7/		36,089
COMM	COMM 04-HTL1 K 1ML+235 7/		40,601
CMAT	CMAT 99-C2 A1 7.285 11/32		647,789
CMAT	CMAT 99-C2 A2 CSTR 11/32		592,040
CONTL AIR	CONTL AIR 991B 6.795 8/02		864,738
CSFB	CSFB 97-C2 A2 6.52 1/35		11,999
CSFB	CSFB 98-C1 A1B 6.48% 5/40		984,076
CSFB	CSFB 98-C1 C 6.78 5/40		1,049,321
CSFB	CSFB 99-C1 A2 7.29 9/41		1,558,767
HEAT	HEAT 03-2 A2 1ML+38 8/33		7,943
HEAT	HEAT 03-2 M1 1ML+88 8/33		237,599
CSFB	CSFB 03-TF2A H 1ML+190 11		94,963
CSFB	CSFB 03-TF2A K 1ML+325 11		144,873
CSFB	CSFB 04-AR3 6A2 1ML+37 4/		127,420
CSFB	CSFB 04-AR5 11A2 1ML+37 6		157,881
CSFB	CSFB 04-AR6 9A2 1ML+37 10		197,287
CSFB	CSFB 04-FRE1 A2 1ML+35 4/		85,061
CSFB	CSFB 04-HC1A A2 1ML+50 12		105,000
CSFB	CSFB 04-HC1A B 1ML+75 12/		279,999

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
CCI	CCI 05-1A B 4.878% 6/35		326,250
CCI	CCI 05-1A C 5.074% 6/35		296,774
DELTA	DELTA AIR 00-1A2 7.57 11/		128,088
DCMT	DCMT 03-4 B1 1ML+33 5/11		693,956
EQ	EQ 174 A1 7.24 5/06		504,046
FHR	FHR 2399 PG 6% 1/17		170,726
FHR	FHR 2425 JH 6% 3/17		395,702
FHR	FNR 02-73 QC 5.5 1/26		1,192,910
FHR	FHR 2489 PD 6 2/31		307,488
FHR	FHR 2516 AH 5% 1/16		120,052
FHR	FNR 03-39 PV 5.5 9/22		866,994
FHR	FHR 2543 QT 5.5 4/22		585,708
FHR	FHR 2553 FB 1ML+50 3/29		1,308,742
FHR	FHR 2577 FW 1ML+50 1/30		988,783
FHR	FHR 2625 QX 2.25% 3/22		107,010
FHR	FNR 03-131 FM 1ML+40 12/2		190,424
FHR	FHR 2640 QG 2% 4/22		138,568
FHR	FNR 05-41 LA 5.5% 5/35		650,585
FHR	FHR 2702 WB 5% 4/17		733,436
FHR	FHR 2810 PD 6 6/33		474,371
FHR	FHR 2861 GF 1ML+30 1/21		260,220
FHR	FHR 2892 QR 4 11/23		1,190,685
FHR	FHR 2965 GC 4.5 11/18		434,349
FHR	FHR 3013 VJ 5 1/14		1,100,110
FMIC	FMIC 03-1 M1 1ML+68 11/33		91,299
FMIC	FMIC 03-1 M2 1ML+175 11/3		102,187
FULB	FULB 97-C2 A3 6.65 11/29		261,260
FUSAM	FUSAM 01-3 C 1ML+105 11/0		1,026,602
GGP	GGP 1 A2 6.602 11/07		1,284,798
FHLT	FHLT 04-A M1 1ML+55 1/34		376,159
FHLT	FHLT 04-A M2 1ML+115 1/34		430,131
FHLT	FHLT 04-D 3A2 1ML+28 11/3		106,032
FHLT	FHLT 05-A M1 1ML+43 1/35		100,336
FHLT	FHLT 05-A M2 1ML+46 1/35		150,147
FHLT	FHLT 05-A M3 1ML+49 1/35		75,186
FHLT	FHLT 05-A M4 1ML+68 1/35		75,499
GECMC	GECMC 02-2A A2 4.97% 8/36		1,017,123
GGPMP	GGPMP 01-C1A A2 5.007 11/		389,450
GMACC	GMACC 97-C2 A3 6.566 4/29		301,392
GMACC	GMACC 04-C2 A2 CSTR 8/38		281,112
GMACC	GMACC 2004-C3 A3 CSTR 12/		780,413
GSMS	GSMS 01-LIBA A2 6.615 2/1		796,900
GSMS	GSMS 01-LIBA C 6.733 2/16		293,860
GSMS	GSMS 03-C1 A2A 3.59% 1/40		692,960
GSMS	GSMS 04-C1 A1 3.659 10/28		1,284,247
GSAMP	GSAMP 02-HE M1 1ML+125 11		289,046
GECMC	GECMC 04-C2 A2 4.119 3/40		362,289
GECMC	GECMC 04-C3 A2 4.433 7/39		589,477
GNR	GNR 02-35 C CSTR 10/23		138,824
GNR	GNR 03-87 CSTR 8/32		503,433
GNR	GNR 03-47 C 4.227 10/27		947,393
GNR	GNR 05-58 NJ 4.5 8/35		1,236,495
GCCFC	GCCFC 04-GG1 A4 4.755 6/3		655,833

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
HFCHC	HFCHC 05-2 M1 1ML+46 1/35		155,477
HFCHC	HFCHC 05-2 M2 1ML+49 1/35		116,633
HFCMC	HFCMC 00-PH1 A1 7.715 1/3		377,837
HHPT	HHPT 00-HLTA A1 7.055 10/		827,409
HMPT	HMPT 99-HMTA B 7.3% 8/15		165,976
HMPT	HMPT 99-HMTA D 7.97 8/15		149,228
HFCMC	HFCHC 03-1 M 1ML+63 10/32		55,608
HFCMC	HFCHC 03-2 M 1ML+58 9/33		83,244
HFCMC	HFCHC 04-1 M 1ML+52 9/33		146,277
JPMCC	JPMCC 2001-CIB2 A2 6.244		976,410
JPMCC	JPMCC 04-CB8 A2 3.837 1/3		973,549
JPMCC	JPMCC 04-CB9 A2 CSTR 6/41		1,947,365
LBUBS	LBUBS 00-C3 A2 7.95 1/10		714,988
LBUBS	LBUBS 00-C5 A2 6.51 12/26		1,466,947
LBUBS	LBUBS 01-C2 A2 6.653 11/2		229,797
LBUBS	LBUBS 04-C6 A2 4.187 8/29		462,024
LBUBS	LBUBS 03-C3 A2 3.086 5/27		571,193
LBFRC	LBFRC 03-LLFA A2 1ML+39 1		300,068
LBFRC	LBFRC 03-LLFA J 1ML+205 1		432,780
LBFRC	LBFRC 03-LLFA K1 1ML+255		223,707
MBNAS	MBNAS 02-B4 B4 1ML+50 3/1		377,378
MBNAS	MBNAS 03-B2 B2 1ML+39 10/		110,713
MBNAS	MBNAS 03-B3 B3 1ML+37.5 1		577,872
MBNAS	MBNAS 03-B5 B5 1ML+37 2/1		895,848
MSSTR	MSSTR 04-1 1A1 CSTR 8/17		408,945
MLMI	MLMI 03-HE1 M1 1ML+70 7/3		206,216
MLMI	MLMI 03-OPT1 M1 1ML+65 7/		437,693
MLCC	MLCC 05-B A2 6ML+23 7/30		558,487
MLMT	MLMT 04-MKB1 A2 4.353 2/4		1,283,404
MLMT	MLMT 04-KEY2 A2 4.166 8/3		811,446
MLMT	MLMT 05-MCP1 A2 4.556 6/4		709,760
MSHEL	MSHEL 05-1 M2 1ML+47 12/3		300,412
MSC	MSC 98-HF2 A2 6.48 11/30		331,429
MSAC	MSAC 03-NC7 M1 1ML+70 6/3		175,493
MSDWC	MSDWC 03-NC2 M2 1ML+200 2		257,497
MSDWC	MSDWC 01-NC4 M1 1ML+100 1		352,401
MCFI	MCFI 98-MC2 A2 6.423 6/30		378,311
NALT	NALT 03-A A3B 2.57% 6/09		383,351
ONYX	ONYX 05-B A4 4.34% 5/12		290,295
OPMAC	OPMAC 05-3 A1PT 1ML+29 7/		368,393
OWNIT	OWNIT 05-3 A2A 1ML+12 6/3		870,968
RAMP	RAMP 03-SL1 3A1 7.125 4/3		343,209
RFSC	RFSC 03-RP2 A1 1ML+45 9/3		292,335
RAMP	RAMP 04-SL2 A1I 6.5 10/16		80,601
SBM7	SBM7 00-C3 A2 6.592 12/33		717,585
SBM7	SBM7 03-UP1 A 3.45% 4/32		204,192
SEMT	SEMT 04-10 A4 6ML+34 11/3		566,837
STARW	STARW 99-C1A B 6.92 2/14		126,202
SARM	SARM 05-14 A1 1ML+31 7/35		1,135,944
SWIFT	SWIFT 05-A12 B 1ML+48 6/1		403,548
SWIFT	SWIFT 05-A12 C 1ML+120 6/		200,388
TMTS	TMTS 03-4HE A 1ML+43 9/34		109,517
TAROT	TAROT 02-A A4 3.24 8/09		511,797

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
TRIZE	TRIZE 01-TZHA C3 6.522 3/		1,044,460
WAMU	WAMU 05-AR13 A1C1 1ML+19		654,042
WESTO	WESTO 04-3 A4 3.93% 2/12		778,069
WESTO	WESTO 04-3 D 4.07% 2/12		288,393
WESTO	WESTO 05-1 D 4.09% 8/12		199,143
WBCMT	WBCMT 05-C16 APB 4.692 10		317,302
WBCMT	WBCMT 03-C8 A3 4.445 11/3		972,333
WBCMT	WBCMT 05-C16 A2 4.38 10/4		497,765
WAMMS	WAMMS 03-MS9 2A1 7.5 12/3		96,312
WAMMS	WAMMS 04-RA2 2A 7% 7/33		133,004
WFMBS	WFMBS 05-AR4 2A2 CSTR 4/3		712,257
WFMBS	WFMBS 5-AR9 2A1 CSTR 5/35		383,962
WFMBS	WFMBS 05-AR10 2A2 CSTR 6/		834,018
USTB	USTB 12% 8/15/13 C08		10,292,072
USTB	USTB 4.75% 5/15/14		21,890,060
USTN	USTN 6.5% 2/15/10		5,393,555
USTN	USTN 4.25% 8/15/13		6,304,101
USTN	USTN 3.375% 12/15/08		16,045,607
USTN	USTN 3.125% 4/15/09		22,126,713
USTN	USTN 3.375% 10/15/09		3,862,656
USTN	USTN 4.375% 12/15/10		1,005,785
SCOTLAND INTL	SCOTLAND INTL 7.7 8/15/10		556,859
HSBCBK	HSBCBK CD 3.87% 6/07/07		2,020,101
Interest Rate Swap USD	IRS USD 3ML BBA 8/19/07 D		(1)
Interest Rate Swap USD	IRS USD 3ML BBA 10/3/07		(20,160)
Interest Rate Swap USD	IRS USD 3ML BBA 11/07/10		—
Interest Rate Swap NZD	IRS NZD 6.65% 12/23/15		—
AIG SUNAMERICA	AIG SUNAMERICA 5.1 1 144A		651,216
AT&T BROADBAND	AT&T BROADBAND 8.375 3/15		347,243
AEP	AEP 5.75%/4.706% 8/16/07		327,956
BANK ONE NA CHICAGO MTN B	BANK ONE 3.7% 1/15/08		978,989
BEAR STEARNS MTN	BEAR STEARNS MTN 4.55 6/2		122,660
BELLSOUTH STEP	BELLSOUTH STEP 4/26/06		1,323,413
BERKSHIRE HAT	BERKSHIRE HATHAWAY 3.4 7/		596,995
CANADIAN NATIONAL RAILWAY	CANADIAN NATL RAIL 4.25 8		473,884
CAROLINA P&L	CAROLINA P&L 5.25 12/15/1		244,691
CHUBB CORP	CHUBB CORP 4.934 11/16/07		624,590
CITIGROUP INC	CITIGROUP GLBL6.2 3/15/09		114,098
CITIGROUP INC	CITIGROUP 3.5% 2/01/08		214,183
CITIGROUP GLBL	CITIGROUP GLBL 4.125 2/22		1,457,258
CITIGROUP	CITIGROUP 4.625% 8/03/10		320,499
CITICORP	CITICORP 7.75% 6/15/06		607,279
DEUTSCHE YCD	DEUTSCHE YCD 3.8425/3ML-4		625,000
COMCAST	COMCAST 5.45 11/15/10		1,207,183
CONS NATURAL	CONS NATURAL 5.375 11/01/		902,546
DTE ENERGY CO	DTE ENERGY CO 5.63 8/16/0		302,256
DAIMLERCHRYSLER	DAIMLERCHRYSLER 4.875 6/1		463,784
DEPFA ACS	DEPFA ACS 3.625 10/2 144A		1,433,359
DEPFA ACS	DEPFA ACS BK 4.875 1 144A		500,350
DOMINION RES	DOMINION RES 7.195 9/15/1		261,077
EOP OPER	EOP OPER 4.65% 10/01/10		247,072
EKSPORTFINA MTN GBL	EKSPORTFINA MTN GBL 4.375		1,381,818
ENCANA HLDGS	ENCANA HLDGS 5.8 5/1/14		192,837

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FHLMC	FHLMC 3.01% 4/19/2007		4,758,184
FED DEPT ST DEL	FED DEPT ST DEL 6.625 9/0		259,091
GECAP MTN	GECAP MTN 3.45/3ML+5 1/15		2,819,393
GECAP MTN	GECAP MTN 4.125% 9/1/09		233,634
GECAP MTN GLOBAL	GECAP MTN GLOBAL 5 11/15/		2,162,125
GMAC	GMAC 3ML+115 9/23/08		90,425
IRS NZD	IRS NZD 6.65% 12/23/15		6,149
GULFSTRM NAT	GULFSTRM NAT 5.56 11 144A		302,777
HBOS PLC MTN	HBOS PLC MTN 3.75 9/ 144A		321,220
HUNTINGTON NATL MTN	HUNTINGTON NATL MTN 2.75		245,893
IRS USD	IRS USD 3ML BBA 8/19/07 D		61,610
IRS USD	IRS USD 3ML BBA 10/3/07		—
IRS USD	IRS USD 3ML BBA 11/07/10		12,510
KINDER MORGAN	KINDER MORGAN 5.35 1 144		300,430
KFW GLBL	KFW GLBL 3.25 9/21/07		929,747
LBANK BW FOERDER	LBANK BW FOERDER 3.42 7/2		5,092,605
LEHMAN BR MTN	LEHMAN BR MTN 5% 1/14/11		794,964
LENFEST COM	LENFEST COM 7.625 2/15/08		104,706
LENNAR CORP	LENNAR CORP 5.6% 5/31/15		140,001
LORAL CORP	LORAL CORP 7% 9/15/23		462,813
MASSMUTUAL MTN	MASSMUTUAL MTN 2.55 144A		472,083
MAY DEPT STORES	MAY DEPT STORES 7.45 10/1		291,109
MERCK & CO	MERCK & CO 5.25 7/01/06		255,337
METLIFE INC	METLIFE INC 5% 6/15/15		343,283
MET LIFE GBL	MET LIFE GBL 4.25 7/ 144A		367,796
MSTDW GLBL	MSTDW GLBL 6.75% 4/15/11		188,392
MORGAN STANLEY	MORGAN STANLEY 5.05 1/21/		1,150,340
NATWEST FL YANK PERP VR	NATWEST FL YANK PERP VR		470,048
NATIONWIDE MTN	NATIONWIDE MTN 2.625 144A		488,471
NEWS AMER HLDGS	NEWS AMER HLDGS 9.5 7/15/		170,419
NEWS AMERICA	NEWS AMERICA 5.3 12/15/14		362,265
NISOURCE FIN	NISOURCE FIN 3ML+57 11/23		802,508
NORTHROP GRUMM	NORTHROP GRUMM 4.079 11/1		466,369
NUVEEN INVESTMENT	NUVEEN INVESTMENT 5.5 9/1		196,595
OCEAN ENERGY	OCEAN ENERGY 4.375 10/01/		454,786
ONEOK INC	ONEOK INC 5.51% 2/16/08		421,660
PSEG FDG TR	PSEG FDG TR 5.381 11/16/0		225,343
PROLOGIS 5.25	PROLOGIS 5.25 11/15/ 144A		290,199
PROTECTIVE	PROTECTIVE MTN 3.7 11/08		58,230
PRUDENTIAL	PRUDENTIAL MTN 6.6 5 144P		467,639
PULTE HOMES	PULTE HOMES 5.2 2/15/15		18,815
ROUSE CO	ROUSE CO 3.625% 3/15/09		420,310
SBC COMM MTN	SBC COMM MTN 4.389 6 144A		274,406
SP POWERASSET	SP POWERASSET 3.8 10 144S		679,526
SCHERING PLOUGH	SCHERING PLOUGH 5.3 12/01		259,785
SCOTTISH POWR GLB	SCOTTISH POWR GLB 4.91 3/		544,893
SPRINT CAP GLBL	SPRINT CAP GLBL 7.625 1/3		385,956
SUMITOMO MI	SUMITOMO MI 5.625/VR 144A		223,718
SUNTRUST	SUNTRUST 3.625% 10/15/07		391,317
SUNTRUST BKS	SUNTRUST BKS 4 10/15/08		249,172
SWEDISH EXP GLBL	SWEDISH EXP GLBL 3.5 1/15		1,614,070
TIAA GLOBAL	TIAA GLOBAL 3.875 1/ 144A		88,256
TXU	TXU CORP 4.8% 11/15/09		576,750

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
TELECOM ITALIA	TELECOM ITALIA 5.25 11/15		235,506
TELEFONICA GLBL	TELEFONICA GLBL 7.75 9/15		657,010
TEXACO CAPITAL	TEXACO CAPITAL 8.625 6/30		519,806
TIME WARNER COS	TIME WARNER COS 7.57 2/24		545,376
TYCO YANK	TYCO YANK 6.75% 2/15/11		241,819
TYCO INTL YANK	TYCO INTL YANK 6.375 10/1		181,754
US BANK NA	US BANK NA MTN 2.4 3/12/0		679,447
US CENTRAL CR UN	US CENTRAL CR UN 2.75 5/3		252,698
UPAC	UPAC 6.7% 12/01/06		598,732
VERIZON NJ GLBL	VERIZON NJ GLBL 5.875 1/1		1,210,807
VODAFONE GROUP	VODAFONE GRP 7.75 2/15/10		273,817
VODAFONE GROUP	VODAFONE GROUP 3.95 1/30/		368,441
VODAFONE GROUP	VODAFONE GROUP 5% 9/15/15		121,751
WACHOVIA	WACHOVIA 5.625 12/15/08		613,687
WELLPOINT HLTH	WELLPOINT HLTH 6.375 6/15		754,972
WELLS FARGO CO	WELLS FARGO CO 3.12 8/15/		699,684
WELLS FARGO GLB	WELLS FARGO GLB 5.25 12/0		504,831
WELLS FARGO	WELLS FARGO 4.625 8/09/10		345,641
WYETH	WYETH 5.5% 2/15/16 144A		839,640
EURO MONETARY UNIT	EURO MONETARY UNIT		784,060
CURRENCY CONTRACT -USD	CURRENCY CONTRACT - USD		2,457,096
CURRENCY CONTRACT -USD	CURRENCY CONTRACT - USD		(2,396,236)
FNMA	FNMA 6.00 4/08 #251725		205,578
FNMA	FNMA 6.00% 7/08 #426525		63,830
FNMA	FNMA ARM 3.841 4/2 556945		768,052
FNMA	FNMA ARM 4.085 10/ 556946		150,063
FNMA	FNMA ARM 3.592 4/1 556948		472,389
FNMA	FNMA ARM 4.02 4/34 766924		2,220,746
ITALY GOVT GLBL	ITALY GOVT GLBL 4.375 10/		633,413
QUEBEC PROV	QUEBEC PROV MTN 6.35 1/30		1,597,655
GERMANY REPUB	GERMANY REPUB 4.75 7/4/34		1,567,239
US TRREASURY	UST 5YR FUT MAR05 FVH5		—
GNMA	GNMA 6.50 7/09 #780470		231,687
GNII	GNII II 4.50 10/34 081113		2,511,881
FHLMC	FHLMC 2.6% 8/07/06		1,971,415
FHLMC	FHLMC 3.75% 2/27/09		604,180
FHLMC	FHLMC GLBL 5% 10/27/14		1,170,518
FAMCA	FAMCA 4.25% 7/29/08		938,858
FNMA	FNMA 4.625% 5/01/13 SUBS		519,588
FNMA	FNMA 4 1/26/09		2,227,175
FNMA	FNMA 5 3/2/15		737,258
FNMA	FNMA 2.71% 1/30/07		3,033,573
GSBA	GSBA 6.344% 8/01/11		1,780,640
USTN TII	USTN TII .875% 4/15/10		2,189,672
SSBK GOVT STIF FUND	SSBK GOVT STIF FUND		2,446,663
OR SCH TAX PEN A FGIC	OR SCH TAX PEN A FGIC 0 6		1,354,304
PORT NY NJ	PORT NY NJ TAXM 3.3 9/15/		1,318,208
NY SALE TX	NY SALE TX FGIC 3.83 10/1		401,359
TX ST PFA	TX ST PFA TAX 3.125 6/07		1,031,178
WI ST GEN REV	WI ST GEN REV TAX 4.8%		909,364
BALTA	BALTA 04-13 A1 1ML+37 11/		2,210,423
CAPCO AMER SECURITIZATION	CASC 98-D7 A1A 5.86 10/30		400,546
CWALT	CWALT 05-20CB 2A3 5.5 7/3		1,441,450

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
CWL	CWL 05-13 3AV1 1ML+10 04/		1,212,490
CWALT	CWALT 05-56 1A1 1ML+73 11		1,859,347
CARAT	CARAT 02-3 A3 3.58% 10/06		218,013
CHAIT	CHAIT 04-A9 A9 3.22 6/10		2,262,435
CITIBANK CR CARD ISSUANCE	CCCIT 04-A1 A1 2.55 1/09		2,466,099
DLJCM 1998-CG1 B1 6.91 6/	DLJCM 1998-CG1 B1 6.91 6/		1,021,390
DCAT	DCAT 04-B A3 3.18 9/08		2,326,680
FNGT 02-T6 A1 3.31 2/32	FNGT 02-T6 A1 3.31 2/32		538,312
FHR 2626 NA 5 6/23	FHR 2626 NA 5 6/23		999,885
FNR 05-29 AT 4.5% 4/35	FNR 05-29 AT 4.5% 4/35		827,205
FNR 05-29 WB 4.75% 4/35	FNR 05-29 WB 4.75% 4/35		954,730
FNR 05-57 PA 5.5% 5/27	FNR 05-57 PA 5.5% 5/27		1,021,036
FNR 05-83 LA 5.5% 10/35	FNR 05-83 LA 5.5% 10/35		1,298,933
FNR 05-109 PV 6% 10/32	FNR 05-109 PV 6% 10/32		1,034,140
FUNBC 2001-C3 A3 6.423 8/	FUNBC 2001-C3 A3 6.423 8/		1,667,986
GECMC 2002-2A A3 5.349 8/	GECMC 2002-2A A3 5.349 8/		937,248
GMACC	GMACC 99-C3 A2 7.179 8/36		1,458,981
GSMS 98-C1 A3 6.135 10/30	GSMS 98-C1 A3 6.135 10/30		1,162,677
GSMS 05-GG4 A4A 4.751 7/3	GSMS 05-GG4 A4A 4.751 7/3		1,164,375
GT	GT 98-6 A6 6.27 6/30		1,113,073
GCCFC	GCCFC 04-GG1 A4 4.755 6/3		572,005
LBCMT	LBCMT 99-C2 A1 7.105 10/3		1,195,989
MBNAS	MBNAS 04-A4 A4 2.7 9/09		2,409,871
MABS	MABS 05-HE2 A2 1ML+11 10/		1,079,811
MSC	MSC 05-HQ6 A2A 4.882 8/42		1,290,404
RAMP	RAMP 05-NC1 AI1 1ML+9 12/		1,125,000
SLMA	SLMA 05-8 A4 4.25% 1/28		1,627,247
SLMA	SLMA 2005-10 A1 3ML-3 4/1		1,150,000
SARM	SARM 04-13 2A1 CSTR 9/34		1,054,191
SASCO	SASCO 03-AL1 A 3.3565 4/2		1,204,485
WMCMS	WMCMS 05-C1A A1 4.24 5/36		1,079,477
WFMBS	WFMBS 04-H A1 CSTR 6/34		2,513,452
UST	UST 10YR FUT MAR06 P 2/24		(2,031)
UST	UST 10YR FUT MAR06C 2/06		(3,250)
USTB	USTB 10.375% 11/15/12 C07		2,436,869
USTN	USTB 8.5% 2/15/20		883,772
USTN	USTN 2.5% 10/31/06		4,676,708
USTN	USTN 3.875% 7/31/07		2,777,250
USTN	USTN 4.125% 8/15/08		1,630,967
USTN	USTN 4% 8/31/07		1,763,212
USTN	USTN 4% 9/30/07		8,426,004
USTN	USTN 4.25% 10/31/07		7,163,948
USTN	USTN 4.375% 11/15/08		1,475,230
USTN	USTN 4.50% 11/15/10		5,077,225
USTN	USTN 4.5% 11/15/15		1,734,109
CEMEX SA	CEMEX SA CPO SPON ADR NEW		438,805
CHUNGHWA TELECOM CO SPON	CHUNGHWA TELECOM CO SPON		634,176
ACE LIMITED	ACE LTD		751,634
VALE DO RIO DOCE (CIA)SPO	VALE DO RIO DOCE (CIA)SPO		222,156
CONTAX PARTICIPACOES SA A	CONTAX PARTICIPACOES SA A		24,087
CHECK POINT SFTWRE TECHNL	CHECK POINT SOFTWARE TECH		553,353
XL CAPITAL LTD CL A	XL CAPITAL LTD CL A		600,760
ACCENTURE LTD CL A	ACCENTURE LTD CL A		330,562

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
IRSA INVERS Y REPRES GDRI	IRSA INVERS Y REPRES GDRI		10,896
KT CORP SPON	KT CORP SPON ADR		622,924
SK TELECOM (1/9) SPON	SK TELECOM (1/9) SPON ADR		217,083
TELE NORTE LESTE PARTIC S	TELE NORTE LESTE PARTIC S		567,168
TELEFONOS DE MEXICO CL L	TELEFONOS DE MEXICO CL L		900,326
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		9,647
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		(9,646)
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		41,569
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		(41,687)
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		42,260
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		(42,344)
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		11,791
CURRENCY CONTRACT - USD	CURRENCY CONTRACT - USD		(11,794)
CENTRICA PLC	CENTRICA PLC		364,316
BHP BILLITON PLC	BHP BILLITON PLC		151,022
AMVESCAP PLC	AMVESCAP PLC		544,731
BRITISH SKY BROADCASTING	BRITISH SKY BROADCAST GRP		814,816
BAE SYSTEMS PLC	BAE SYSTEMS PLC		682,182
ELECTROCOMPONENTS PLC	ELECTROCOMPONENTS PLC		273,535
COMPASS GROUP PLC	COMPASS GROUP PLC		379,146
BCE INC	BCE INC/BELL CANADA		738,062
UNILEVER PLC ORD	UNILEVER PLC ORD		609,744
PEARSON PLC	PEARSON PLC		668,667
VODAFONE GROUP PLC	VODAFONE GROUP PLC		950,726
RENTOKIL INITIAL PLC	RENTOKIL INITIAL PLC		157,344
ROYAL DUTCH SHELL PL CL A	ROYAL DUTCH SHELL PL CL A		419,976
CHINA SHENHUA ENERGY CO -	CHINA SHENHUA ENERGY CO -		308,206
OLD MUTUAL PLC (UK)	OLD MUTUAL PLC (UK)		496,401
ROYAL BANK OF SCOTLAND GR	ROYAL BANK OF SCOTLAND GR		599,732
BP PLC	BP PLC		871,701
SHIRE PLC	SHIRE PLC		105,989
PROSPERITY REIT	PROSPERITY REIT		1,571
SMITHS GROUP PLC	SMITHS GROUP PLC		296,042
LLOYDS TSB GROUP PLC	LLOYDS TSB GROUP PLC		295,292
GLAXOSMITHKLINE PLC	GLAXOSMITHKLINE PLC		1,217,653
CEMEX SA	CEMEX SA CPO NEW		186,381
IRSA INVERS Y REPRESENT S	IRSA INVERS Y REPRESENT S		2
DOMTAR INC	DOMTAR INC		101,584
GKN PLC	GKN PLC		375,891
YELL GROUP PLC	YELL GROUP PLC		479,354
BURBERRY GROUP PLC	BURBERRY GROUP PLC		223,800
BOOTS GROUP PLC	BOOTS GROUP PLC		521,435
HANA FINANCIAL GROUP INC	HANA FINANCIAL GROUP INC		860,994
GAMESA CORPORACION TECNOL	GAMESA CORPORACION TECNOL		599,928
ROYAL DUTCH SHELL PL CL B	ROYAL DUTCH SHELL PL CL B		954,140
REED ELSEVIER NV	REED ELSEVIER NV		294,531
UNICREDITO ITALIANO SPA O	UNICREDITO ITALIANO SPA O		692,502
DEUTSCHE POST AG	DEUTSCHE POST AG		233,724
VINCI SA	VINCI SA		51,604
VALEO SA	VALEO SA		151,267
VNU NV ORD	VNU NV ORD		744,235
HOLMEN AB SER B	HOLMEN AB SER B		115,547
UPM KYMMENE CORP	UPM KYMMENE CORP		717,526

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
STORA ENSO AB R 1/10 VTG(	STORA ENSO AB R 1/10 VTG(		597,719
BASF AG	BASF AG		684,037
CELESIO AG	CELESIO AG		206,100
FRANCE TELECOM SA	FRANCE TELECOM SA		346,518
BIC SA, SOCIETE	BIC		172,279
NORDEA BANK AB	NORDEA BANK AB		259,821
AKZO NOBEL NV	AKZO NOBEL NV		440,071
ELECTROLUX AB	ELECTROLUX AB SER B		959,655
SECURITAS AB SER B	SECURITAS AB SER B		538,551
REPSOL YPF SA ORD	REPSOL YPF SA ORD		832,214
SANOFI-AVENTIS	SANOFI-AVENTIS		1,095,129
BANCO SANTAND CTRL HISPAN	BANCO SANTANDER CENTRL HI		503,647
SIEMENS AG (REGD)	SIEMENS AG (REGD)		774,589
TELEFONICA SA	TELEFONICA SA		218,962
VESTAS WIND SYSTEMS AS	VESTAS WIND SYSTEMS AS		180,723
PHILIPS ELEC (KON) NV	PHILIPS ELEC (KON) NV		468,926
ACOM CO LTD	ACOM CO LTD		286,086
CHINA MOBILE (HK) LTD	CHINA MOBILE (HK) LTD		326,228
CHEUNG KONG HLDGS LTD	CHEUNG KONG HLDGS LTD		1,653,071
COMPAL ELECTRONICS INC	COMPAL ELECTRONICS INC		365,171
MTR CORPORATION LTD	MTR CORPORATION LTD		564,399
EAST JAPAN RAILWAY CO	EAST JAPAN RAILWAY CO		419,584
MITSUBISHI UFJ FINL GRP	MITSUBISHI UFJ FINL GRP		698,190
FUJI PHOTO FILM CO LTD	FUJI PHOTO FILM CO LTD		292,248
SHINHAN FIN GROUP CO LTD	SHINHAN FIN GROUP CO LTD		638,058
HANG LUNG GROUP LTD	HANG LUNG GROUP LTD		263,076
KOOKMIN BANK	KOOKMIN BANK		629,464
HITACHI LTD	HITACHI LTD		613,340
HONG KONG ELECTRIC HLDGS	HONG KONG ELECTRIC HLDGS		432,829
MEGA FIN HLDGS CO LTD	MEGA FIN HLDGS CO LTD		282,919
HUTCHISON WHAMPOA LTD	HUTCHISON WHAMPOA LTD		1,016,993
LITE ON TECHNOLOGY CORP	LITE ON TECHNOLOGY CORP		432,443
MAKITA CORP	MAKITA CORP		319,749
CHINA TELECOM LTD CL H	CHINA TELECOM LTD CL H		462,372
SUMITOMO MITSUI FINL GROU	SUMITOMO MITSUI FINL GROU		752,725
YUE YUEN INDU HLDGS LTD	YUE YUEN INDU HLDGS LTD		170,019
NATIONAL AUSTRALIA BANK	NATIONAL AUSTRALIA BANK		241,235
NINTENDO CO LTD	NINTENDO CO LTD		205,462
NEC CORP	NEC CORP		199,211
NIPPON TELEGRAPH & TELEPH	NIPPON TELEGRAPH & TELEPH		885,028
NOMURA HOLDINGS INC	NOMURA HOLDINGS INC		527,012
PHILIPPINE LONG DISTANCE	PHILIPPINE LONG DISTANCE		147,063
QANTAS AIRWAYS LTD	QANTAS AIRWAYS LTD		464,562
SHINSEI BANK LTD	SHINSEI BANK LTD		578,432
SHANGRI-LA ASIA (HOKO)	SHANGRI-LA ASIA (HOKO)		113,794
SAMSUNG ELECTRONICS CO	SAMSUNG ELECTRONICS CO		1,177,370
SINGAPORE AIRLINES (LOC)	SINGAPORE AIRLINES (LOC)		1,603
SONY CORP	SONY CORP		709,920
SWIRE PACIFIC LTD CL A	SWIRE PACIFIC LTD CL A		591,348
TAKEDA PHARMACEUTICAL CO	TAKEDA PHARMACEUTICAL CO		822,493
TAIWAN SEMICONDUCT MFG CO	TAIWAN SEMICONDUCT MFG CO		307,366
VENTURE CORP LTD	VENTURE CORP LTD		315,343
ALUMINA LTD	ALUMINA LTD		280,311

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
SOMPO JAPAN INSURANCE INC	SOMPO JAPAN INSURANCE INC		500,530
NORSKE SKOGINDS CL A	NORSKE SKOGINDS CL A		269,353
NESTLE SA (REG)	NESTLE SA (REG)		289,516
ENI SPA	ENI SPA		776,904
ING GROEP NV CVA	ING GROEP NV CVA		1,059,259
SWISS REINSURANCE (REG)	SWISS REINSURANCE (REG)		456,474
SSBK STIF FUND	SSBK STIF FUND		8,962,513
IRSA INVERS Y WT	IRSA INVERS Y WT 11/14/07		4,593
*FIDELITY INSTL CSH M CL A	FIDELITY INSTL CSH M CL A		7,730,300
NTGI-QM COLLECTIVE S&P	NTGI-QM COLLECTIVE S&P		710,292,979
BARCLAYS GLOBAL	BGI US DEBT INDEX - CL F		20,968,641
BARCLAYS GLOBAL	BGI EAFE EQUITY INDEX F		15,249,776
*RAYTHEON CO (Cost of non-participant directed Raytheon stock)	RAYTHEON CO	1,493,313,503	1,785,010,996
*FIDELITY INSTL CSH M CL A	FIDELITY INSTL CSH M CL A		16,235,555
*MELLON BANK	VAR RT 12/31/2049 DD 08/06/03		33,610,830
DANSKE CORP DISC	01/03/2006		10,375,329
FEDERAL HOME LN MTG CORP DISC	MAT 01/10/2006		3,740,309
FEDERAL NATL MTG ASSN DISCOUNT	MAT 03/15/2006		10,286,563
UBS FIN DEL INC DISC	03/02/2006		10,155,113
U S TREASURY BILL	0.000% 03/02/2006 DD 09/01/05		673,304
U S TREASURY BILL	0.000% 03/16/2006 DD 09/15/05		1,742,963
FORD MOTOR CREDIT CO	FLTG RT NT 13-MAR-2007		576,000
PIMCO SWAP #26685 INT RT SWAP	4.000% 06/21/2007 DD 07/31/04		(35,645)
PIMCO SWAP #75559 INT RT SWAP	5.000% 12/15/2007 DD 12/15/06		190,915
PIMCO SWAP #47863 INT RT SWAP	5.000% 06/21/2026 DD 07/01/05		130,105
PIMCO SWAP #47897 INT RT SWAP	5% MAT 06/21/2011 DD 12/21/05		17,276
PIMCO SWAP #47830 INT RT SWAP	5.0% MATURITY 06/21/2011		68,674
PIMCO SWAP #46592 INT RT SWAP	5.000% MATURITY 06/21/2011		31,529
PIMCO SWAP #45933 INT RT SWAP3	5.0% MATURITY 06/21/08		38,468
HUTCH WHAMPOA 3/33 GTD NT	5.450% 24-NOV-2010		1,011,250
COMMIT TO PUR FHLMC GOLD SFM	5.500% 01/01/2035 DD 01/01/05		1,451,700
AMERICAN AIRLS P/T 01-2 CL A1	6.978% 10/01/2012 DD 10/04/01		1,290,437
BANK AMER FDG CORP 05-D CL A-1	VAR RT 05/25/2035 DD 06/01/05		3,191,563
BEAR STEARNS ARM TR 04-7 1-A-1	VAR RT 10/25/2034 DD 08/01/04		6,101,741
CWABS INC 05-9 CL 2-A-2	VAR RT 08/25/2035 DD 09/28/05		1,000,140
CWMBS INC 2003-J14 2A-1	6.250% 12/25/2033 DD 11/01/03		2,298,381
CWMBS INC 2004-12CHL CL 11A2	4.431% 08/25/2034 DD 06/01/04		3,689,366
CWMBS INC 05-R2 MTG 1AF	VAR RT 06/25/2035 DD 06/25/05		3,206,227
CWMBS INC 05-R1 TR 144A CL 2A1	6.000% 03/25/2035 DD 03/01/05		8,237,241
CHICAGO ILL RESIDUALS-SER 1026	VAR RT 01/01/2035 DD 03/24/05		1,922,292
CLARK CNTY NEV SCH DIST	5.375% 06/15/2013 DD 09/01/01		1,085,058
FHLMC GROUP #E2-0252	7.000% 07/01/2011 DD 07/01/96		93,579
FHLMC GROUP #E2-0257	7.000% 08/01/2011 DD 08/01/96		203,685
FNMA GTD REMIC P/T 02-80 A1	6.500% 11/25/2042 DD 10/01/02		5,029,605
FNMA GTD REMIC P/T 05-40 ZM	5.000% 05/25/2035 DD 04/01/05		1,388,222
FHLMC MULTICLASS CTFS 2730 PD	5.000% 05/15/2021 DD 01/01/04		3,459,610
FHLMC MULTICLASS CTFS 2731 EZ	5.500% 01/15/2034 DD 01/01/04		3,019,865
FHLMC MULTICLASS SER T-61 1A1	VAR RT 07/25/2044 DD 06/01/04		6,460,960
FHLMC MULTICLASS CTFS 2954 ZG	5.000% 02/15/2034 DD 03/01/05		6,657,190
FHLMC MULTICLASS CTFS 2957 VZ	5.000% 02/15/2035 DD 04/01/05		4,339,975
FHLMC MULTICLASS CTFS 2957 ZA	5.000% 03/15/2035 DD 04/01/05		2,079,738
FHLMC MULTICLASS CTFS 2981 XZ	5.000% 03/15/2035 DD 05/01/05		1,077,996
FHLMC MULTICLASS CTFS 3036 NA	5.000% 07/15/2024 DD 09/01/05		4,390,716

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FNMA POOL #0710402	5.500% 06/01/2033 DD 06/01/03		825,800
FNMA POOL #0712048	5.500% 07/01/2033 DD 07/01/03		482,028
FNMA POOL #0725425	5.500% 04/01/2034 DD 04/01/04		4,396,442
FNMA POOL #0725773	5.500% 09/01/2034 DD 08/01/04		6,223,691
FNMA POOL #0735224	5.500% 02/01/2035 DD 01/01/05		444,740
FNMA POOL #0757562	5.500% 12/01/2033 DD 12/01/03		1,688,532
FNMA POOL #0764518	5.500% 06/01/2034 DD 06/01/04		409,228
FNMA POOL #0772651	5.500% 03/01/2034 DD 03/01/04		2,744,151
FNMA POOL #0779565	5.500% 06/01/2034 DD 06/01/04		219,461
FNMA POOL #0783635	4.580% 08/01/2035 DD 08/01/05		745,304
FNMA POOL #0783708	5.500% 06/01/2034 DD 06/01/04		531,372
FNMA POOL #0787553	5.500% 02/01/2035 DD 02/01/05		357,399
FNMA POOL #0789385	5.500% 07/01/2034 DD 07/01/04		99,899
FNMA POOL #0826986	5.500% 06/01/2035 DD 06/01/05		482,513
FNMA POOL #0829191	5.500% 07/01/2035 DD 07/01/05		688,448
FNMA POOL #0841068	VAR RT 11/01/2034 DD 09/01/05		1,841,238
FIRST HORIZON 2005-FA9 CL A3	5.500% 12/25/2035 DD 10/01/05		289,341
FORD MTR CR CO GBL LANDMARK	6.875% 02/01/2006 DD 01/30/01		299,343
FORD MTR CR CO GLOBAL SECS	6.500% 01/25/2007 DD 10/25/01		2,805,750
FORD MTR CR CO 2YR GLOBAL NT	VAR RT 03/21/2007 DD 03/21/05		476,170
GNMA POOL #0466542	6.500% 02/15/2029 DD 02/01/99		10,775
GNMA POOL #0479296	8.500% 04/15/2030 DD 04/01/00		958
GNMA POOL #0479334	8.500% 05/15/2030 DD 05/01/00		4,907
GNMA POOL #0486123	8.500% 08/15/2030 DD 08/01/00		15,473
GNMA POOL #0489890	8.500% 06/15/2030 DD 06/01/00		7,457
GNMA POOL #0490157	6.500% 03/15/2029 DD 03/01/99		2,131
GNMA POOL #0491155	6.500% 01/15/2029 DD 01/01/99		99,051
GNMA POOL #0491603	8.500% 11/15/2029 DD 11/01/99		47,359
GNMA POOL #0497229	6.500% 05/15/2029 DD 05/01/99		3,154
GNMA POOL #0502020	8.500% 10/15/2029 DD 10/01/99		21,860
GNMA POOL #0506244	8.500% 06/15/2030 DD 06/01/00		3,857
GNMA POOL #0507880	6.500% 05/15/2029 DD 05/01/99		27,687
GNMA POOL #0508360	8.500% 07/15/2030 DD 07/01/00		12,170
GNMA POOL #0519389	8.500% 03/15/2030 DD 03/01/00		7,338
GNMA POOL #0520979	8.500% 09/15/2030 DD 09/01/00		27,310
GNMA POOL #0522081	8.500% 01/15/2030 DD 01/01/00		23,227
GNMA POOL #0522578	8.500% 01/15/2030 DD 01/01/00		4,260
GNMA POOL #0522679	8.500% 03/15/2030 DD 03/01/00		2,829
GNMA POOL #0522730	8.500% 04/15/2030 DD 04/01/00		672
GNMA POOL #0527142	8.500% 03/15/2030 DD 04/01/00		2,866
GNMA POOL #0529295	8.500% 03/15/2030 DD 03/01/00		24,133
GNMA POOL #0529481	8.500% 07/15/2030 DD 07/01/00		2,659
GNMA POOL #0531251	8.500% 07/15/2030 DD 07/01/00		16,757
GNMA POOL #0531758	8.500% 07/15/2030 DD 07/01/00		50,745
GNMA POOL #0531778	8.500% 07/15/2030 DD 07/01/00		21,676
GNMA POOL #0532248	8.500% 05/15/2030 DD 07/01/00		1,106
GNMA POOL #0532312	8.500% 06/15/2030 DD 07/01/00		22,145
GNMA POOL #0532746	8.500% 07/15/2030 DD 07/01/00		8,033
GNMA POOL #0532769	8.500% 08/15/2030 DD 08/01/00		58,634
GNMA POOL #0537549	8.500% 07/15/2030 DD 07/01/00		3,634
GNMA POOL #0540101	8.500% 12/15/2030 DD 12/01/00		4,248
GNMA POOL #0540964	8.500% 10/15/2030 DD 10/01/00		2,346
GNMA POOL #0541025	8.500% 02/15/2031 DD 02/01/01		118,951

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
GNMA POOL #0780462	7.500% 06/15/2009 DD 11/01/96		46,376
GNMA POOL #0780470	6.500% 07/15/2009 DD 11/01/96		201,974
GNMA POOL #0781163	8.500% 04/15/2030 DD 04/01/00		1,471
GNMA II POOL #0080395	VAR RT 04/20/2030 DD 04/01/00		763,171
GOLDEN ST TOB SECURITIZATION	6.250% 06/01/2033 DD 01/29/03		217,784
GOLDEN WEST FINL CORP DEL SR	5.500% 08/08/2006 DD 08/08/01		2,008,120
GOLDMAN SACHS GRP MTN #TR00207	VAR RT 07/23/2009 DD 07/23/04		1,809,558
GOLDMAN SACHS GROUP MTN 00226	VAR RT 12/22/2008 DD 12/22/05		1,899,392
GNMA GTD REMIC P/T 04-65 ZG	5.500% 07/20/2034 DD 08/01/04		3,293,796
HSBC FIN CORP NT	VAR RT 09/15/2008 DD 09/15/05		2,201,716
HSBC FIN CAP TR IX GTD CAP	VAR RT 11/30/2035 DD 11/29/05		1,613,504
HARRIS CNTY TEX REF TOLL RD	5.000% 08/15/2013 DD 05/18/04		1,943,604
HOUSTON TEX INDPT SCH SER 494	VAR RT 02/15/2022 DD 05/10/01		766,845
KINDER MORGAN ENERGY PARTNERS	7.125% 03/15/2012 DD 03/14/02		3,279,840
LONG BEACH MTG LN 05-3 CL IIA1	VAR RT 09/25/2035 DD 09/07/05		940,933
MERRILL LYNCH CR CORP MTG LN	FLTG RT 03/15/2025 DD 12/21/99		786,017
NEW YORK ST TWY AUTH SER A	5.250% 04/01/2012 DD 04/03/03		873,040
NORTHERN TOB SEC CORP ALASKA	6.500% 06/01/2031 DD 10/26/00		789,639
PSEG PWR LLC SR NT	3.750% 04/01/2009 DD 03/30/04		1,722,654
PIMCO FDS PAC INVT MGMT SER	SHORT TERM PORTFOLIO INSTL CL		115,372,779
PIMCO FDS PAC INVT MGMT SER	MTG PORTFOLIO INSTL CL		14,440,853
RAS LAFFAN LIQUEFIELD 144A	5.838% 09/30/2027 DD 08/09/05		902,808
RAS LAFFAN LIQUEFIED NG 144A	3.437% 09/15/2009 DD 03/15/04		1,222,362
RESIDENTIAL FDG MTG 04-S2 A1	5.250% 03/25/2034 DD 03/01/04		2,168,220
RESONA BK USD 144A	VAR RT 09/29/2049 DD 09/15/05		2,190,716
SMALL BUSINESS ADMIN GTD DEV	4.890% 12/01/2023 DD 12/17/03		6,621,973
SMALL BUSINESS ADMIN 04-20 F	5.520% 06/01/2024 DD 06/16/04		9,892,604
SMALL BUSINESS ADMIN 05-20E	4.840% 05/01/2025 DD 05/11/05		5,039,063
SMALL BUS CTF 2005-201	4.760% 09/01/2025 DD 09/14/05		14,941,448
SPRINT CAP CORP	7.125% 01/30/2006 DD 01/25/01		901,404
TOBACCO SETTLEMENT FING CORP	4.000% 06/01/2013 DD 05/16/05		199,486
TABACCO SETTLEMENT FING CORP	5.625% 06/01/2037 DD 05/16/05		806,648
TOBACCO SETTLEMENT REV SER B	6.375% 05/15/2028 DD 03/22/01		2,334,191
TOBACCO SETTLEMENT FING CORP	6.000% 06/01/2037 DD 08/28/02		1,348,191
TOBACCO SETTLEMENT FING CORP	6.375% 06/01/2032 DD 03/07/03		2,017,142
TXU ENERGY CO LLC SR NT 144A	VAR RT 01/17/2006 DD 07/14/04		650,000
VIRGINIA ELEC & PWR 01 SER A	5.750% 03/31/2006 DD 03/27/01		2,806,104
WAMU MTG P/T CTFS 05-AR13 A1A1	VAR RT 10/25/2045 DD 10/25/05		879,114
*MELLON BANK	VAR RT 12/31/2049 DD 08/06/03		14,932,301
DANSKE CORP DISC	01/19/2006		4,232,821
GEMINI SECR DISC	02/21/2006		4,466,133
INTESA FDG LLC DISC	01/30/2006		3,987,100
LLOYDS BANK PLC DISC NT	01/17/2006		4,486,123
*BSDT-LATE MONEY DEPOSIT ACCT	VAR RT 12/31/2049 DD 06/26/97		34,948
SHINHAN BANK	VAR RT 02-MAR-2035		320,595
MEXICO (UTD MEX ST) NTS	6.625% 03-MAR-2015 USD1000		1,148,700
ANZ CAP TR I TR SECS 144A	4.484% 01/29/2049 DD 11/26/03		1,688,549
AT&T WIRELESS SVCS INC SR NT	7.875% 03/01/2011 DD 09/01/01		280,508
AT&T WIRELESS SVCS INC SR NT	8.125% 05/01/2012 DD 04/16/02		525,734
AXA FINL INC SR NT	7.750% 08/01/2010 DD 07/28/00		531,523
ABBOTT LABS NT	5.625% 07/01/2006 DD 07/05/01		1,085,335
COMMIT TO PUR FNMA SF MTG	5.000% 01/01/2036 DD 01/01/06		5,231,520
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2036 DD 01/01/06		7,821,000

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
ALABAMA PWR CO SR NT	2.800% 12/01/2006 DD 11/20/03		1,144,426
AMERICAN GEN FIN CORP MTN	4.500% 11/15/2007 DD 11/26/02		1,140,745
AMERICREDIT AUTO REC 04-DF A3	2.980% 07/06/2009 DD 11/09/04		186,673
ARIES VERMOGENSVERWAL TUNGS GM	9.600% 10/25/2014 DD 07/14/04		1,205,000
ASPEN INSURANCE HOLDINGS LTD	6.000% 08/15/2014 DD 02/15/05		427,915
BBVA BANCOMER SA 144A	5.3795% 07/22/2015 DD 07/22/05		713,470
BP CDA FINANCE	3.375% 10/31/2007 DD 09/27/02		1,219,913
BANC AMER 05-4 CL A5A	4.933% 07/10/2045 DD 09/01/05		1,252,004
BANKAMERICA CORP SR NTS	5.875% 02/15/2009 DD 02/08/99		374,866
BANQUE PARIBAS SUB NTS	6.875% 03/01/2009 DD 03/01/94		163,815
BEAR STEARNS COML 05-TOP18 A-4	VAR RT 02/13/2042 DD 04/01/05		1,079,659
BEAR STEARNS 05-PWR9 CL A4A	4.871% 09/15/2042 DD 09/01/05		1,212,041
BEAR STEARNS 05-TOP20 CL A4A	VAR RT 10/12/2042 DD 10/01/05		1,555,784
BEAR STEARNS COS INC GLOBAL NT	4.000% 01/31/2008 DD 12/26/02		392,774
CR 2000 ZC2 COML CL A4A 144A	6.699% 08/10/2014 DD 12/01/00		313,307
CWABS INC 03-5 ASSET CL MF-1	5.413% 01/25/2034 DD 11/01/03		775,351
CWABS INC 04-1 3A	VAR RT 04/25/2034 DD 02/26/04		99,033
CAPITAL AUTO REC 03-2 CL A4A	1.960% 01/15/2009 DD 06/11/03		486,041
CAPITAL ONE AUTO FIN 05-C A4A	4.710% 06/15/2012 DD 10/12/05		2,422,700
CAPITAL ONE MULTI 03-4 NT CL A	3.650% 07/15/2011 DD 09/26/03		893,955
CHEVRONTEXACO CAP CO GTD NT	3.500% 09/17/2007 DD 09/10/02		1,121,734
CITICORP MTG SECS 03-11 IIA-1	5.500% 12/25/2033 DD 12/01/03		1,511,451
CITICORP MTG SECS 05-7 CL 1A1	5.500% 10/25/2035 DD 10/01/05		967,215
CITIBANK CR CARD ISSUANCE 04A8	4.900% 12/12/2016 DD 12/09/04		973,606
COMCAST CORP NEW NT	4.950% 06/15/2016 DD 06/09/05		976,295
COMPUTER ASSOC INTL INC 144A	5.625% 12/01/2014 DD 11/18/04		703,939
COUNTRYWIDE HOME LNS INC MTN	5.625% 07/15/2009 DD 07/22/02		35,530
COUNTRYWIDE HOME MTN #TR00324	4.125% 09/15/2009 DD 09/16/04		602,050
CREDIT SUISSE FB 04-4 1-A-1	6.000% 08/25/2034 DD 07/01/04		566,188
DAIMLER CHRYSLER NT	7.750% 01/18/2011 DD 01/18/01		98,465
DIAGEO CAP PLC GLOBAL NT	3.375% 03/20/2008 DD 03/20/03		338,846
DOMINION RES INC VA SER A	8.125% 06/15/2010 DD 06/26/00		539,029
DOMINION RES INC REMKT NT E	7.195% 09/15/2014 DD 09/15/04		1,333,116
ENDURANCE SPECIALTY HLDGS LTD	6.150% 10/15/2015 DD 10/17/05		604,500
ENTERPRISE PRODS OPER LP SR NT	5.600% 10/15/2014 DD 10/04/04		749,408
ENTERPRISE PRODS OPER	5.000% 03/01/2015 DD 03/02/05		333,428
FEDERAL HOME LN MTG CORP MTN	4.000% 06/12/2013 DD 06/12/03		2,849,280
FEDERAL HOME LN MTG CORP MTN	2.400% 03/29/2007 DD 03/29/04		3,581,966
FHLMC MULTICLASS MTG	5.000% 08/01/2035 DD 07/01/05		34,936
FEDERAL HOME LN BKS CONS BD	1.875% 06/15/2006 DD 05/22/03		794,929
FEDERAL HOME LN MTG CORP DEBS	6.625% 09/15/2009 DD 09/16/99		3,721,620
FEDERAL HOME LN MTG CORP DEBS	4.500% 07/15/2013 DD 07/18/03		1,470,840
FEDERAL NATL MTG ASSN	6.625% 11/15/2010 DD 11/03/00		5,405,600
FEDERAL NATL MTG ASSN DEBS	6.125% 03/15/2012 DD 03/26/02		7,258,735
FEDERAL NATL MTG ASSN DEBS	5.125% 01/02/2014 DD 11/06/03		1,007,500
FNMA GTD REMIC P/T	5.000% 02/01/2035 DD 02/01/05		2,555,636
FNMA GTD REMIC P/T 03-W6 1A41	5.398% 10/25/2032 DD 04/01/03		654,634
FHLMC MULTICLASS CTFS 2931 GA	5.000% 11/15/2028 DD 02/01/05		1,114,988
FHLMC MULTICLASS CTFS 2959 DA	5.500% 03/15/2023 DD 04/01/05		741,985
FHLMC MULTICLASS CTFS 2970 CB	5.500% 08/15/2023 DD 05/01/05		1,449,809
FHLMC MULTICLASS CTFS 2970 DA	5.500% 01/15/2023 DD 05/01/05		898,403
FHLMC MULTICLASS CTFS 2975 HA	5.500% 07/15/2023 DD 05/01/05		2,580,691
FLEETBOSTON FINL CORP SR NT	3.850% 02/15/2008 DD 02/13/03		377,419

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FORD MTR CR CO GLOBAL LAND SEC	7.375% 10/28/2009 DD 10/28/99		354,748
FORD MTR CR CO GBL LANDMARK	7.875% 06/15/2010 DD 06/14/00		346,438
FORD MTR CR CO GLOBAL SECS	6.500% 01/25/2007 DD 10/25/01		1,151,325
FRANCE TELECOM SA NT	STEP 03/01/2011 DD 09/01/01		776,225
FUJI JGB INVT LLC PFD SEC 144A	VAR RT 112/31/2049 DD 03/16/98		774,151
GE CAP COML MTG CORP 02-1A A3	6.269% 12/10/2035 DD 04/01/02		757,364
G E EQUIP SMALL 05-1 CL A-3	4.380% 07/22/2009 DD 09/01/05		361,230
GENERAL DYNAMICS CORP NT	4.250% 05/15/2013 DD 05/15/03		181,746
GOLDMAN SACHS GROUP INC NT	5.000% 10/01/2014 DD 09/29/04		710,268
GOLDMAN SACHS GRP INC	4.500% 06/15/2010 DD 06/28/05		1,901,124
GREENWICH CAP COML 05-GG3 A-4	4.799% 08/10/2042 DD 02/01/05		936,616
GREENWICH CAP COML 05-GG3 A-J	VAR RT 08/10/2042 DD 02/01/05		940,322
HSBC FIN CORP NT	5.000% 06/30/2015 DD 06/27/05		1,336,968
HSBC CAP FDG DLR 2 LP 144A	VAR RT 12/29/2049 DD 06/27/03		990,245
HANCOCK JOHN II MTN 00001 144A	7.900% 07/02/2010 DD 06/30/00		916,492
HANCOCK JOHN MTN TR 00008 144A	6.500% 03/01/2011 DD 02/28/01		183,333
HANCOCK JOHN MTN 144A #TR00020	5.000% 07/27/2007 DD 06/24/02		1,024,836
HARTFORD FINL SR NT	7.900% 06/15/2010 DD 06/16/00		89,025
HARTFORD FINL SVCS GRP INC NT	4.700% 09/01/2007 DD 08/29/02		54,673
HONDA AUTO REC 03-3 OWNER A-4	2.770% 11/21/2008 DD 08/19/03		788,610
HUTCHISON WHAMPOA INTL 144A	6.500% 02/13/2013 DD 02/13/03		1,185,968
IBJ PFD CAP UC PFD SECS SER A	VAR RT 12/29/2049 DD 02/23/98		118,920
ILFC CAPITAL TR I ENHANCED CAP	VAR RT 12/21/2065 DD 12/21/05		542,106
ILFC E CAPITAL TR II ENHANCED	VAR RT 12/21/2065 DD 12/21/05		213,150
ING CAP FDG TR III GTD TR	VAR RT 12/29/2049 DD 12/15/00		977,846
ISTAR FINL INC SR NT	6.000% 12/15/2010 DD 12/12/03		350,334
ISTAR FINL INC SR NT	5.150% 03/01/2012 DD 03/01/05		213,055
ISTAR FINL INC SR NT	5.800% 03/15/2011 DD 12/14/05		437,784
INDUSTRIAL BK KOREA 144A	VAR RT 05/19/2014 DD 03/16/04		301,956
INTERNATIONAL LEASE FIN CORP	5.875% 05/01/2013 DD 04/29/03		119,007
INTERNATIONAL LEASE CORP	4.875% 09/01/2010 DD 08/23/05		512,928
JACKSON NATL LIFE MTN 144A	5.250% 03/15/2007 DD 03/12/02		235,146
KINDER MORGAN FIN CORP 144A	5.700% 01/05/2016 DD 12/09/05		1,215,351
KINDER MORGAN ENERGY SR NT	5.000% 12/15/2013 DD 11/21/03		141,307
KOREA FIRST BK HYBRID 144A	VAR RT 03/03/2034 DD 03/03/04		595,750
LEHMAN BROTHERS MTN #TR00522	3.950% 11/10/2009 DD 10/25/04		1,170,191
LEHMAN MTG TR 2005-3 CL 2A3	5.500% 01/25/2036 DD 12/01/05		1,404,922
M&I AUTO LN TR 03-1 CL A-4	2.970% 04/20/2009 DD 11/13/03		248,694
MBNA CR CARD MASTER NT 031 CLA	3.300% 07/15/2010 DD 02/27/03		1,402,546
MANTIS REEF II CUSTODY	4.799% 11/03/2009 DD 11/03/04		710,384
MANUFACTURERS & TRADERS TR CO	VAR RT 12/28/2020 DD 12/28/05		964,220
MONY GROUP INC SR NT	8.350% 03/15/2010 DD 03/08/00		636,616
MORGAN STANLEY NT	5.375% 10/15/2015 DD 10/21/05		1,291,200
MORGAN STANLEY DW 03 HQ2 A2	4.920% 03/12/2035 DD 03/01/03		452,534
NATEXIS AMBS CO LLC BDS	VAR RT 12/29/2049 DD 06/30/98		941,850
NATIONAL RURAL UTILS COOP NT	6.500% 03/01/2007 DD 03/07/02		310,338
NEWS AMER INC SR NTS	6.625% 01/09/2008 DD 01/09/98		72,188
NISOURCE FIN CORP GTD NT	7.875% 11/15/2010 DD 11/14/00		637,086
NISSAN AUTO REC 03-B A4	2.050% 03/16/2009 DD 06/17/03		1,697,431
NISSAY 05 FD GBL NT 144A C7	4.875% 08/09/2010 DD 08/09/05		1,117,442
NORANDA INC NT	5.500% 06/15/2017 DD 06/08/05		514,098
NORDBANKEN AB STEP UP CAP 144A	FIX/FLOAT 11/29/2049		440,088
NORDEA BK SWEDEN AB FIXED 144A	VAR RT 12/29/2049 DD 04/20/05		99,125

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
ONYX ACCEP OWNER 03-D CL A-4	3.200% 03/15/2010 DD 10/30/03		256,108
OPTION ONE MTG ACCEP CORP 03-5	VAR RT 07/01/2033 DD 07/23/03		66,600
PSE&G TRANSITION FDG 01-1 A-6	6.610% 06/15/2015 DD 01/31/01		470,037
PACIFICORP AUSTRALIA LLC 144A	6.150% 01/15/2008 DD 01/15/98		839,475
PACIFICORP 1ST MTG	4.950% 08/15/2014 DD 08/24/04		414,288
PRICOA GLOBAL FDG TR00002 144A	3.900% 12/15/2008 DD 12/16/03		947,417
PRINCIPAL LIFE GLOBAL FDG 144A	3.625% 04/30/2008 DD 04/11/03		422,694
PROTECTIVE LIFE MTN #TR 00001	3.700% 11/24/2008 DD 11/24/03		718,148
RBS CAP TR I TR PFD SECS	VAR RT 12/29/2049 DD 05/21/03		679,579
RABOBANK CAP FDG 144A	VAR RT 10/29/2049 DD 10/21/04		995,167
REINSURANCE GROUP AMER INC	VAR RT 12/15/2065 DD 12/08/05		292,581
RESIDENTIAL ASSET 02 KS4 AIIB	VAR RT 07/25/2032 DD 07/02/02		63,363
RESIDENTIAL ASSET SECURITIES	VAR RT 07/25/2033 DD 06/27/03		128,319
RESIDENTIAL FDG MTG 05-S7 A5	5.500% 11/25/2035 DD 11/01/05		2,255,303
RESIDENTIAL CAP CORP NT	6.375% 06/30/2010 DD 06/24/05		1,884,847
RESIDENTIAL CAP CORP NT	6.125% 11/21/2008 DD 11/21/05		957,388
RESONA PFD GLOBAL SECS 144A	VAR RT 12/29/2049 DD 07/25/05		307,670
RESONA BK USD 144A	VAR RT 09/29/2049 DD 09/15/05		602,447
SLM CORP MTN # TR 00013	3.625% 03/17/2008 DD 02/20/03		1,250,684
SLM STUDENT LN TR 03-11 144A	2.990% 12/15/2022 DD 10/30/03		828,548
SPRINT CAP CORP	7.625% 01/30/2011 DD 01/25/01		849,041
SPRINT CAP CORP NT	8.375% 03/15/2012 DD 03/14/02		701,135
STRUCTURED ASSET SECS 05-5 2A1	5.500% 04/25/2035 DD 03/01/04		359,698
STRUCTURED ASSET 05-6 2-A16	5.500% 05/25/2035 DD 04/01/05		1,237,932
SUNTRUST BK ATL GA MTN SR00003	2.500% 11/01/2006 DD 10/10/03		473,704
TIAA GLOBAL MKTS INC NT	3.875% 01/22/2008 DD 01/16/03		990,426
TARGET CORP NT	5.875% 03/01/2012 DD 03/11/02		451,698
TECK COMINCO LTD SR NT	5.375% 10/01/2015 DD 09/28/05		592,308
TEMASEK FINL 144A	4.500% 09/21/2015 DD 09/21/05		837,097
TOYOTA AUTO REC 03-B CTF A-4	2.790% 01/15/2010 DD 09/18/03		380,336
TRANSATLANTIC HLDGS INC SR NT	5.750% 12/14/2015 DD 12/14/05		623,838
TRIAD AUTOMOBILE 03-B A-4	3.200% 12/13/2010 DD 10/29/03		419,323
US BK NATL ASSN OH MTN TR00189	2.850% 11/15/2006 DD 11/12/03		722,821
UNITED OVERSEAS BK LTD	VAR RT 09/03/2019 DD 08/24/04		522,785
U S TREASURY NOTES	4.875% 02/15/2012 DD 02/15/02		410,750
U S TREASURY NOTES	3.375% 02/15/2008 DD 02/15/05		8,542,984
U S TREASURY NOTES	3.625% 06/30/2007 DD 06/30/05		9,404,439
U S TREASURY NOTES	3.875% 07/31/2007 DD 07/31/05		19,377,666
U S TREASURY NTS	4.125% 08/15/2008 DD 08/15/05		1,745,874
U S TREASURY NOTES	4.500% 11/15/2010 DD 11/15/05		9,559,179
U S TREASURY NOTES	4.500% 11/15/2015 DD 11/15/05		8,864,715
U S TREASURY NTS	4.375% 12/15/2010 DD 12/15/05		6,372,002
VERIZON GLOBAL FDG CORP	4.900% 09/15/2015 DD 09/13/05		1,113,154
VERIZON NEW YORK INC DEB SER A	6.875% 04/01/2012 DD 03/28/02		906,975
VOLKSWAGEN AUTO LN ENHANCED	1.490% 05/21/2007 DD 06/27/03		253,809
VOLKSWAGEN AUTO LN 03-2 CL A-4	2.940% 03/22/2010 DD 10/29/03		492,961
WFS FINL 03-3 OWNER TR CL A-4	3.250% 05/20/2011 DD 08/28/03		615,485
WFS FINL 03 4 CL A-4	3.150% 05/20/2011 DD 11/25/03		317,710
WACHOVIA ASSET SECS 02 HE2	VAR RT 12/25/2032 DD 12/19/02		194,891
WASHINGTON MUT BK FA #SB00002	5.650% 08/15/2014 DD 08/05/04		1,358,221
WELLS FARGO MTG BKD 03-2 CL A6	5.250% 02/25/2018 DD 02/01/03		768,705
WELLS FARGO MTG 05-11 CL 2A1	5.500% 11/25/2035 DD 10/01/05		2,615,832
WEST PAC CAP TR III TR 144A	VAR RT 12/29/2049 DD 08/13/03		250,319

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
WOORI BK KOREA SUB NT 144A	VAR RT 03/13/2014 DD 02/13/04		1,179,500
ZFS FIN USA TR I SER 1 144A	VAR RT 12/15/2065 DD 12/09/05		1,546,267
COLUMBIA MONEY MKT	VAR RT 12/31/2049 DD 08/06/03		1,489,463
AOL TIME WARNER INC NT	6.150% 05/01/2007 DD 04/08/02		202,468
AOL TIME WARNER INC NT	6.875% 05/01/2012 DD 04/08/02		106,453
ADVANTA BUSINESS 2005-A3 CL A	4.700% 10/20/2011 DD 10/26/05		199,856
ALABAMA PWR CO SR NT SER X	3.125% 05/01/2008 DD 05/07/03		480,545
ALCAN INC NT	5.200% 01/15/2014 DD 12/08/03		197,812
ALCAN INC NT	5.000% 06/01/2015 DD 05/31/05		194,000
ALLSTATE CORP SR NT	5.000% 08/15/2014 DD 08/16/04		742,260
AMERICAN ELEC PWR INC SR NT	5.375% 03/15/2010 DD 03/14/03		302,436
AMERICAN EXPRESS CO NT	4.875% 07/15/2013 DD 07/24/03		196,530
AMERICAN EXPRESS CO GLOBAL SR	4.750% 06/17/2009 DD 06/17/04		546,387
AMERICAN GEN FIN MTN #TR00370	5.750% 03/15/2007 DD 03/18/02		504,605
AMERICAN HONDA FIN MTN 144A	4.250% 03/11/2008 DD 03/11/05		395,248
AMERICAN INTL GRP INC	4.250% 05/15/2013 DD 11/15/03		475,545
AVALONBAY CMNTYS MTN # TR00005	6.625% 09/15/2011 DD 09/10/01		187,222
BB&T CORP SUB NT 2012	4.750% 10/01/2012 DD 09/24/02		245,585
BANK NEW YORK INC MTN #TR00021	3.625% 01/15/2009 DD 11/04/03		193,000
BANK NEW YORK INC MTN #SB00170	4.950% 03/15/2015 DD 03/10/05		692,342
BANK ONE ISSUANCE TR 03-7 CL A	3.350% 03/15/2011 DD 07/30/03		482,970
BELLSOUTH CORP NT	6.000% 10/15/2011 DD 10/25/01		259,883
BELLSOUTH CORP NT	4.750% 11/15/2012 DD 11/15/04		487,265
BLOCK FINL CORP GTD SR NT	8.500% 04/15/2007 DD 04/18/00		364,326
BOTTLING GROUP LLC NT	2.450% 10/16/2006 DD 10/07/03		161,829
CIT GROUP INC REORGANIZED SR	3.875% 11/03/2008 DD 11/03/03		291,327
CIT GROUP INC NEW SR NT	2.875% 09/29/2006 DD 09/23/03		147,759
CIT GROUP INC NEW GLOBAL NT	4.250% 02/01/2010 DD 02/01/05		97,296
CIT GROUP INC MTN #SR00074	4.750% 12/15/2010 DD 12/09/03		196,656
CHN EQUIP TR 2005-B CL A-3	4.270% 01/15/2010 DD 09/21/05		197,892
CSX TRANSN INC 99 EQUIP SER B	5.950% 04/15/2008 DD 04/30/99		306,186
CAPITAL ONE BK MTN #TR 00175	6.500% 06/13/2013 DD 06/13/03		265,625
CAPITAL ONE BK MTN SR #TR00176	5.750% 09/15/2010 DD 09/08/03		102,390
CATERPILLAR FINL SVCS CORP SR	4.875% 06/15/2007 DD 06/27/02		249,843
CATERPILLAR FINL SVCS CORP MTN	3.625% 11/15/2007 DD 11/29/04		121,267
CATERPILLAR FINL MTN #TR00784	4.700% 03/15/2012 DD 03/11/05		346,609
CHASE AUTO OWNER TR 05-A CL A4	3.980% 04/15/2011 DD 06/14/05		490,260
CHASE MANHATTAN CORP NEW SUB	7.000% 11/15/2009 DD 11/22/99		534,920
CHEVRONTEXACO CAP CO GTD NT	3.500% 09/17/2007 DD 09/10/02		489,840
CINGULAR WIRELESS LLC SR NT	5.625% 12/15/2006 DD 06/15/02		443,164
CITIGROUP INC GLOBAL NT	3.625% 02/09/2009 DD 02/09/04		673,967
CITIBANK CR 2005-B1	4.400% 09/15/2010 DD 09/15/05		492,035
COCA COLA ENTERPRISES INC DEB	5.750% 11/01/2008 DD 11/02/98		717,822
COMCAST CORP NEW NT	5.500% 03/15/2011 DD 03/14/03		402,184
COMMERCIAL CREDIT CO NOTES	6.750% 07/01/2007 DD 07/01/97		205,312
CONOCOPHILLIPS NT	4.750% 10/15/2012 DD 10/09/02		501,920
CONOCO FDG CO NT	5.450% 10/15/2006 DD 10/11/01		261,014
CONSOLIDATED NAT GAS CO SR NT	5.375% 11/01/2006 DD 10/25/01		300,843
CONSOLIDATED NAT GAS CO SR NT	5.000% 03/01/2014 DD 12/01/03		293,202
COUNTRYWIDE HOME LNS MTN 00255	5.500% 08/01/2006 DD 08/08/01		200,812
COUNTRYWIDE HOME MTN #TR00324	4.125% 09/15/2009 DD 09/16/04		385,312
DEERE JOHN CAP CORP NT	5.125% 10/19/2006 DD 10/19/01		275,644
DEERE JOHN CAP MTN #TR00326	4.625% 04/15/2009 DD 04/08/05		346,882

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
DEERE JOHN CAP CORP MTN 00332	4.500% 08/25/2008 DD 08/25/05		98,937
DEUTSCHE TELEKOM INTL FIN BV	5.250% 07/22/2013 DD 07/22/03		198,936
DIAGEO PLC NT	3.500% 11/19/2007 DD 11/19/02		780,589
DISNEY WALT CO MTN #TR 00043	5.500% 12/29/2006 DD 06/28/01		190,905
DISNEY WALT CO MTN #TR 00046	6.375% 03/01/2012 DD 02/28/02		211,530
DISNEY WALT CO MTN BK ENTRY	5.800% 10/27/2008 DD 10/27/93		304,125
DOMINION RES INC VA NEW SR NT	4.125% 02/15/2008 DD 02/13/03		392,560
DOW CHEM CO DEB	5.970% 01/15/2009 DD 02/05/99		258,045
DUKE CAP CORP ST NT	5.500% 03/01/2014 DD 02/20/04		298,827
DUKE ENERGY CORP SR NT	4.200% 10/01/2008 DD 09/23/03		97,796
EXELON GENERATION CO LLC SR NT	5.350% 01/15/2014 DD 12/19/03		99,703
EXELON CORP SR NT	4.900% 06/15/2015 DD 06/09/05		238,593
FHLMC POOL #E9-0287	6.000% 06/01/2017 DD 06/01/02		394,996
FHLMC POOL #E9-6835	4.500% 06/01/2018 DD 06/01/03		226,411
FHLMC POOL #G1-8017	5.500% 10/01/2019 DD 10/01/04		639,747
FHLMC POOL #E0-1488	5.000% 10/01/2018 DD 10/01/03		224,633
FEDERAL HOME LN BKS CONS BD	5.750% 05/15/2012 DD 05/20/02		1,052,699
FEDERAL HOME LN BKS #TR 00667	3.250% 12/17/2007 DD 11/23/04		973,250
FEDERAL FARM CR BKS CONS BD	3.375% 07/15/2008 DD 12/15/04		482,090
FEDERAL FARM CR BKS CONS	2.375% 10/02/2006 DD 10/01/03		983,250
FEDERAL HOME LN MTG CORP DEBS	3.625% 09/15/2008 DD 09/12/03		973,280
FEDERAL HOME LN MTG CORP DEB	5.000% 07/15/2014 DD 07/16/04		1,015,100
FEDERAL NATL MTG ASSN DEBS	5.500% 03/15/2011 DD 03/26/01		1,034,640
FEDERAL NATL MTG ASSN DEBS	4.250% 05/15/2009 DD 05/21/04		986,195
FNMA POOL #0748702	5.000% 11/01/2018 DD 10/01/03		851,554
FNMA POOL #0821787	5.500% 06/01/2020 DD 05/01/05		484,455
FNMA POOL #0824820	4.500% 06/01/2020 DD 06/01/05		475,867
FIRST DATA CORP NT	3.375% 08/01/2008 DD 07/30/03		239,063
FIRST DATA CORP NT	4.850% 10/01/2014 DD 09/16/04		378,936
FIRST DATA CORP MTN TR 00007	6.375% 12/15/2007 DD 12/16/97		102,187
FORD MTR CR CO GBL LANDMARK	7.375% 02/01/2011 DD 01/30/01		262,968
GNMA POOL #0605639	6.000% 08/15/2019 DD 08/01/04		194,084
GNMA POOL #0608603	5.000% 05/15/2019 DD 05/01/04		247,337
GNMA POOL #0641726	5.000% 05/15/2020 DD 05/01/05		290,458
GENERAL ELEC CAP MTN #TR00665	3.750% 12/15/2009 DD 10/29/04		527,654
GENERAL ELEC CAPCORP MTN	4.375% 11/21/2011 DD 11/19/04		242,733
GENERAL MLS INC NT	2.625% 10/24/2006 DD 09/24/03		391,684
GENWORTH FINL INC NT	4.750% 06/15/2009 DD 06/15/04		495,465
GEORGIA PWR CO SR NT	4.000% 01/15/2011 DD 01/23/04		477,735
GOLDMAN SACHS GROUP INC SR NT	3.875% 01/15/2009 DD 01/13/04		728,085
HSBC BK USA NEW YORK N Y	4.625% 04/01/2014 DD 03/22/04		240,038
HEWLETT PACKARD CO GLOBAL NT	5.500% 07/01/2007 DD 06/26/02		252,030
HEWLETT PACKARD CO GLOBAL NT	3.625% 03/15/2008 DD 03/13/03		486,795
HONDA AUTO REC 04-1 A3	2.400% 02/21/2008 DD 04/20/04		469,934
HOUSEHOLD FIN CORP	4.125% 12/15/2008 DD 12/10/03		292,920
HYUNDAI AUTO REC TR 2005-A A-4	4.180% 02/15/2012 DD 07/08/05		195,784
INDIANA MICH PWR CO NT	6.125% 12/15/2006 DD 12/12/01		201,936
INTERNATIONAL BUSINESS TR00112	2.375% 11/01/2006 DD 07/28/03		245,195
INTERNATIONAL BUSINESS TR00114	3.800% 02/01/2008 DD 02/01/05		489,685
KEYSPAN CORP NT	4.650% 04/01/2013 DD 04/04/03		244,023
KIMBERLY CLARK CORP NT	7.100% 08/01/2007 DD 07/27/00		517,340
LEHMAN BROS HLDGS INC NT	3.500% 08/07/2008 DD 07/28/03		241,475
LEHMAN BROS HLDGS MTN #TR00578	4.500% 07/26/2010 DD 07/13/05		342,671

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
LEHMAN BROS HLDGS MTN #TR00348	7.500% 09/01/2006 DD 09/01/99		121,874
LIBERTY PPTY LTD PARTNERSHIP	5.125% 03/02/2015 DD 03/01/05		96,150
LONG BEACH ACCEP AUTO 05-A A-3	4.030% 06/15/2010 DD 06/21/05		494,315
M & I MARHSALL & ISLEY TR00016	4.400% 03/15/2010 DD 03/09/05		245,038
MARATHON OIL CORP NT	6.125% 03/15/2012 DD 03/04/02		318,093
MARSHALL & ILSLEY MTN #00140	5.750% 09/01/2006 DD 08/24/01		145,792
MARSHALL & ISLEY CORP SR NT	4.375% 08/01/2009 DD 07/29/04		343,711
*MELLON BK N A PA MTNS SB 00001	7.375% 05/15/2007 DD 05/09/97		180,140
*MELLON FINL CO	6.700% 03/01/2008 DD 03/01/96		103,687
MELLON FDG CORP SR NT	4.875% 06/15/2007 DD 06/10/02		449,717
MERRILL LYNCH & CO MTN TR00456	4.250% 02/08/2010 DD 02/07/05		534,958
MERRILL LYNCH & CO NTS	7.000% 01/15/2007 DD 01/13/97		204,436
METLIFE INC SR NTS	5.250% 12/01/2006 DD 11/27/01		100,321
METLIFE INC SR NT	6.125% 12/01/2011 DD 11/27/01		264,920
METLIFE INC SR NT	5.375% 12/15/2012 DD 12/10/02		357,273
MORGAN STANLEY & CO INC SR NT	4.250% 05/15/2010 DD 05/07/03		724,920
MOTOROLA INC NTS	7.625% 11/15/2010 DD 11/13/00		35,570
NATIONAL RURAL MTN #TR 00053	5.750% 12/01/2008 DD 12/04/98		714,651
NEWS AMER INC GTD SR NT	4.750% 03/15/2010 DD 09/15/03		246,210
NEWS AMER INC BD	5.300% 12/15/2014 DD 12/03/04		99,250
OCCIDENTAL PETE MTN # TR 00137	4.250% 03/15/2010 DD 03/03/03		389,735
OHIO PWR CO SR NT SER D	5.500% 02/15/2013 DD 08/15/03		101,345
PACIFIC GAS & ELEC CO 1ST MTG	3.600% 03/01/2009 DD 03/23/04		239,920
PANHANDLE EASTN PIPE LINE	2.750% 03/15/2007 DD 03/12/04		243,085
PITNEY BOWES CR CORP NT	5.750% 08/15/2008 DD 08/22/01		713,776
PRUDENTIAL FINL MTN TR 00001	3.750% 05/01/2008 DD 05/01/03		657,876
PRUDENTIAL FINL INC MTN #00005	5.100% 09/20/2014 DD 09/20/04		99,531
PUBLIC SVC CO COLO 1ST COLL 12	4.875% 03/01/2013 DD 09/01/03		298,170
QUEBEC PROV CDA NT	4.875% 05/05/2014 DD 05/05/04		350,655
REGIONS FINL CORP NEW SR NT	4.500% 08/08/2008 DD 08/08/05		247,108
RESIDENTIAL CAP CORP NT	6.375% 06/30/2010 DD 06/24/05		76,207
ROYAL BK SCOTLAND SUB NTS	5.000% 10/01/2014 DD 10/02/02		495,104
SBC COMMUNICATIONS	5.100% 09/15/2014 DD 11/03/04		732,653
SLM CORP MTN # TR 00013	3.625% 03/17/2008 DD 02/20/03		389,318
SLM CORP MTN # TR 00034	4.000% 01/15/2009 DD 11/12/03		340,592
SCOTTISH PWR PLC NT	5.375% 03/15/2015 DD 03/21/05		250,155
SIMON PPTY GROUP L P NT	5.100% 06/15/2015 DD 06/07/05		338,513
SOUTHWESTERN BELL TELEPHONE NO	6.375% 11/15/2007 DD 11/21/97		204,624
SPRINT CAP CORP	6.375% 05/01/2009 DD 05/06/99		363,286
SUNTRUST BKS INC SR NT	3.625% 10/15/2007 DD 08/06/04		489,140
TARGET CORP NT	5.500% 04/01/2007 DD 03/26/01		201,436
TARGET CORP NT	5.400% 10/01/2008 DD 10/10/01		254,063
TRAVELERS PPTY CAS CORP NEW	5.000% 03/15/2013 DD 03/11/03		245,898
UB BK NATL ASSN MTN #TR00230	4.950% 10/30/2014 DD 10/14/04		328,524
US BK NATL ASSN CINCINNATI	4.125% 03/17/2008 DD 03/10/05		395,184
UNION CAMP CORP NOTES	6.500% 11/15/2007 DD 11/15/97		432,120
UNION PAC CORP SR NT	4.875% 01/15/2015 DD 11/23/04		292,638
U S TREASURY NOTES	05.000% 08/15/2011 DD 08/15/01		516,250
U S TREASURY NOTES	4.875% 02/15/2012 DD 02/15/02		2,053,750
U S TREASURY NOTES	4.250% 11/15/2014 DD 11/15/04		988,700
U S TREASURY NOTES	3.000% 12/31/2006 DD 12/31/04		788,960
U S TREASURY NOTES	3.125% 01/31/2007 DD 01/31/05		986,300
U S TREASURY NOTES	4.000% 02/15/2015 DD 02/15/05		872,820

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
U S TREASURY NOTES	3.375% 02/28/2007 DD 02/28/05		988,100
U S TREASURY NOTES	3.750% 03/31/2007 DD 03/31/05		991,800
U S TREASURY NOTES	3.625% 04/30/2007 DD 04/30/05		989,670
U S TREASURY NOTES	4.125% 05/15/2015 DD 05/15/05		342,440
U S TREASURY NOTES	3.500% 05/31/2007 DD 05/31/05		987,700
U S TREASURY NOTES	4.250% 11/30/2007 DD 11/30/05		398,960
VERIZON GLOBAL FDG CORP NT	6.125% 06/15/2007 DD 06/21/02		254,258
VERIZON GLOBAL FDG CORP NT	4.000% 01/15/2008 DD 01/21/03		245,195
VERIZON WIRELESS CAP LLC NT	5.375% 12/15/2006 DD 06/15/02		351,148
VIACOM INC SR NT	5.625% 08/15/2012 DD 08/28/02		99,281
VIRGINIA ELEC & PWR CO SR NT	5.375% 02/01/2007 DD 01/30/02		165,619
VIRGINIA ELEC & PWR CO SR NT B	4.500% 12/15/2010 DD 12/09/03		195,000
VODAFONE GROUP PLC NEW NT	5.375% 01/30/2015 DD 12/18/02		501,330
VODAFONE GROUP PLC NEW NT	5.000% 12/16/2013 DD 09/22/03		245,548
WFS FINL 04-3 CL A4	3.930% 02/17/2012 DD 08/05/04		587,220
WACHOVIA BK NATL ASSN #SB00004	4.875% 02/01/2015 DD 01/31/05		438,818
WACHOVIA BK 05-C21 CL A2C	5.269% 10/17/2044 DD 10/01/05		253,980
WACHOVIA CORP 2ND NEW NT	3.625% 02/17/2009 DD 02/06/04		337,586
WAL MART STORES INC NT	3.375% 10/01/2008 DD 10/02/03		241,250
WAL-MART STORES INC NT	4.125% 07/01/2010 DD 06/09/05		193,874
WAL MART STORES INC SR NT	4.750% 08/15/2010 DD 08/15/05		248,553
WASHINGTON MUT INC SR NT	7.500% 08/15/2006 DD 08/10/99		497,424
WASTE MGMT INC DEL SR NT	6.500% 11/15/2008 DD 11/20/01		311,109
WELLPOINT INC NT	4.250% 12/15/2009 DD 12/09/04		97,406
WELLS FARGO & CO NEW SUB NT	5.000% 11/15/2014 DD 11/06/02		495,060
WELLS FARGO & CO NEW SR NT	4.125% 03/10/2008 DD 03/09/05		246,250
WISCONSIN PWR LT CO DEB	7.000% 06/15/2007 DD 06/30/97		256,483
WORLD SVGS BK FSB # TR 00001	4.125% 12/15/2009 DD 12/08/04		584,058
WRIGLEY WM JR CO SR NT	4.300% 07/15/2010 DD 07/14/05		98,140
XTO ENERGY INC SR NT	5.000% 01/31/2015 DD 01/31/05		391,436
XCEL ENERGY INC SR NT SER A	3.400% 07/01/2008 DD 06/24/03		120,065
*RAYTHEON DEFINED CONTRIBUTIONS	VAR RT 12/31/2049 DD 08/06/03		2,369,879
*BSDT-LATE MONEY DEPOSIT ACCT	VAR RT 12/31/2049 DD 06/26/97		150,000
EL SALAVADOR REPUBLIC REG S	7.650% 06/15/2035 DD 06/10/05		464,625
AK STL CORP SR NT	7.875% 02/15/2009 DD 08/15/99		285,000
ABITIBI-CONSOLIDATED INC	6.950% 12/15/2006 DD 12/11/01		20,150
ABITIBI-CONSOLIDATED INC	6.950% 01-APR-2008 DD 04/06/98		92,000
ACCELLENT INC SR SUB NT 144A	10.500% 12/01/2013 DD 11/22/05		256,250
ACCURIDE CORP SR SUB NT	8.500% 02/01/2015 DD 01/31/05		295,500
ADARO FIN B V SECD NT 144A	8.500% 12/08/2010 DD 12/08/05		186,388
ADELPHIA COMMS CORP SR NT	8.125% 07/15/2003 DD 07/02/98		169,500
ADESA INC SR SUB NT	7.625% 06/15/2012 DD 06/21/04		373,125
ALASKA COMMUNICATIONS	9.875% 08/15/2011 DD 02/15/04		299,063
ALERIS INTL INC SR NT	9.000% 11/15/2014 DD 05/15/05		283,250
ALLIED WASTE NORTH AMER INC	9.250% 09/01/2012 DD 03/01/03		292,275
AMERICAN CELLULAR CORP SR NT	10.000% 08/01/2011 DD 08/08/03		217,000
AMERICAN REAL ESTATE	8.125% 06/01/2012 DD 12/01/04		394,250
AMERICAN TOWER CORP SR NT	7.125% 10/15/2012 DD 10/05/04		329,600
AMERISTAR CASINOS INC SR SUB	10.750% 02/15/2009 DD 02/02/01		58,300
ARMOR HLDGS INC SR SUB NT	8.250% 08/15/2013 DD 02/15/04		456,875
BF SAUL REAL ESTATE	7.500% 03/01/2014 DD 02/25/04		254,375
BIOVAIL CORP	7.875% 04/01/2010 DD 03/28/02		544,031
BLUEWATER FINANCE LTD SR NTS	10.250% 02/15/2012 DD 08/15/02		258,000

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
BOWATER INC DEB	9.500% 10/15/2012		581,950
CCH I LLC / CCH I CAP 144A	11.000% 10/01/2015 DD 09/28/05		650,160
CSC HLDGS INC SR SUB DEBS	10.500% 05/15/2016 DD 05/21/96		577,700
CALPINE CORP SR NTS	10.500% 05/15/2006 DD 05/16/96		89,175
CALPINE CORP SR NT	7.625% 04/15/2006 DD 03/29/99		53,700
CALPINE CORP 2ND PRIORITY 144A	VAR RT 007/15/2007 DD 07/16/03		234,295
CASELLA WASTE SYS INC SR SUB	9.750% 02/01/2013 DD 08/01/03		531,513
CCM MERGER INC SR NT 144A	8.000% 08/01/2013 DD 07/21/05		264,000
CENTENNIAL COMMUNICATIONS 144A	10.000% 01/01/2013 DD 12/21/05		176,750
CHARTER COMM HLDGS SR NT	11.125% 01/15/2011 DD 01/10/01		209,000
CHARTER COMMN HLDGS SR DISC NT	STEP UP 01/15/2011		289,250
CINCINNATI BELL INC SR SUB NTS	8.375% 01/15/2014 DD 11/19/03		427,931
CLEVELAND UNLIMITED INC 144A	VAR RT 112/15/2010 DD 12/15/05		150,000
COMPTON PETE FIN CORP SR 144A	7.625% 12/01/2013 DD 11/22/05		143,150
CONSTELLATION BRANDS SR SUB NT	8.125% 01/15/2012 DD 01/23/02		234,000
CORRECTIONS CORP AMER NEW SR	7.500% 05/01/2011 DD 05/07/03		279,450
COTT BEVERAGES INC GTD SR SUB	8.000% 12/15/2011 DD 12/21/01		420,250
DEX MEDIA EAST LLC/DEX MEDIA	12.125% 11/15/2012 DD 11/08/02		251,550
DIGICEL LTD GTD SR NT 144A	9.250% 09/01/2012 DD 07/28/05		282,563
DOANE PET CARE SR SUB NT 144A	10.625% 11/15/2015 DD 10/24/05		213,713
DONAHUE FOREST PRODUCTS CO	7.625% 15-MAY-2007		233,450
DYNEGY HLDGS INC 2ND 144A	10.125% 07/15/2013 DD 08/11/03		536,750
E TRADE FINL CORP SR NT	8.000% 06/15/2011 DD 12/15/04		551,200
E TRADE FINL CORP SR NT 144A	8.000% 06/15/2011 DD 06/15/05		62,400
EL PASO PRODTN HLDG CO SR NT	7.750% 06/01/2013 DD 05/23/03		373,500
ELWOOD ENERGY LLC SR SECD BD	8.159% 07/05/2026 DD 12/23/01		279,901
FTI CONSULTING INC SR NT 144A	7.625% 06/15/2013 DD 08/02/05		154,500
FINOVA GROUP INC SR SECD NT	7.500% 11/15/2009 DD 08/22/01		209,475
FIRST UN NAT 2001-C2 CL L 144A	6.460% 01/12/2043 DD 06/01/01		298,548
FOSTER WHEELER LLC SR SER A	10.359% 09/15/2011 DD 09/24/04		75,040
GALAXY ENTMT FIN CO LTD 144A	9.875% 12/15/2012 DD 12/14/05		304,500
GAYLORD ENTMT CO NEW SR NT	8.000% 11/15/2013 DD 05/15/04		481,850
GAYLORD ENTMT CO NEW SR NT	6.750% 11/15/2014 DD 05/15/05		39,200
GENERAL MTRS ACCEP CORP NT	6.875% 09/15/2011 DD 09/12/01		118,543
GENERAL MTRS ACCEP CORP NT	8.000% 11/01/2031 DD 11/02/01		196,351
GEO SUB CORP SR NT	11.000% 05/15/2012 DD 05/18/04		392,000
GEORGIA PAC CORP DEB	9.500% 12/01/2011 DD 12/01/91		194,944
GEORGIA PAC CORP NT	8.875% 05/15/2031 DD 05/08/01		160,400
GOLD KIST INC SR NT	10.250% 03/15/2014 DD 09/15/04		234,150
GRAHAM PACKAGING CO LP/GPC CAP	9.875% 10/15/2014 DD 10/07/04		404,625
H LINES FIN HLDG CORP SR DISC	VAR RT 04/01/2013 DD 12/10/04		425,335
HEALTHSOUTH CORP SR SUB NT	10.750% 10/01/2008 DD 09/25/00		580,000
HERTZ CORP SR NT 144A	8.875% 01/01/2014 DD 12/21/05		152,813
HERTZ CORP SR SUB NT 144A	10.500% 01/01/2016 DD 12/21/05		72,100
HILCORP ENERGY I LP SR NT 144A	10.500% 09/01/2010 DD 08/12/03		153,943
HILCORP ENERGY I L P / HILCORP	7.750% 11/01/2015 DD 10/27/05		127,188
HORIZON LINES LLC	9.000% 11/01/2012 DD 07/07/04		117,880
HUNTSMAN INTL LLC SR SUB 144A	STEP 01/01/2015 DD 12/17/04		241,250
HUNTSMAN 1C1 CHEMS LLC SR SUB	10.125% 07/01/2009 DD 01/01/00		103,250
INERGY L P & INERGY FIN CORP	6.875% 12/15/2014 DD 06/15/05		230,000
IMMARSAT FIN II PLC SR DISC NT	STEP 11/15/2012 DD 11/24/04		471,069
INSIGHT MIDWEST LP/INSIGHT CAP	10.500% 11/01/2010 DD 05/01/01		788,438
INTERFACE INC SR NT	10.375% 02/01/2010 DD 01/17/02		405,938

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
INTERLINE BRANDS INC SR SUB NT	11.500% 05/15/2011 DD 11/15/03		496,175
INTERTAPE POLYMER	8.500% 08/01/2014 DD 07/28/04		414,553
KANSAS CITY SOUTHN RY CO SR NT	9.500% 10/01/2008 DD 04/01/01		433,000
KNOWLEDGE LEARNING CORP 144A	7.750% 02/01/2015 DD 02/02/05		237,500
LABRANCHE & CO INC SR NT	9.500% 05/15/2009 DD 05/18/04		237,375
LABRANCHE & CO INC SR NT	11.000% 05/15/2012 DD 05/18/04		371,850
LANDRYS RESTAURANTS INC SR NT	7.500% 12/15/2014 DD 12/28/04		215,050
LE NATURES INC SR SUB NT 144A	STEP 06/15/2013 DD 06/23/03		409,500
LODGENET ENTMT CORP SR SUB NT	9.500% 06/15/2013 DD 06/18/03		562,900
LYONDELL CHEMICAL CO SR SECD	10.500% 06/01/2013 DD 05/20/03		51,131
MCI INC NT 2007	STEP 05/01/2007 DD 04/20/04		22,165
MCI INC NT 2009	STEP 05/01/2009 DD 04/20/04		516,250
MGM GRAND INC GTD SR SUB NT	9.750% 06/01/2007 DD 05/31/00		5,269
MANACHIP SEMICONDUCTOR SA	8.000% 12/15/2014 DD 06/15/05		334,250
MAIL WELL I CORP SR NT	9.625% 03/15/2012 DD 09/15/02		189,000
MAJESTIC STAR CASINO LLC 144A	9.750% 01/15/2011 DD 12/21/05		266,988
MANDALAY RESORT SR NT SER B	10.250% 08/01/2007 DD 07/24/00		239,906
MASSEY ENERGY CO SR NT 144A	6.875% 12/15/2013 DD 12/21/05		342,975
MEDIACOM LLC/MEDIACOM CAP	9.500% 01/15/2013 DD 07/15/01		610,156
METALDYNE CORP SR NT	STEP 11/01/2013 DD 11/01/05		371,050
MIDWEST GENERATION CTF SER A	8.300% 07/02/2009 DD 01/02/01		417,000
MIDWEST GENERATION LLC	8.750% 05/01/2034 DD 04/27/04		429,488
MIRANT AMERICAS GENERATION LLC	8.300% 05/01/2011 DD 01/04/06		379,500
MIRANT NORTH AMER LLC 144A	7.375% 12/31/2013 DD 12/23/05		217,419
MUELLER HLDGS N A INC SR DISC	STEP 04/15/2014 DD 04/29/04		372,488
NATIONAL BEEF PKG CO	10.500% 08/01/2011 DD 02/01/04		310,500
NDCHEALTH CORP SR SUB NT	10.500% 12/01/2012 DD 06/01/03		439,863
NELLS AF S A R L SR NT 144A	8.375% 08/15/2015 DD 08/10/05		247,500
NEIMAN MARCUS GRP INC 144A	9.000% 10/15/2015 DD 10/06/05		301,638
NEWPAGE CORP SR SECD NT	10.000% 05/01/2012 DD 05/02/05		221,063
NORSKE SKOG CDA LTD SR NT	8.625% 06/15/2011 DD 06/15/03		444,075
NOVELS INC SR NT 144A	STEP 02/15/2015 DD 02/03/05		32,638
O CHARLEYS INC SR SUB NT	9.000% 11/01/2013 DD 05/01/04		340,025
OMI CORP SR NT	7.625% 12/01/2013 DD 11/26/03		506,875
ORION PWR HLDGS INC SR NT	12.000% 05/01/2010 DD 05/01/01		367,250
PANAMSAT CORP NEW SR NT	9.000% 08/15/2014 DD 08/20/04		78,563
PANOLAM INDS INTL SR SUB 144A	10.750% 10/01/2013 DD 09/30/05		168,438
PENN NATL GAMING INC SR SUB NT	8.875% 03/15/2010 DD 02/28/02		803,250
PILGRIMS PRIDE CORP SR NT	9.625% 09/15/2011 DD 08/09/01		255,600
PLAYTEX PRODS INC SR SUB NT	9.375% 06/01/2011 DD 05/22/01		382,338
PORT TOWNSEND PAPER CORP 144A	STEP 04/15/2011 DD 04/13/04		265,600
QWEST CORP NT	7.875% 09/01/2011 DD 03/01/05		145,463
QWEST CORP NT 144A	VAR RT 06/15/2013 DD 06/17/05		215,750
RELIANT RES INC SR SECD NT	9.500% 07/15/2013 DD 07/01/03		75,188
RHODIA SR SUB NT	8.875% 06/01/2011 DD 06/01/04		338,250
RHODIA SA SR NT	10.250% 06/01/2010 DD 05/17/04		273,750
ROYAL CARIBBEAN CRUISES LTD	7.250% 03/15/2018 DD 03/16/98		155,875
RURAL CELLULAR CORP SR NT	9.875% 02/01/2010 DD 08/01/03		263,750
RURAL CELLULAR CORP SR 144A	VAR RT 11/01/2012 DD 11/07/05		181,350
SANMINA SCI CORP SR SECD NT	10.375% 01/15/2010 DD 07/15/03		541,450
SEABULK INTL INC SR NT	9.500% 08/15/2013 DD 08/05/03		252,844
SECUNDA INTL LTD SR SECD NT	VAR RT 09/01/2012 DD 03/15/05		262,500
SHERIDAN GROUP INC SR SECD NT	10.250% 08/15/2011 DD 08/15/04		257,188

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
SIRIUS SATELLITE RADIO 144A	9.625% 08/01/2013 DD 08/09/05		394,000
SMURFIT CAPITAL DEBS	7.500% 11/20/2025 DD 11/20/95		484,000
SOLUTIA INC NTS	6.720% 10/15/2037 DD 10/15/97		459,000
SOUTHERN PERU COPPER CORP 144A	7.500% 07/27/2035 DD 07/27/05		323,830
STENA AB SR NT	9.625% 12/01/2012 DD 11/27/02		385,619
STONE CONTAINER CORP SR NT	9.750% 02/01/2011 DD 01/25/01		348,450
SUNGARD DATA SYS INC SR 144A	9.125% 08/15/2013 DD 08/11/05		258,750
SUNGARD DATA SYS INC 144A	10.250% 08/15/2015 DD 08/11/05		400,000
TANGER PPTYS LTD PARTN SR NT	9.125% 02/15/2008 DD 02/15/01		381,469
TELCORDIA TECHNOLOGIES 144A	10.000% 03/15/2013 DD 03/15/05		539,850
TEMBEC INDUSTRIES INC	8.625% 30-JUN-2009 DD 04/06/99		441,750
TENASKA ALA PARTNERS LP 144A	7.000% 06/30/2021 DD 06/16/05		199,867
TENNESSEE GAS PIPELINE CO NT	8.375% 06/15/2032 DD 06/10/02		283,633
TOWN SPORTS INTL HLDGS	VAR RT 02/01/2014 DD 08/01/04		172,500
TRIMAS CORP SR SUB NT	9.875% 06/15/2012 DD 12/15/02		264,000
TRITON PCS INC SR SUB NT	9.375% 02/01/2011 DD 01/19/01		237,250
US LEC CORP	VAR RT 10/01/2009 DD 09/30/04		268,750
US ONCOLOGY INC SR SUB NT	10.750% 08/15/2014 DD 02/15/05		560,550
UNITED AIRLS PASSTHRU 00 1 A2	7.730% 01/01/2012 DD 07/31/00		93,503
UNO RESTARANT MERGER	10.000% 02/15/2011 DD 02/22/05		22,500
VALOR TELECOMMUNICATIONS	7.750% 02/15/2015 DD 02/14/05		418,000
VANGUARD HEALTH HLDG	STEP 10/01/2015 DD 09/23/04		302,950
VENEZUELA REP GLOBAL BD	9.375% 01/13/2034 DD 01/14/04		302,175
VERASUN ENERGY CORP 144A	9.875% 12/15/2012 DD 12/21/05		131,950
VERTIS INC SR NT	10.875% 06/15/2009 DD 06/24/02		187,150
VISTEON CORP NT	8.250% 08/01/2010 DD 08/03/00		170,000
VISTEON CORP NT	7.000% 03/10/2014 DD 03/10/04		57,938
WARNACO INC ACQUIRED	8.875% 06/15/2013 DD 12/15/03		538,750
WARNER CHILCOTT CORP SR 144A	STEP 02/01/2015 DD 01/18/05		625,600
WARNER MUSIC GROUP SR SUB NT	7.375% 04/15/2014 DD 10/15/04		327,525
WESTERN FINL BK CALIF DEB	9.625% 05/15/2012 DD 05/03/02		123,200
WHEELING IS GAMING INC SR NT	10.125% 12/15/2009 DD 12/19/01		524,375
WHITING PETE CORP NEW SR SUB	7.250% 05/01/2013 DD 04/19/05		253,125
WIND ACQUISITION FIN S A 144A	10.750% 12/01/2015 DD 11/28/05		345,888
WITCO CORP DEB	6.875% 02/01/2026 DD 02/12/96		117,813
XM SATELLITE RADIO INC SR NT	12.000% 06/15/2010 DD 06/17/03		387,263
CHARTER COMMUNICATIONS 144A	5.875% 11/16/2009 DD 11/22/04		111,563
IPCS INC DEL SR NT	11.500% 05/01/2012 DD 04/30/04		258,188
MIRANT CORP SR DEB CVT	2.500% 06/15/2021 DD 05/31/01		197,950
FOSTER WHEELER LTD	FOSTER WHEELER LTD		56,156
B & G FOODS INC	SECS REPSTG 1 CL A & 1 SR		78,408
*MELLON BANK	VAR RT 12/31/2049 DD 08/06/03		13,365,090
AT&T WIRELESS SVCS INC SR NT	7.875% 03/01/2011 DD 09/01/01		269,287
ASIF GLOBAL FING XXIII SR NT	3.900% 10/22/2008 DD 10/22/03		97,296
AT&T BROADBAND CORP NT	8.375% 03/15/2013 DD 11/18/02		289,375
AMERICAN ELEC PWR INC SR NT A	6.125% 05/15/2006 DD 05/10/01		42,190
AMERICAN EXPRESS CR CORP NT	3.000% 05/16/2008 DD 05/16/03		191,650
AMERICAN EXPRESS CR TR 04-3 A	4.350% 12/15/2011 DD 06/02/04		295,674
AMERICAN INTL GRP INC	4.250% 05/15/2013 DD 11/15/03		380,436
AMERICREDIT AUTO REC 02A CL A4	4.610% 01/12/2009 DD 02/27/02		90,915
AMERICREDIT AUTO RECS 03BX A4A	2.720% 01/06/2010 DD 05/22/03		258,834
ASIF GLOBAL FING XX SR NT 144A	2.650% 01/17/2006 DD 01/15/03		199,784
ASSOCIATES CORP NORTH AMER DEB	8.150% 08/01/2009		220,812

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
BANC AMER FDG 2005-E CL 4A1	VAR RT 03/20/2035 DD 06/01/05		350,246
BANC AMER COML MTG 2005-6 ASB	5.182% 09/10/2047 DD 12/01/05		401,375
BANC AMER MTG 2003-9 CL 4A1	5.000% 12/25/2018 DD 11/01/03		320,249
BANC AMER MTG SECS 04-4 APO	0.000% 05/25/2034 DD 04/01/04		62,943
BANC AMER MTG SECS 04-E 2-A-5	VAR RT 06/25/2034 DD 05/01/04		241,688
BANC AMER MTG SECS 04-J 3-A-1	VAR RT 11/25/2034 DD 10/01/04		267,833
BANK AMER CORP NT	7.800% 02/15/2010 DD 02/14/00		220,842
BANK AMER CORP SUB NT	7.400% 01/15/2011 DD 01/23/01		220,312
BANK AMER CORP SR NT	3.875% 01/15/2008 DD 11/26/02		490,612
BANK AMERICA CORP SUB NTS	7.125% 10/15/2011 DD 10/24/96		239,479
BEAR STEARNS COML 04-TOP14 A3	4.800% 01/12/2041 DD 05/01/04		99,329
BEAR STEARNS COML MTG 00WF1 A1	7.640% 02/15/2032 DD 02/01/00		64,002
BEAR STEARNS COML 04-TOP16 A-2	3.700% 08/13/2046 DD 11/01/04		151,034
BEARS STEARNS 03-7 MTCL III-A	VAR RT 10/25/2033 DD 09/01/03		318,859
BEAR STEARNS & CO INC	5.700% 11/15/2014 DD 11/06/02		154,415
BEAR STEARNS 05-PWR9 CL A-AB	4.804% 09/15/2042 DD 09/01/05		198,088
BEAR STEARNS COS INC NT	3.250% 03/25/2009 DD 03/25/04		474,215
BRANCH BKG & TR CO MTN TR00028	4.875% 01/15/2013 DD 12/23/02		148,377
BRITISH TELECOMMUNICATIONS NT	STEP UP 12/15/2010 DD 12/12/00		102,459
BURLINGTON NORTH SANTE FE	6.125% 03/15/2009 DD 03/10/99		160,303
CIT GROUP INC SR NT	7.750% 04/02/2012 DD 04/01/02		226,812
CNH EQUIP TR 2003-B NT CL A-4B	3.380% 02/15/2011 DD 11/25/03		204,882
CWALT INC 2004-2 1-A-9 04-2CB	5.750% 03/25/2034 DD 01/01/04		524,191
CWALT INC 04-16CB CL 2-A-2	5.000% 08/25/2019 DD 06/01/04		408,217
CWALT INC 05-J1 MTG P/T 1-A-4	VAR RT 02/25/2035 DD 01/25/05		15,318
CWALT INC 05-22T1 MTG A2 IO	VAR RT 06/25/2035 DD 04/25/05		20,412
CWALT INC 05-36 CB P/T CL A-10	VAR RT 07/25/2035 DD 05/25/05		211,350
CWALT INC 05-28CB CL 1A4	5.500% 08/25/2035 DD 06/01/05		492,655
CWABS INC 04-AB2 ASSET CL A-2	VAR RT 10/25/2033 DD 12/29/04		741,478
CWALT INC 2005-54CB CL 1A11	5.500% 11/25/2035 DD 09/01/05		490,225
CWMBS INC PASS THRU 03-J2 A-17	VAR RT 04/25/2033 DD 02/25/03		10,107
CWMBS INC 03-34 CL A-11	5.250% 09/25/2033 DD 07/01/03		74,952
CWMBS INC 2004-HYB1 CL 2-A	VAR RT 05/20/2034 DD 02/01/04		332,245
CWMBS INC 04-7 2A1	VAR RT 06/25/2034 DD 04/01/04		224,635
CWMBS INC 2005-22 CL 2A1	VAR RT 11/25/2035 DD 09/01/05		963,640
CAPITAL ONE BK MTN SR #TR00176	5.750% 09/15/2010 DD 09/08/03		66,554
CAPITAL ONE MASTER TR 01-5 CLA	5.300% 06/15/2009 DD 08/22/01		401,084
CAROLINA PWR & LT CO 1ST MTG	5.125% 09/15/2013 DD 09/11/03		159,574
CATERPILLAR FINL MTN #TR 00762	3.450% 01/15/2009 DD 01/16/04		115,038
CITIGROUP INC NT	6.200% 03/15/2009 DD 03/31/99		119,276
CITIGROUP INC GLOBAL SUB NT	5.625% 08/27/2012 DD 08/26/02		206,156
CITIGROUP INC GLOBAL SR NT	3.500% 02/01/2008 DD 01/31/03		179,986
CITIGROUP INC GLOBAL NT	4.250% 07/29/2009 DD 07/29/04		97,828
CITIGROUP INC GLOBAL SR NT	4.700% 05/29/2015 DD 05/31/05		96,625
CITICORP MTG SECS INC 04-1 3A1	4.750% 01/25/2034 DD 01/01/04		770,524
CITIBANK CR CARD 2002 A1 NT	4.950% 02/09/2009 DD 01/31/02		250,380
CITIBANK CR 2005-B1	4.400% 09/15/2010 DD 09/15/05		246,018
CITIGROUP MTG LN TR 03-UST1 A1	5.500% 09/25/2033 DD 11/01/03		654,029
CITIGROUP MTG LN TR 03-UP3 A-3	7.000% 09/25/2033 DD 11/01/03		176,880
CITIGROUP MTG LN 2005-1 CL 21A	VAR RT 04/25/2035 DD 03/01/05		299,733
COMCAST CORP NEW NT	5.500% 03/15/2011 DD 03/14/03		603,276
COMMERCIAL CR GROUP INC NT	8.700% 06/15/2009		101,905
COMMERCIAL CREDIT MTN	6.250% 01/01/2008 DD 01/01/98		692,953

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
COMMONWEALTH	6.950% 07/15/2018 DD 07/15/98		21,300
CONOCO FDG CO NT	5.450% 10/15/2006 DD 10/11/01		150,585
CONOCO FDG CO NT	6.350% 10/15/2011 DD 10/11/01		139,282
CONSOLIDATED EDISON NY DEC 04C	4.700% 06/15/2009 DD 06/17/04		49,672
COUNTRYWIDE HOME LN MTN #00103	7.200% 10/30/2006 DD 10/30/96		101,703
COUNTRYWIDE HOME LNS MTN #0034	3.250% 05/21/2008 DD 05/21/03		95,880
COUNTRYWIDE HOME MTN #TR00313	4.000% 03/22/2011 DD 03/22/04		282,279
CREDIT SUISSE FB INC NT	6.125% 11/15/2011 DD 11/06/01		367,392
CREDIT SUISSE FB USA INC	4.700% 06/01/2009 DD 05/27/04		223,171
CREDIT SUISSE FB	4.875% 01/15/2015 DD 12/15/04		194,624
DAIMLER CHRYSLER NORTH AMER	4.750% 01/15/2008 DD 01/16/03		247,733
DONALDSON LUFKIN & JEN SR NTS	6.500% 06/01/2008 DD 06/08/98		180,824
DOW CHEM CO NT	6.125% 02/01/2011 DD 02/08/01		157,077
DUKE ENERGY CORP SR NT	4.200% 10/01/2008 DD 09/23/03		195,592
EOP OPERATING LP NTS	6.750% 02/15/2012 DD 02/15/02		265,313
ERP OPER LTD PARTNERSHIP SR NT	4.750% 06/15/2009 DD 06/04/04		44,479
EXELON GENERATION CO LLC SR NT	6.950% 06/15/2011 DD 12/15/01		107,828
FHLMC POOL #D9-5395	6.500% 05/01/2022 DD 05/01/02		396,049
FHLMC POOL #E8-3211	6.500% 04/01/2016 DD 04/01/01		87,226
FHLMC POOL #E9-0325	6.500% 06/01/2017 DD 06/01/02		278,051
FHLMC POOL #E9-9955	5.000% 10/01/2018 DD 10/01/03		360,938
FHLMC POOL #A4-6987	5.500% 07/01/2035 DD 09/01/05		478,977
FHLMC POOL #J0-2203	6.000% 04/01/2020 DD 06/01/05		939,329
FHLMC POOL #J0-2204	6.500% 01/01/2020 DD 06/01/05		637,391
FHLMC POOL #P6-0089	7.000% 12/01/2014 DD 01/01/03		129,320
FHLMC POOL #P6-0090	7.000% 03/01/2016 DD 01/01/03		115,717
FHLMC MULTICLASS CTF 1483 VF	8.000% 09/15/2011		79,434
FHLMC MULTICLASS MTG	6.500% 05/15/2008 DD 05/01/93		598,787
FHLMC POOL #E0-1254	6.500% 10/01/2017 DD 10/01/02		137,583
FHLMC POOL #A2-1170	6.500% 04/01/2034 DD 04/01/04		748,479
FHLMC POOL #B1-2459	4.500% 10/01/2018 DD 02/01/04		371,802
FHLMC POOL #B1-3051	4.500% 04/01/2019 DD 03/01/04		319,422
FHLMC POOL #B1-4730	4.000% 05/01/2014 DD 05/01/04		1,448,097
FHLMC POOL #B1-4961	4.500% 06/01/2019 DD 06/01/04		853,797
FHLMC POOL #A2-8796	6.500% 11/01/2034 DD 11/01/04		340,236
FHLMC MULTICLASS MTG	10.000% 11/15/2022 DD 06/01/98		193,339
FHLMC MULTICLASS MTG	6.500% 08/15/2028 DD 08/01/98		495,932
FHLMC MULTICLASS MTG 2102 TC	6.000% 12/15/2013 DD 12/01/98		1,299,281
FHLMC MULTICLASS CTFS 2169 TB	7.000% 06/15/2029 DD 06/01/99		314,991
FHLMC MULTICLASS CTFS 2262 Z	7.500% 10/15/2030 DD 10/01/00		370,691
FHLMC MULTICLASS CTFS 2355 BP	6.000% 09/15/2016 DD 09/01/01		502,452
FHLMC MULTICLASS MTG	VAR RT 08/15/2008 DD 08/15/93		146,630
FHLMC MULTICLASS MTG P/C 1668D	6.500% 02/15/2014		615,811
FEDERAL HOME LN BKS CONS BD	4.250% 04/16/2007 DD 10/03/05		397,540
FEDERAL HOME LN BKS	4.720% 09/20/2012 DD 09/20/05		957,036
FHLMC MULTICLASS MTG	VAR RT 02/15/2032 DD 02/15/02		92,298
FHLMC MULTICLASS MTG	6.000% 01/15/2017 DD 01/01/02		1,345,123
FHLMC MULTICLASS CTFS 2399 OH	6.500% 01/15/2032 DD 01/01/02		509,670
FHLMC MULTICLASS CTFS 2410 NG	6.500% 02/15/2032 DD 02/01/02		1,229,191
FHLMC MULTICLASS CTFS 2425 OB	6.000% 03/15/2017 DD 03/01/02		528,313
FHLMC MULTICLASS CTF 2344 ZJ	6.500% 08/15/2031 DD 08/01/01		70,483
FHLMC MULTICLASS CTF 2362 PD	6.500% 06/15/2020 DD 09/01/01		319,020
FEDERAL HOME LN MTG DEBS	6.875% 09/15/2010 DD 09/22/00		994,812

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FHLMC INT PMT ON % DEB 2031	5.750% 01/15/2012 DD 01/14/02		839,000
FEDERAL HOME LN MTG DEB	4.125% 07/12/2010 DD 06/21/05		2,670,610
FNMA GTD REMIC P/T CTF 92-205Z	7.00% 11/25/2022		843,583
FNMA GTD REMIC CTF93-217H PO	0.000% 08/25/2023 DD 10/01/93		71,580
FNMA GTD REMIC P/T 99-15 S IO	VAR RT 02/25/2024 DD 02/25/94		84,593
FNMA GTD REMIC P/T 1994-34 DZ	6.000% 03/25/2009		494,852
FNMA GTD REMIC P/T CTF 94-40-Z	6.500% 03/25/2024		1,115,100
FEDERAL NATL MTG ASSN DEBS	5.750% 02/15/2008 DD 02/05/98		1,531,860
FEDERAL NATL MTG ASSN DEBS	6.625% 09/15/2009 DD 09/01/99		425,328
FEDERAL NATL MTG ASSN DEBS	7.250% 01/15/2010 DD 1/14/2000		1,309,572
FEDERAL NATL MTG ASSN DEBS	7.125% 06/15/2010 DD 06/09/00		3,722,354
FEDERAL NATL MTG ASSN	6.625% 11/15/2010 DD 11/03/00		2,162,240
FEDERAL NATL MTG ASSN	6.000% 05/15/2011 DD 05/25/01		1,054,260
FEDERAL NATL MTG ASSN DEBS	6.125% 03/15/2012 DD 03/26/02		535,700
FNMA GTD REMIC P/T 01-7 PF	7.000% 03/25/2031 DD 02/01/01		75,489
FNMA GTD REMIC CTF 329 1 PO	0.000% 12/01/2032 DD 12/01/02		49,613
FNMA STRPD SMBA 000340 CL 1 PO	0.000% 08/01/2033 DD 08/01/03		80,888
FNMA POOL #0252409	6.500% 03/01/2029 DD 02/01/99		147,686
FNMA POOL #0254305	6.500% 05/01/2022 DD 04/01/02		507,873
FNMA POOL #0254353	7.000% 05/01/2017 DD 04/01/02		122,509
FNMA POOL #0254693	5.500% 04/01/2033 DD 03/01/03		751,510
FNMA POOL #0254774	5.500% 05/01/2013 DD 04/01/03		176,153
FNMA POOL #0254827	5.500% 05/01/2013 DD 05/01/03		243,012
FNMA POOL #0535460	8.000% 09/01/2015 DD 08/01/00		330,437
FNMA POOL #0555390	6.000% 03/01/2018 DD 03/01/03		315,779
FNMA POOL #0583745	6.000% 06/01/2016 DD 06/01/01		121,044
FNMA POOL #0602589	7.000% 09/01/2031 DD 08/01/01		170,120
FNMA POOL #0627139	6.500% 03/01/2017 DD 03/01/02		188,344
FNMA POOL #0636917	7.000% 03/01/2017 DD 03/01/02		218,798
FNMA POOL #0638411	5.500% 03/01/2017 DD 03/01/02		178,941
FNMA POOL #0638774	7.000% 05/01/2017 DD 05/01/02		419,025
FNMA POOL #0665775	5.500% 09/01/2017 DD 09/01/02		223,137
FNMA POOL #0667070	7.000% 07/01/2017 DD 09/01/02		404,109
FNMA POOL #0668811	6.000% 11/01/2017 DD 11/01/02		119,977
FNMA GTD REMIC P/T	6.000% 12/25/2016 DD 11/01/01		1,025,620
FNMA GTD REMIC P/T 01-81 SL IO	VAR RT 01/18/2032 DD 12/18/01		56,085
FNMA GTD REMIC P/T	6.000% 03/25/2017 DD 02/01/02		1,011,700
FNMA GTD REMIC P/T 02-94 BK	5.500% 01/25/2018 DD 12/01/02		1,631,146
FNMA GTD REMIC P/T	5.500% 06/25/2022 DD 12/01/02		3,696
FNMA GTD REMIC P/T	5.000% 11/25/2012 DD 02/01/03		4,401
FHLMC MULTICLASS CTFS 2460 VZ	6.000% 11/15/2029 DD 06/01/02		310,055
FHLMC MULTICLASS CTFS 2474 NR	6.500% 07/15/2032 DD 07/01/02		308,259
FHLMC MULTICLASS CTFS 2484 LZ	6.500% 07/15/2032 DD 07/01/02		396,246
FHLMC MULTICLASS MTG	8.500% 11/15/2015 DD 09/01/02		10,414
FHLMC MULTICLASS MTG 2513 YO	0.000% 02/15/2032 DD 10/01/02		199,144
FNMA GTD REMIC P/T 01-44 PD	7.000% 09/25/2031 DD 08/01/01		133,898
FNMA GTD REMIC P/T 03-W4 2A	6.500% 10/25/2042 DD 03/01/03		76,717
FNMA GTD REMIC P/T 03-55 CD	5.000% 06/25/2023 DD 05/01/03		1,114,595
FNMA GTD REMIC P/T 03-47 PE	5.750% 06/25/2033 DD 05/01/03		310,452
FNMA GTD REMIC P/T 03-52 SX	VAR RT 10/25/2031 DD 05/25/03		164,238
FNMA GTD REMIC P/T 03-68 QP	3.000% 07/25/2022 DD 06/01/03		291,343
FNMA GTD REMIC P/T 03-80 SV IO	VAR RT 06/25/2023 DD 07/25/03		53,588
FNMA GTD REMIC P/T 03-71 PS	VAR RT 08/25/2033 DD 07/01/03		44,941

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FNMA GTD REMIC P/T 03-91 SD	VAR RT 09/25/2033 DD 08/25/03		66,184
FHLMC MULTICLASS MTG 2519 BT	8.500% 09/15/2031 DD 11/01/02		34,644
FHLMC MULTICLASS MTG 2527 TB	6.000% 11/15/2032 DD 11/01/02		101,182
FHLMC MULTICLASS MTG 2537 TE	5.500% 12/15/2017 DD 12/01/02		1,001,370
FHLMC MULTICLASS CTFS 2565 MB	6.000% 05/15/2030 DD 01/01/03		250,938
FHLMC MULTICLASS CTFS 2557 WJ	5.000% 07/15/2014 DD 01/01/03		993,610
FHLMC MULTICLASS SER T-54 2A	6.500% 02/25/2043 DD 02/01/03		369,503
FHLMC MULTICLASS CTFS T-54 3A	7.000% 02/25/2043 DD 02/01/03		175,517
FHLMC MULTICLASS MTG	6.500% 03/15/2033 DD 03/01/03		25,107
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03		33,136
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03		25,909
FHLMC MULTICLASS CTFS 2494 VA	6.000% 03/15/2014 DD 04/01/03		205,277
FHLMC MULTICLASS CTFS 2619 HR	3.500% 11/15/2031 DD 05/01/03		359,224
FHLMC MULTICLASS MTG	4.500% 05/15/2018 DD 05/01/03		936,480
FHLMC MULTICLASS MTG	VAR RT 03/15/2033 DD 05/15/03		51,078
FNMA GTD REMIC P/T 03-106 US	VAR RT 11/25/2023 DD 10/01/03		37,313
FNMA GTD REMIC P/T 03-113 PC	4.000% 03/25/2015 DD 10/01/03		485,520
FNMA GTD REMIC P/T 04-4 QM	VAR RT 06/25/2033 DD 01/25/04		240,055
FNMA GTD REMIC P/T 04-14 SD	VAR RT 03/25/2034 DD 02/25/04		72,163
FHLMC MULTICLASS MTG	VAR RT 06/15/2023 DD 06/15/03		32,325
FHLMC MULTICLASS CTFS 2628 WA	4.000% 07/15/2028 DD 06/01/03		469,885
FHLMC MULTICLASS MTG	4.500% 06/15/2018 DD 06/01/03		776,696
FHLMC MULTICLASS CTFS 2643 KG	4.000% 05/15/2018 DD 07/01/03		556,702
FHLMC MULTICLASS MTG	4.500% 07/15/2018 DD 07/01/03		835,360
FHLMC MULTICLASS 04-21 CO PO	0.000% 04/25/2034 DD 03/01/04		41,247
FNMA GTD REMIC P/T 04-36 PC	5.500% 02/25/2034 DD 04/01/04		603,330
FNMA GTD REMIC P/T 04-36 SN	VAR RT 07/25/2033 DD 04/25/04		358,801
FNMA GTD REMIC P/T 04-36 SA	VAR RT 05/25/2034 DD 04/25/04		307,537
FNMA GTD REMIC P/T	VAR RT 07/25/2034 DD 06/25/04		379,340
FNMA GTD REMIC P/T	4.000% 10/25/2019 DD 09/01/04		1,836,420
FNMA GTD REMIC P/T 2005-68 PG	5.500% 08/25/2035 DD 07/01/05		1,003,580
FNMA GTD REMIC P/T 05-84 XM	5.750% 10/25/2035 DD 09/01/05		1,017,100
FHLMC MULTICLASS MTG	VAR RT 02/15/2025 DD 08/15/03		38,221
FHLMC MULTICLASS MTG	VAR RT 10/15/2015 DD 09/15/03		187,754
FHLMC MULTICLASS MTG	5.000% 11/15/2022 DD 09/01/03		983,730
FHLMC MULTICLASS CTFS 2686 GB	5.000% 05/15/2020 DD 10/01/03		699,825
FHLMC MULTICLASS MTG	VAR RT 10/15/2021 DD 10/15/03		49,920
FHLMC MULTICLASS MTG	VAR RT 10/15/2033 DD 10/15/03		27,156
FHLMC MULTICLASS CTFS 2695 DE	4.000% 01/15/2017 DD 10/01/03		475,635
FHLMC MULTICLASS MTG	VAR RT 05/15/2030 DD 02/15/04		342,867
FHLMC MULTICLASS CTS 2752 JB	4.500% 02/15/2019 DD 02/01/04		940,070
FHLMC MULTICLASS CTFS 2769 PO	0.000% 03/15/2034 DD 03/01/04		28,486
FNMA GTD REMIC P/T 2005-110 GJ	5.500% 11/25/2030 DD 11/01/05		1,004,300
FHLMC MULTICLASS CTFS 2780 JG	4.500% 04/15/2019 DD 04/01/04		285,807
FHLMC MULTICLASS MTG	VAR RT 01/15/2019 DD 07/15/04		130,783
FHLMC MULTICLASS CTFS 2989 PO	0.000% 06/15/2023 DD 05/01/05		71,407
FHLMC MULTICLASS CTFS 3047 OB	5.500% 12/15/2033 DD 10/01/05		303,372
FNMA POOL #0682424	4.000% 07/01/2018 DD 07/01/03		283,945
FNMA POOL #0682450	4.000% 09/01/2018 DD 10/01/03		147,194
FNMA POOL #0688625	6.000% 03/01/2033 DD 03/01/03		140,800
FNMA POOL #0695533	8.000% 06/01/2027 DD 04/01/03		57,617
FNMA POOL #0695584	6.000% 03/01/2033 DD 03/01/03		76,716
FNMA POOL #0698023	3.500% 04/01/2019 DD 04/01/04		335,632

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
FNMA POOL #0702901	6.000% 05/01/2033 DD 05/01/03		282,285
FNMA POOL #0709848	5.000% 06/01/2018 DD 06/01/03		704,265
FNMA POOL #0709877	5.000% 06/01/2018 DD 06/01/03		511,809
FNMA POOL #0720393	4.500% 07/01/2018 DD 07/01/03		710,376
FNMA POOL #0726128	4.000% 07/01/2018 DD 07/01/03		406,329
FNMA POOL #0735023	4.500% 11/01/2014 DD 11/01/04		961,058
FNMA POOL #0735290	4.500% 12/01/2019 DD 02/01/05		431,262
FNMA POOL #0735522	4.000% 12/01/2018 DD 04/01/05		2,478,065
FNMA POOL #0740462	5.000% 11/01/2018 DD 10/01/03		362,739
FNMA POOL #0742078	4.500% 03/01/2019 DD 03/01/04		939,908
FNMA POOL #0749596	5.000% 11/01/2018 DD 10/01/03		1,145,001
FNMA POOL #0751341	5.500% 03/01/2034 DD 03/01/04		92,359
FNMA POOL #0752786	6.000% 09/01/2033 DD 03/01/04		136,773
FNMA POOL #0756138	8.500% 11/01/2012 DD 11/01/03		206,507
FNMA POOL #0767378	5.500% 03/01/2034 DD 03/01/04		140,926
FNMA POOL #0768005	4.000% 09/01/2013 DD 01/01/04		635,848
FNMA POOL #0773629	5.500% 04/01/2034 DD 03/01/04		163,151
FNMA POOL #0810896	VAR RT 01/01/2035 DD 12/01/04		764,128
FNMA POOL #0823660	VAR RT 05/01/2035 DD 05/01/05		779,375
FIRST DATA CORP NT	3.900% 10/01/2009 DD 09/16/04		190,312
FIRST HORIZON MTG 04-AR7 2A1	VAR RT 02/25/2035 DD 12/01/04		492,264
FIRST HORIZON MTG P/T 05-AR1	VAR RT 04/25/2035 DD 02/01/05		403,573
FORD CR AUTO OWNER TR 04-A A3	2.930% 03/15/2008 DD 05/25/04		491,249
FORD MTR CR CO GLOBAL LAND SEC	7.375% 10/28/2009 DD 10/28/99		266,061
FORD MTR CR CO GBL LANDMARK	7.375% 02/01/2011 DD 01/30/01		219,140
FORD MTR CR CO GLOBAL SECS	6.500% 01/25/2007 DD 10/25/01		387,000
GMACM MTG LN TR 05-AR3 3A4	VAR RT 06/19/2035 DD 05/01/05		293,613
GNMA POOL #0593677	6.500% 04/15/2023 DD 04/01/03		357,085
GNMA POOL #0515099	7.000% 02/15/2015 DD 02/01/00		105,472
GNMA POOL #0530795	6.500% 01/15/2023 DD 01/01/03		558,950
GNMA POOL #0781570	8.000% 01/15/2016 DD 03/01/03		114,068
GS MTG SECS CORP 04-6F IIIA-4	6.500% 05/25/2034 DD 05/01/04		740,482
GTE CORP	8.750% 11/01/2021 DD 11/01/91		189,221
GS MTG SECS CORP 04-10F CL 2A1	5.000% 08/25/2019 DD 08/01/04		790,393
GNMA POOL #0641437	6.500% 06/15/2020 DD 06/01/05		439,465
GENERAL ELEC CORP MTN #TR00590	3.500% 05/01/2008 DD 05/02/03		194,265
GENERAL ELEC CAP MTN #TR00619	2.800% 01/15/2007 DD 01/13/04		195,906
GENERAL ELEC CAP MTN #TR00635	3.125% 04/01/2009 DD 03/29/04		379,372
GENERAL ELEC CAP MTN #TR 00443	7.375% 01/19/2010 DD 01/19/00		141,740
GENERAL ELEC CAP MTN #TR00482	6.125% 02/22/2011 DD 02/21/01		615,438
GENERAL ELEC CAP MTN TR 00521	5.875% 02/15/2012 DD 02/15/02		990,964
GENERAL MTRS ACCEP CORP GL BD	7.250% 03/02/2011 DD 03/02/01		459,530
GOLDMAN SACHS GROUP INC NT	6.875% 01/15/2011 DD 01/16/01		296,269
GOLDMAN SACHS GROUP INC SR NT	6.600% 01/15/2012 DD 01/10/02		1,192,373
GOLDMAN SACHS GROUP INC SR NT	4.750% 07/15/2013 DD 07/15/03		97,000
GOLDMAN SACHS GROUP INC SR NT	3.875% 01/15/2009 DD 01/13/04		131,055
GNMA GTD REMIC P/T 94-7 PQ	6.500% 10/16/2024 DD 10/01/94		1,040,200
GNMA GTD REMIC TR 2000-6 Z	7.500% 02/20/2030		130,994
GNMA GTD REMIC TR 2000-14 PD	7.000% 02/16/2030		311,433
GNMA GTD REMIC 00-9 CL ZJ	8.500% 02/16/2030 DD 02/01/00		358,852
GNMA GTD REMIC 2000-27 CL Z	7.500% 09/20/2030		133,059
GNMA GTD REMIC P/T 2002-40 UK	6.500% 06/20/2032 DD 06/01/02		526,625
GNMA GTD REMIC P/T 03-52 PA PO	ZEROCPN 06/16/2033 DD 06/01/03		72,168

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
GNMA GTD REMIC P/T 03-24 PO	0.000% 03/16/2033 DD 03/01/03		22,703
GNMA GTD REMIC 03-18 OV	7.000% 10/20/2031 DD 03/01/03		466,165
GNMA GTD REMIC 2002-54 GB	6.500% 08/20/2032 DD 08/01/02		407,092
GNMA GTD REMIC P/T 02-24 AG IO	VAR RT 04/16/2032 DD 04/16/02		23,266
GNMA GTD REMIC P/T 02-31 S IO	VAR RT 01/16/2031 DD 05/16/02		18,914
GNMA GTD REMIC 02-51 SG	VAR RT 04/20/2031 DD 07/20/02		27,419
GNMA GTD REMIC 02-47 PG	6.500% 07/16/2032 DD 07/01/02		512,905
GNMA GTD REMIC P/T 02-79 KV	6.000% 11/20/2013 DD 11/01/02		395,472
GNMA GTD REMIC P/T 03-4 NI	5.500% 01/20/2032 DD 01/01/03		40,013
GNMA GTD REMIC P/T 04-73 AE	VAR RT 08/17/2034 DD 09/17/04		221,844
GREEN TREE FINL 98-3 CTF A5	6.220% 03/01/2030 DD 04/28/98		1,067,541
HSBC FIN CORP NT	6.750% 05/15/2011 DD 05/09/01		268,283
HANCOCK JOHN GBL MTN #TR00046	3.500% 01/30/2009 DD 01/27/04		191,968
HOUSEHOLD FIN CORP NT	6.500% 01/24/2006 DD 01/24/01		100,093
HOUSEHOLD FIN CORP NT	6.375% 10/15/2011 DD 10/23/01		264,258
HOUSEHOLD FIN CORP GLOBAL NT	4.625% 01/15/2008 DD 01/14/03		655,664
HOUSEHOLD FIN CORP	4.750% 05/15/2009 DD 05/26/04		296,718
HSBC AUTO TR SER 2005-1 CL A-4	4.350% 06/18/2012 DD 06/22/05		216,381
INTL LEASE FIN CORP NT	4.500% 05/01/2008 DD 04/29/03		74,243
INTERNATIONAL LEASE FIN CORP	5.875% 05/01/2013 DD 04/29/03		77,613
INTERNATIONAL PAPER CO SR NT	4.250% 01/15/2009 DD 12/15/03		77,341
INTERNATIONAL PAPER CO NT	4.000% 04/01/2010 DD 03/18/04		118,026
KEYCORP MEDIUM TRM SR #SR00090	4.700% 05/21/2009 DD 05/21/04		298,875
KEYSPAN GAS EAST MTN #TR 00001	7.875% 02/01/2010 DD 02/01/00		138,046
LEHMAN BROS HLDGS INC SR NTS	7.200% 08/15/2009 DD 08/19/97		111,068
LEHMAN BROS HLDGS INC NT	7.875% 08/15/2010 DD 08/15/00		78,082
LEHMAN BROS HLDGS INC GBL NT	4.000% 01/22/2008 DD 01/21/03		491,650
LEHMAN BROTHERS HLDGS TR 00387	6.625% 01/18/2012 DD 01/10/02		134,960
LEHMAN BROTHERS MTN # TR 00476	4.800% 03/13/2014 DD 02/25/04		97,485
MBNA CR CARD 03 1 CL C	VAR RT 06/15/2012 DD 02/04/03		105,464
MASTER ASSET SEC TR 03-7 30 PO	0.000% 09/25/2033 DD 07/01/03		62,986
MASTER ASSET SEC TR 03-4 2A2	5.000% 05/25/2018 DD 04/01/03		360,350
MASS MUTUAL GBL MTN #TR00017	3.250% 06/15/2007 DD 12/10/03		156,200
MASSMUTUAL GLOBAL FDG #TR00020	3.500% 03/15/2010 DD 03/15/04		188,624
MASTR ADJ RT MTGS 04-13 2A1	VAR RT 12/21/2034 DD 11/01/04		562,533
MASTR ADJ RATE MTGS 04-13 3A6	VAR RT 11/21/2034 DD 11/01/94		480,960
MASTR ALT LN TR 03-9 P/T 8-A-1	VAR RT 01/25/2034 DD 12/01/03		300,745
MASTR ALT LN TR 04-6 P/T 7-A-1	6.000% 07/25/2034 DD 06/01/04		325,414
MASTR ALTERNATIVE LN 04-1 1A1	4.500% 09/25/2019 DD 09/01/04		417,316
MASTR RESECUR 05-PO 3 PO 144A	0.000% 05/28/2035 DD 07/29/05		698,647
*MELLON FDG CORP GTD SR NT	3.250% 04/01/2009 DD 03/23/04		142,944
MERRILL LYNCH & CO MTN 00355	3.700% 04/21/2008 DD 04/21/03		389,684
MERRILL LYNCH & CO #TR 00394	4.125% 01/15/2009 DD 12/04/03		147,000
MERRILL LYNCH & CO MTN TR00432	5.450% 07/15/2014 DD 07/19/04		101,640
MERRILL LYNCH & CO MTN TR00453	5.000% 01/15/2015 DD 11/22/04		196,585
MERRILL LYNCH MTG 05-MCP1 A-SB	4.674% 05/12/2043 DD 06/01/05		342,101
MONUMENTAL GLOBAL FDG 144A	4.375% 07/30/2009 DD 07/22/04		293,670
MORGAN STANLEY & CO INC SR NT	4.250% 05/15/2010 DD 05/07/03		130,486
MORGAN STANLEY DW & CO GL NT	6.750% 04/15/2011 DD 04/23/01		751,160
MORGAN STANLEY DW & CO NT	6.600% 04/01/2012 DD 04/03/02		321,984
MORGAN STANLEY GLOBAL NT	5.300% 03/01/2013 DD 02/26/03		350,711
MORGAN STANLEY NT	4.000% 01/15/2010 DD 11/12/04		288,561
MORTGAGE IT TR 05-1 CL 1-A-1	VAR RT 02/25/2035 DD 01/19/05		399,083

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
NCNB CORP SUB NT	9.375% 09/15/2009 DD 09/27/89		172,084
NATIONSBANK MTN SR 00109	7.230% 08/15/2012 DD 08/15/97		137,813
NEW YORK LIFE MTN #TR0001 144A	5.375% 09/15/2013 DD 09/10/03		256,718
NEW YORK LIFE GBL MTN #TR00002	3.875% 01/15/2009 DD 01/12/04		97,093
NISSAN AUTO REC 03-B A4	2.050% 03/16/2009 DD 06/17/03		194,548
NORMURA ASSET ACCEP CORP 03-A1	5.500% 05/25/2033 DD 04/01/03		148,005
NOMURA ASSET ACCEP 03-A1 CL A2	6.000% 05/25/2033 DD 04/01/03		76,197
NOMURA ASSET ACCEP CORP 03-A1	7.000% 04/25/2033 DD 04/01/03		34,531
NORWEST FINL INC NTS	6.850% 07/15/2009 DD 07/17/97		121,953
ONYX ACCEP OWNER TR 04-B A-3	3.090% 09/15/2008 DD 05/27/04		271,051
PHH CORP NT	7.125% 03/01/2013 DD 02/19/03		178,575
PSEG PWR LLC SR NT	7.750% 04/15/2011 DD 10/15/01		44,287
PSEG PWR LLC SR NT	3.750% 04/01/2009 DD 03/30/04		90,918
PACIFIC LIFE GBL #SR00001 144A	3.750% 01/15/2009 DD 01/15/04		97,968
POPULAR NORTH AMER INC MTN	4.250% 04/01/2008 DD 03/28/03		98,019
PRINICPAL LIFE #TR 00007 144A	6.250% 02/15/2012 DD 02/20/02		106,218
PRINCIPAL LIFE GLOBAL #TR00025	2.800% 06/26/2008 DD 06/26/03		285,936
PRINCIPAL LIFE INC FDG TR00001	3.200% 04/01/2009 DD 03/29/04		90,111
PROTECTIVE LIFE SECS #TR00002	4.000% 04/01/2011 DD 04/07/04		215,789
PROTECTIVE LIFE SECD #TR00005	4.000% 10/07/2009 DD 10/07/04		292,125
REPUBLIC N Y CORP SUB NT	9.700% 02/01/2009 DD 02/01/89		112,609
RESIDENTIAL ACCREDIT 02 QS16A3	VAR RT 10/25/2017 DD 10/25/02		57,560
RESIDENTIAL ACCREDIT 03 QS3 A2	VAR RT 02/25/2018 DD 02/25/03		78,819
RESIDENTIAL ACCREDIT 03-QS3 A8	VAR RT 02/25/2018 DD 02/25/03		33,932
RESIDENTIAL ACCREDIT 03-QS9 A3	VAR RT 05/25/2018 DD 05/25/03		55,287
RESIDENTIAL ACCREDIT 03-QS14	5.000% 07/25/2018 DD 07/01/03		1,244,641
RESIDENTIAL FDG MTG 03-S12 4A5	4.500% 12/25/2032 DD 05/01/03		193,290
RESIDENTIAL FDG 2005-SA4 IA1	VAR RT 09/25/2035 DD 08/01/05		898,528
ROYAL BK CDA MONTREAL QUE SR	3.875% 05/04/2009 DD 04/29/04		184,330
SALOMON BROS MTG 03-UP2 PO-1	0.000% 12/25/2018 DD 07/01/03		40,324
SALOMON SMITH BARNEY HLDGS NT	6.500% 02/15 /2008 DD 02/06/01		361,701
SPRINT CAP CORP	7.625% 01/30/2011 DD 01/25/01		330,795
SPRINT CAP CORP GTD NT	6.000% 01/15/2007 DD 01/15/02		151,476
STATE STR SUB NT	7.650% 06/15/2010 DD 06/20/00		111,718
TIME WARNER COS INC DEBT 81595	8.110% 08/15/2006 DD 08/15/95		172,922
TIME WARNER COS INC DEBT 81595	8.180% 08/15/2007 DD 08/15/95		261,523
TOYOTA MTR CR CORP NT	2.875% 08/01/2008 DD 07/14/03		95,437
UNION CAMP CORP NOTES	6.500% 11/15/2007 DD 11/15/97		51,078
UNITED MEXICAN STS TR# 00010	6.375% 01/16/2013 DD 01/16/03		85,000
UNITED MEXICAN STS MTN TR00011	6.625% 03/03/2015 DD 03/03/03		271,283
UNITED MEXICAN STS MTN TR00012	4.625% 10/08/2008 DD 04/11/03		123,438
UNITED STS DEPT VET 98-1 2E	7.000% 09/15/2027		400,986
U S DEPT VETERANS 02-3 J	6.000% 04/15/2009 DD 09/01/02		194,304
U S TREASURY BONDS	12.000% 08/15/2013 DD 08/15/83		4,627,604
U S TREASURY BONDS	9.875% 11/15/2015 DD 11/15/85		1,571,972
U S TREASURY NOTES	6.500% 10/15/2006 DD 10/15/96		8,886,719
U S TREASURY NOTES	06.125% 08/15/2007 DD 08/15/97		1,540,313
U S TREASURY NOTES	05.625% 05/15/2008 DD 05/15/98		12,895,125
U S TREASURY NOTES	06.000% 08/15/2009 DD 08/15/99		3,583,821
U S TREASURY NOTES	06.500% 02/15/2010 DD 02/15/00		11,869,715
U S TREASURY NOTES	4.375% 05/15/2007 DD 05/15/02		2,798,600
U S TREASURY NOTES	3.250% 08/15/2008 DD 08/15/03		3,890,400
U S TREASURY NOTES	3.125% 09/15/2008 DD 09/15/03		677,880

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
U S TREASURY NOTES	3.625% 07/15/2009 DD 07/15/04		195,180
U S TREASURY NOTES	3.625% 01/15/2010 DD 01/15/05		145,935
UNITED STATES TREASURY NTS	4.000% 04/15/2010 DD 04/15/05		1,971,600
U S TREAS STRIP GENERIC TINT	0.000% 02/15/2009 DD 02/15/85		218,275
U S TREAS STRIP GENERIC TINT	02/15/2011		3,369,660
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2012 DD 02/15/85		2,700,720
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2013 DD 02/15/85		428,400
U S TREAS STRIP GENERIC TINT	02/15/2014		6,480,240
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2014 DD 02/15/85		204,090
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2008 DD 03/15/85		902,400
U S TREAS STRIP GENERIC TINT	05/15/2009		604,520
U S TREAS STRIP GENERIC TINT	05/15/2011		797,500
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2012 DD 11/15/85		6,492,015
U S TREAS STRIP GENERIC TINT	11/15/2012		4,965,370
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2013 DD 11/15/85		141,120
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2014 DD 11/15/85		369,655
U S TREAS STRIP GENERIC TINT	02/15/2016		792,875
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2016 DD 08/15/87		156,625
U S TREAS STRIP GENERIC TINT	02/15/2023		90,440
VANDERBILT MTG 7 FIN 02 A A2	4.770% 10/07/2014 DD 02/01/02		258,004
VERIZON MD INC DEB SER A	6.125% 03/01/2012 DD 02/25/02		715,309
WAMU MTG PASS THROUGH 03-AR8 A	VAR RT 08/25/2033 DD 07/01/03		70,150
WAMU MTG P/T CTF 04-AR3 A2	VAR RT 06/25/2034 DD 04/01/04		347,486
WAMU MTG P/T 04-S3 MTG 2-A-3	VAR RT 07/25/2034 DD 06/25/04		266,956
WAMU MTG PASSTHRU 05-6 CL 2A4	5.500% 08/25/2035 DD 07/01/05		279,935
WAMU MTG 2003-AR4 CL A-6	VAR RT 05/25/2033 DD 03/01/03		187,526
WAMU MTG PASS THROUGH 03-AR7	VAR RT 08/25/2033 DD 06/01/03		955,050
WFS FINL 2002 3 TR CL A 4	3.500% 02/20/2010 DD 08/15/02		305,983
WFS FINL 2003 2 CL A-3	1.760% 01/21/2008 DD 05/29/03		18,594
WFS FINL 03-2 OWNER TR CL A4	2.410% 12/20/2008 DD 05/29/03		291,573
WFS FINL 03 4 CL A-4	3.150% 05/20/2011 DD 11/25/03		386,140
WFS FINL 2004-1 OWNER TR A3	2.190% 06/20/2008 DD 02/27/04		426,837
WFS FINL 04-2 OWNER TR CL A3	2.850% 09/22/2008 DD 05/27/04		198,478
WACHOVIA BK COML MTG 04-C15 A2	4.039% 10/15/2041 DD 11/01/04		483,070
WACHOVIA CORP 2ND NEW NT	3.625% 02/17/2009 DD 02/06/04		728,220
WACHOVIA CORP 2ND NEW NT	4.875% 02/15/2014 DD 02/06/04		97,859
WASHINGTON MUN INC SUB NT	8.250% 04/01/2010 DD 04/04/00		167,015
WASHINGTON MUT INC SUB NT	4.625% 04/01/2014 DD 03/24/04		376,124
WASHINGTON MUT BK FA #SB00002	5.650% 08/15/2014 DD 08/05/04		253,399
WASHINGTON MUT MTG 03-MS7 CL P	0.000% 03/25/2033 DD 02/01/03		94,809
WASHINGTON MUT MTG 05-2 1-A-4	VAR RT 04/25/2035 DD 03/25/05		15,114
WASHINGTON MUT MTG 05-4 CL CB7	5.500% 06/25/2035 DD 05/01/05		488,230
WELLS FARGO & CO NEW SUB NT	6.375% 08/01/2011 DD 07/31/01		107,187
WELLS FARGO & CO NEW SR NT	5.250% 12/01/2007 DD 05/24/02		252,420
WELLS FARGO & CO NEW SUB NT	4.950% 10/16/2013 DD 10/16/03		248,553
WELLS FARGO & CO NEW NT	3.125% 04/01/2009 DD 03/24/04		208,380
WELLS FARGO & CO NEW NT	4.200% 01/15/2010 DD 12/06/04		121,699
WELLS FARGO MTG BKD 03-K IA2	VAR RT 11/25/2033 DD 10/01/03		486,739
WELLS FARGO MTG BKD 04EE IIIA1	VAR RT 01/25/2035 DD 12/01/04		805,118
WELLS FARGO MTG BKD 04-7 IIA2	5.000% 07/25/2019 DD 06/01/04		329,847
WELLS FARGO MTG BACKED II-A-1	VAR RT 09/25/2034 DD 08/01/04		374,577
WELLS FARGO MTG BKD 2003 17	5.500% 01/25/2034 DD 12/01/03		176,158
WELLS FARGO MTG BKD 04-S A5	VAR RT 09/25/2034 DD 08/01/04		480,825

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
STRUCTURED ADJ RATE MTG LN TR	VAR RT 01/25/2035 DD 12/01/04		877,201
WELLS FARGO MTG 05-AR10 2A4	VAR RT 06/25/2035 DD 05/01/05		260,494
WORLD SVGS BK FSG NT	4.500% 06/15/2009 DD 06/02/04		246,606
XL CAP LTD SR NT	5.250% 09/15/2014 DD 08/23/04		48,805
BGI INT GOVT/CREDIT BOND INDEX	FD F		102,425,252
*MELLON BANK	VAR RT 12/31/2049 DD 08/06/03		2,158,984
HBOS TREASURY PLC DISC	03/14/2006		296,711
SWEDBANK (FOR AB) DISC	02/03/2006		395,691
UBS FIN DEL INC DISC	01/30/2006		394,523
VENEZUELA (REPUBLIC OF)	10.750% 19-SEPT-2013 USD1000		74,040
GAZPROM INTL SA M/BKD	NOW CUSIP NAB04QRC5		160,200
BRAZIL (FED REP OF)	8.875% 14-OCT-2019 USD1000		168,323
GUATEMALA (REP OF) BDS REGS	9.250% 01-AUG-2013		581,250
BRAZIL(FEDERATIVE REPUBLIC)	VAR RT 15-APR-2009		123,077
BRAZIL(FEDERATIVE REPUBLIC)	VAR RT 15-APR-2012 US$250000		2,144,657
ECUADOR REPUBLIC OF BDS	STEP 15-AUG-2030 USD		2,025,000
RUSSIAN FEDERATION BDS REG S	STEP 31-MAR-2030		6,708,625
PETRONAS CAPITAL GTD NTS REGS	7.000% 22-MAY-2012		553,150
PANAMA (REP OF) BDS	9.375% 23-JUL-2012		1,112,925
GAZPROM OAO	9.625% NTS 01-MAR-2013		1,777,671
UKRAINE (REP OF) BDS REG S	7.650% 11-JUN-2013 USD		1,406,080
VENEZUELA REP OF	5.375% 07-AUG-2010 USD		119,725
CHILE REP BD	5.500% BDS 15-JAN-2013		460,937
BRAZIL (FED REP OF) BDS	10.250% 17-JUN-2013		60,275
PIMCO SWAP #20484 CRED DEP	1.480% 10/20/2014 DD 10/08/04		81,225
PIMCO SWAP #23017 CR DEFAULT	SWAP 2.2% MATURITY 06-20-10		38,849
PIMCO SWAP #30467 CRED DEF	SWAP 2.25% MATURITY 09/20/10		(3,441)
PIMCO SWAP #30376 CRED DEF	1.200% 09/20/2008 DD 09/20/05		4,304
PIMCO SWAP #30517 CREDIT	DEFAULT SWAP 2.205 10/21/10		(3,191)
CENT BK OF TUNISIA BDS USD1000	7.375% 25-APR-2012		999,000
BRAZIL FEDERATIVE REP BDS	9.375% 07-APR-2008 USD1000		53,823
BRAZIL FED REP OF BDS	11.000% 17-AUG-2040 USD		4,173,150
BRAZIL FED REP OF BDS	8.875% 15-APR-2024		2,908,750
BRAZIL (FED REP OF)	9.250% 22-OCT-2010		1,120,800
BRAZIL FEDERATIVE (REP OF)	8.250% 20-JAN-2034		159,300
BRAZIL (REF REP OF)	10.500% 14-JUL-2014		24,450
BRAZIL FEDERATIVE REP GBL BD	8.750% 02/04/2025 DD 02/04/05		276,250
BRAZIL FEDERATIVE REP GBL BD	7.875% 03/07/2015 DD 03/07/05		1,837,125
BRAZIL (FEDERATIVE REPUBLIC OF	8.000% BDS 15-JAN-2018 USD1000		369,714
COLOMBIA (REP OF) BD USD1000	10.000% 23-JAN-2012		47,600
COLOMBIA (REP OF) BDS USD1000	10.750% 15-JAN-2013		62,000
COLOMBIA REP BD	10.375% 01/28/2033 DD 01/28/03		250,325
COLOMBIA REP OF NTS	8.250% 22-DEC-2014		555,000
CORPORATION NACIONAL 144A	5.625% 09/21/2035 DD 09/21/05		99,546
EXPORT IMPORT BK CHINA NT 144A	5.250% 07/29/2014 DD 07/29/04		299,985
KT CORP MTN 144A #TR00002	4.875% 07/15/2015 DD 07/15/05		96,296
MEXICO GOVERNMENT OF BDS	8.125% 30-DEC-2019		615,000
MOBILE TELESYSTEMS FIN 144A	8.000% 01/28/2012 DD 01/28/05		102,000
PEMEX PROJECT FDG MTN	8.625% 01-FEB-2022 USD1000		1,863,090
PERU (REP OF) GTD DEB USD	9.125% 21-FEB-2012		1,371,000
REPUBLIC OF PERU BDS	8.750% 21-NOV-2033		56,250
PETROLEUM EXPT LTD CL A-3 144A	5.265% 06/15/2011 DD 07/20/05		99,046
RAS LAFFAN LIQUEFIELD 144A	5.838% 09/30/2027 DD 08/09/05		250,780

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
SOUTH AFRICA (REP OF) NTS	7.375% 25-APR-2012		668,760
SOUTHERN PERU COPPER CORP 144A	7.500% 07/27/2035 DD 07/27/05		199,280
TNB CAP L LTD GTD NT 144A	5.250% 05/05/2015 DD 05/05/05		99,656
TENGIZCHEVROIL FIN CO GTD 144A	6.124% 11/15/2014 DD 11/19/04		101,703
MEXICO (UNITED MEXICAN STATES)	8.300% 15-AUG-2031		1,872,450
MEXICO (UTD MEX ST) NTS	7.500% 14-JAN-2012		919,050
MEXICO (UTD MEX ST) NTS	7.500% 08-APR-2033 USD1000		1,241,153
UNITED MEXICAN STS MTN TR00017	6.750% 09/27/2034 DD 09/27/04		218,750
VENEZUELA REP CNV BDS	9.250% 15-SEPT-2027 USD1000		35,517
VENEZUELA REP NT	10.750% 09/19/2013 DD 03/19/04		1,537,500
VENEZUELA REP OF	9.375% 13-JAN-2034 USD1000		412,773
VIETNAM SOCIALIST REP NT 144A	6.875% 01/15/2016 DD 11/03/05		104,250
*RAYTHEON DEFINED CONTRIBUTIONS	VAR RT 12/31/2049 DD 08/06/03		—
EB MCM INTERMED CORP BD IND FD	EB MCM INTERMED CORP BD IND FD		71,619,812
EB MCM INTERMED GOVT BD IND FD	EB MCM INTERMED GOVT BD IND FD		114,288,988
Chase Manhattan Bank	Syntheic Wrapper		(168,409)
State Street Bank and Trust	Syntheic Wrapper		(203,918)
AIG Financial Products Corp	Syntheic Wrapper		(168,409)
UBS A Act	Syntheic Wrapper		(132,916)
Interest rates ranging from 4.00% to 10.33%	Loan Balance		221,634,119
T. Rowe Price SM Cap Stock	T. Rowe Price SM Cap Stock		112,039,070
Pimco Total Return Inst	Pimco Total Return Inst		136,254,170
TCW Value Opps I	TCW Value Opps I		70,133,176
Oakmark EQ & Inc I	Oakmark EQ & Inc I		91,764,530
AM Cent SM CAP VAL I	AM Cent SM CAP VAL I		110,356,782
Vanguard Morgan Growth ADM	Vanguard Morgan Growth ADM		148,373,584
Vanguard Primecap ADM	Vanguard Primecap ADM		420,498,895
Vanguard Windsor ADM	Vanguard Windsor ADM		171,283,573
Marsico Focus	Marsico Focus		25,838,581
HRTFRD Midcap HLS IA	HRTFRD Midcap HLS IA		94,784,118
MSI Small Co Growth A	MSI Small Co Growth A		44,197,826
Turner Microcap Grth	Turner Microcap Grth		174,083,891
Oakmark Global I	Oakmark Global I		77,878,375
1st Eagle Overseas I	1st Eagle Overseas I		132,475,334
Col/Acron Select Z	Col/Acron Select Z		47,411,121
Evergreen Intl Bond I	Evergreen Intl Bond I		17,285,773
AIM Basic Value Inst	AIM Basic Value Inst		45,554,178
Exclsr Val & Rstg Is	Exclsr Val & Rstg Is		141,228,008
WF C&B Midcap Val S	WF C&B Midcap Val S		26,517,313
*Fidelity	Fidelity Equity Inc		891,433,526
*Fidelity	Fidelity Balanced		534,879,885
*Fidelity	Fidelity Blue Chip		403,636,821
*Fidelity	Fidelity Retire MMKT		427,451,462
*Fidelity	Fid Freedom Income		605,238
*Fidelity	Fid Freedom 2000		713,531
*Fidelity	Fid Freedom 2010		14,810,910
*Fidelity	Fid Freedom 2020		19,274,800
*Fidelity	Fid Freedom 2030		5,732,757
*Fidelity	Fid Freedom 2040		6,253,777
*Fidelity	Fid Freedom 2005		4,106,755
*Fidelity	Fid Freedom 2015		20,034,522
*Fidelity	Fid Freedom 2025		15,610,777
*Fidelity	Fid Freedom 2035		4,988,780

*	Party In Interest

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issuer, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
Hartford Cap App IA	Hartford Cap App IA		106,005,067
HTFD int; Capappr IA	HTFD int; Capappr IA		7,709,147
DSW Core FX Inc Inst	DSW Core FX Inc Inst		14,709,569
*Fidelity	Fidelity STIF		16,198,588
*Fidelity	Fidelity STIF		29,111,378

*	Party In Interest

Note: Cost omitted for participant directed investments because it is not required.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Raytheon Company, the plan administrator of the Raytheon Savings and Investment Plan, has duly caused this report to be signed by the undersigned hereunto duly authorized.

RAYTHEON SAVINGS AND INVESTMENT PLAN

Date: June 29, 2006	By:	/s/ David C. Wajsgras
David C. Wajsgras
Senior Vice President and Chief Financial Officer
Raytheon Company

EXHIBIT INDEX

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm